Exhibit 2.1

Certain schedules in this Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

ASSET PURCHASE AGREEMENT

Dated September 16, 2010

by and among

Autotropolis, Inc.,

Cyber Ventures, Inc.,

William Ferriolo,

Ian Bentley and the Ian Bentley Revocable Trust created U/A/D 3/1/2005,

Autobytel Inc., and

Autobytel Acquisition Subsidiary, Inc.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into as of September 16, 2010, by and among Autotropolis, Inc., a Florida corporation (“Autotropolis”), Cyber Ventures, Inc., a Florida corporation (“Cyber Ventures”), William Ferriolo (“Ferriolo”), Ian Bentley and the Ian Bentley Revocable Trust created U/A/D 3/1/2005  (collectively, “Bentley”), Autobytel Inc., a Delaware corporation (“Autobytel”), and Autobytel Acquisition Subsidiary, Inc., a Delaware corporation (“Purchaser”). Autotropolis and Cyber Ventures are collectively referred to herein as “Sellers” and sometimes each individually as a “Seller;” Ferriolo and Bentley are collectively referred to herein as “Shareholders” and sometimes each individually as a “Shareholder.” Autotropolis, Cyber Ventures, Ferriolo, and Bentley are collectively referred to herein as the “Selling Group” and sometimes each individually as a “Member of the Selling Group.”  Autobytel and Purchaser are collectively referred to herein as the “Purchasing Group” and sometimes each individually as a “Member of the Purchasing Group;” and the Sellers, Shareholders, Purchaser and Autobytel are referred to herein collectively as the “Parties” and sometimes each individually as a “Party.”

BACKGROUND

The Sellers collectively are engaged in the Business. The Shareholders are the sole shareholders and owners of each Seller. Upon the terms and subject to the conditions set forth in this Agreement, Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from Sellers, all of the assets, rights, privileges, interests, and properties owned, leased, used or held for use by Sellers.

In consideration of the mutual representations, warranties, covenants and agreements, and upon the terms and subject to the conditions hereinafter set forth, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND CONVENTIONS

1.1 Certain Definitions.  As used in this Agreement, the following defined terms shall have the meanings ascribed below:

“Accounts Receivable” means all billed and unbilled trade accounts receivable and other rights to receive payments from any Person, and all notes, bonds or other evidences of rights to receive payments from any Person, and all rights, claims or remedies related to any of the foregoing and the full benefit of all security for any of the foregoing, including miscellaneous receivables, credits, rebates, security deposits and the like, and any rights with respect to any third party collection procedures or any other Actions which have been commenced in connection therewith.

“Action” means any complaint, claim, demand, prosecution, indictment, action, litigation, lawsuit, arbitration, proceeding, hearing, inquiry, audit, or investigation (whether civil, criminal, judicial or administrative, and whether formal or informal, and whether public or private) made or brought by any Person or brought or heard by or before any Governmental Body.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Seller; (ii) the issuance, acquisition or transfer of shares of capital stock or other equity securities of any Seller; or (iii) the sale, lease, exchange or other disposition of any properties or assets of any Seller outside the ordinary course of business.

“Affiliate” means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, more than 50% of the voting capital shares or other voting equity interests or securities of such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person.  For the purpose of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement and all Exhibits, Schedules and other attachments hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Assumed Contracts and Liabilities Schedule” means Exhibit A attached hereto.

“Assumption Agreement” means the Assumption Agreement substantially in the form of Exhibit B attached hereto.

“Balance Sheet” means the unaudited balance sheets of the Sellers as at July 31, 2010.

“Bill of Sale” means the Bill of Sale and Assignment substantially in the form of Exhibit C attached hereto.

“Business” means each of the following: (i) generation and sale of Internet purchase request or lead referrals related to automotive industry (including new and used vehicle and financing lead referrals); (ii) development, publishing and licensing of Internet-based automotive consumer content; and (iii) development and provision of vehicle dealer Internet-based products, services and advertising.

“Business Contracts” means the Leases, the IP Contracts, and the other Contracts required to be identified in any Schedule to this Agreement, including in the Disclosure Schedule (and “Business Contract” means any one of them individually).

“Business Day” means any day, other than a Saturday, Sunday, or a day on which banks located in the State of California, USA are authorized or required by Law to close.

“Business Employees” means the full and part-time (if any) employees of Sellers.

“Closing Working Capital” means the Working Capital as of the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law, and the rules and regulations issued by the IRS pursuant thereto or to any successor Law.

“Consent” means any approval, consent, permission, ratification, waiver, or other authorization of any Person (including any Governmental Body).

“Contingent Payments Schedule means Exhibit D attached hereto.

“Contract” means any agreement, contract, obligation, promise, note, bond, mortgage, undertaking, indenture, purchase order, sales order, instrument, lease, franchise, license, permit, understanding, arrangement, commitment or undertaking, whether written or oral, or express or implied, and in each case, including all amendments thereto.

“Convertible Note” means the convertible note substantially in the form of Exhibit E attached hereto.

“DOL” means the United States Department of Labor.

“Disclosure Schedule” means Exhibit F attached hereto.

“EEOC” means the United States Equal Employment Opportunity Commission.

“Employee Benefit Plans” means collectively, all “employee benefit plans” within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, and other employee benefit plans (including health, medical, dental, and similar benefit plans), programs, Contracts and other arrangements, whether or not subject to ERISA, including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise, whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, or any current or former owner, director, officer, or consultant of any Seller or any Predecessor has any present or future right to benefits and which are contributed to, sponsored by or maintained by or for the benefit of any Seller or any of its Affiliates, or (ii) any Seller has or could have any present or future Liability, or (c) the Purchaser or any of its Affiliates could have any Liability after the Closing.

“Encumbrance” means any mortgage, charge, claim, condition, equitable interest, community or other marital property interest, lien, option, pledge, security interest, right of first refusal, right of first option, easement, right-of-way, encroachment, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership and including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction, and including any lien or charge arising by statute or other Laws or which secures the payment of a debt (including any Taxes due and payable) or the performance of an obligation.

“Environment” means all air, surface waters, groundwater, or land, including soil, land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Claim” means any Action, notice or other communication of any kind (whether written or oral) by any Person alleging any violation of any Environmental Laws or any actual or potential Environmental Liabilities.

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental Body, relating to the protection of health or the Environment, or worker health and safety, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Materials, whether now existing or subsequently amended or enacted, including: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Material.

“Environmental Liabilities” means any Liabilities relating to or arising under any Environmental Laws or otherwise relating to the Environment.  Environmental Liabilities include the cost of any Response, Removal, or Remedial Action or any other action, including investigation, reporting or monitoring relating to the Environment.

“Environmental Permit” means any Governmental Authorizations under or in connection with any Environmental Law and includes any and all Orders or Contracts issued or entered into by or with a Governmental Body under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with a Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Excluded Assets Schedule” means Exhibit G attached hereto.

“Federal Funds Rate” means for each day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day by federal funds brokers, computed and released by the Federal Reserve Bank of New York (or any successor).  Any change in the Federal Funds Rate shall be effective immediately without notice or demand of any kind.

“Financial Statements” means (i) the unaudited financial statements of the Sellers consisting of the balance sheets of the Sellers as of December 31 in each of the years 2008 and 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, (ii) unaudited financial statements consisting of the balance sheet of the Sellers as of July 31,  2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the seven (7) month period then ended, and (iii) the Monthly Financial Statements.

“GAAP” means generally accepted accounting principles for financial reporting in the United States as in effect from time to time, applied consistently with past practice.

“Governmental Authorization” means any Consent, permit, license, Order or other authorization issued, granted, given, or otherwise made available by or under the authority, or any requirement, of any Governmental Body or pursuant to any Laws, including Environmental Permits.

“Governmental Body” means any:  (i) nation, state, county, city, town, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; (v) stock exchange or quotation service; (vi) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; (vii) arbitrator or mediator; or (viii) any official or authorized representative of any of the foregoing.

“Hazardous Material” means any waste, substance or material that is classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, medical waste and urea formaldehyde insulation and any other substance or material that is regulated or could result in liability under any Environmental Law.

“Indebtedness” means all (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes or similar instruments, (iii) guarantees of indebtedness of others or other commitments, obligations, or undertakings to pay any obligations of others or to assure any creditor against loss, (iv) obligations upon which interest charges are customarily paid, (v) capitalized lease obligations, (vi) obligations under conditional sale or other title retention agreements, (vii) obligations issued or assumed as the deferred purchase price of property or services, (viii) obligations secured by any Encumbrance on property or assets, and (ix) all accrued and unpaid interest and penalties on any of the foregoing (including prepayment penalties), and all costs, expenses and other charges included in any of the foregoing.

“Indemnification Basket Amount” equals Fifty Thousand Dollars ($50,000.00).
“Indemnification Cap Amount” equals Fourteen Million Dollars ($14,000,000.00).

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and other indications of origin, and all corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iii) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations, and renewals in connection therewith in any jurisdiction; (iv) all mask works and all applications, registrations, and renewals in connection therewith in any jurisdiction; (v) all Trade Secret Information; (vi) all Software; (vii) all websites, website content, and domain names (including registrations thereof); (viii) all other intellectual property and/or proprietary rights; (ix) all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof; and (x) all claims and causes of action for infringement, misappropriation or dilution of any of the foregoing.

“Inventory” means any inventory, including all raw materials, work-in-process, finished goods and products under research and development, and all spare parts and accessories thereto, and all other materials and supplies used, usable or held for use in the production of finished goods, wherever located.

“IRS” means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” (and any derivations thereof) of Sellers or the Shareholders respecting a particular matter shall conclusively be deemed and presumed to include, all facts, circumstances, and conditions known or which should have been known regarding such matter, in each case after due inquiry (including due inquiry of employees of each Seller) to either Shareholder, individually or in the Shareholder’s capacity as an officer, director, employee or shareholder of either Seller.

“Laws” means any federal, state, local, municipal, foreign, international, multinational, or other order, constitution, law, ordinance, principle of common law, regulation, statute, rule, treaty, permit, license, certificate, judgment, Order, decree, award or other decision or requirement of any arbitrator or Governmental Body.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, nature, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Material Adverse Effect” means any material adverse change in, or effect on, (a) the assets, financial condition, results of operations or prospects of any Seller or the Business, or (b) the ability of any Seller to consummate timely the Transactions other than any effect resulting from, relating to or arising out of:  (i) any changes or events affecting the economy in general; provided, such changes do not have a disproportionate impact on any Seller or the Business; (ii) any changes or events affecting the industry and markets in which the Business generally operates; provided, such changes do not have a disproportionate impact on any Seller or the Business.

“Off-the-Shelf Software” means commercially available desktop computer Software licensed non-exclusively under “shrink wrap” or other comparable standard form licenses.

“Opinion of Counsel” means the opinion of Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A., counsel to the Sellers and the Shareholders in the form of Exhibit H attached hereto.

“Order” means any judgment, decision, order, injunction, decree, award, or writ of any Governmental Body.

“Ordinary Course of Business” means an action taken by a Person with respect to the Business that is consistent with past practices of the Business and is similar in nature and magnitude to actions taken in normal day-to-day operations of the Business (including with respect to quantity and frequency) consistent with past practices and was not taken in contemplation of any of the Transactions.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means liens for Taxes not yet due and payable.

“Person” means any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity, or a Governmental Body.

                      “Personal Information” means any financial or other nonpublic personal information about or relating to any individual that is received, generated, collected, or processed by any Seller, regardless of the medium involved (e.g., paper, electronic, video, audio).

“Predecessor” means any Person whose Liabilities, including Tax Liabilities or Environmental Liabilities, have been retained or assumed by any Seller, or to which any Seller is otherwise the successor, either contractually or by operation of Law.

“Purchased Assets Schedule” means Exhibit I attached hereto.

“Purchase Consideration Allocation Schedule means Exhibit J attached hereto.

“Related Party” means (i) any Seller, (ii) any former holder of any securities of any Seller, (iii) any current or former director, manager, officer, employee or shareholder of any Seller, (iv) any partner or joint venturer of any Seller; (v) any Person related by blood, marriage or adoption to any Person referenced in the foregoing clauses (i)-(iv), (vi) any trustee or beneficiary of any trust established by any Person referenced in the foregoing clauses (i)-(v) or of which any Person referenced in the foregoing clauses (i)-(v) is a beneficiary, or (vii) any Affiliate of any of the foregoing.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

“Response,” “Removal,” and “Remedial Action” have the meanings ascribed to them in Sections 101(23)-101(25) of the CERCLA.

“Shareholder Agreement” means the Shareholder Agreement substantially in the form of Exhibit K attached hereto.

“Software” means all computer software and subsequent versions thereof, including source, object, executable, or binary codes, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Tangible Personal Property” means any machinery, equipment, computers, furniture, tools, supplies, Inventory, motor vehicles, and other tangible personal property, including all attachments and accessories to, and replacements of, any of the foregoing (and any parts or components thereof), and all express or implied warranties of, and rights against all, manufacturers, suppliers, sellers, lessors or licensors of any of the foregoing (or any parts or components thereof).

“Target Closing Working Capital” means a Working Capital of $455,000.00 as of the Closing Date.

                          “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, occupation, sales, use, excise, severance, stamp, occupancy, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, net proceeds, transfer, withholding, social security or similar, unemployment, disability, greenmail, real and personal property (tangible and intangible), production, escheat, registration, value added, alternative or add-on minimum, estimated or other similar taxes, or other tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, imposed by any Tax Authority, together with any interest, penalties or additions to tax relating thereto, and including an obligation to indemnify or assume or otherwise succeed to or otherwise be liable for the tax liability of any other Person (including any Predecessor) as a transferee or successor or otherwise.

“Tax Authority” means any branch, office, department, agency, instrumentality, court, tribunal, officer, employee, designee, representative, or other Person that is acting for, on behalf or as a part of any Governmental Body that is engaged in or has any power, duty, responsibility or obligation relating to the legislation, promulgation, interpretation, enforcement, regulation, monitoring, supervision or collection of or any other activity relating to any Tax or Tax Return.

“Tax Proceeding” means any audit, examination, review, reassessment, litigation or other administrative or judicial proceeding or other Action relating to any Tax for which any Seller is (or is asserted to be) or may be liable.

“Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any attachment or amendment to any of the  foregoing (including any consolidated, combined or unitary return) submitted or required to be submitted to any Tax Authority and any claims for refund of Taxes paid.

“Trade Secret Information” means know-how, trade secrets, confidential information, customer lists, data, databases and technical information and all rights in, arising out of or associated therewith.

“Transaction Documents” means this Agreement, the Bill of Sale, the IP Assignment and any other Transfer Documents, the Assumption Agreement, and the other agreements, certificates, documents or instruments contemplated by and executed pursuant to or in connection with this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Warrant” means the Warrant substantially in the form of Exhibit L attached hereto.

“Working Capital” means the result of subtracting the aggregate amount of the current Liabilities of the Business as of the Closing Date (as of immediately before the Closing) that are included in the Assumed Liabilities from the aggregate amount of the current assets of the Business as of the Closing Date that are included in the Purchased Assets, all on a consolidated basis for the Sellers and as determined in accordance with Section 2.9 and the Working Capital Schedule.

“Working Capital Schedule” means Exhibit M attached hereto, which exhibit contains the calculation of the Target Closing Working Capital and the rules pursuant to which the Closing Working Capital shall be determined and calculated.

1.2 Other Definitions.  In addition to terms otherwise defined in this Agreement, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“Agreed Upon Employment Documents”	6.16
“Applicable Accounting Principles”	2.9(a)
“Assumed Liabilities”	2.4
“Assumption Agreement”	2.4
“Autobytel SEC Documents”	4.4
“Base Purchase Price”	2.5(a)
“Bill of Sale”	2.1(c)
“Business IP”	3.16(b)
“Business Records”	2.1(a)(ix)
“Business Relationships”	2.1(a)(viii)
“Closing”	2.8
“Closing Balance Sheet”	2.9(a)
“Closing Date”	2.8
“Closing Payment”	2.5(a)
“Closing Working Capital Statement”	2.9(a)
“COBRA”	3.20(e)
“Compliance Policies”	3.8(d)
“Confidential Material”	5.8(a)
“Contingent Payment” or “Contingent Payments”	Schedule 2.5
“Damages”	8.1
“Dispute Notice”	2.9(b)
“Disputed Item”	2.9(b)
“Effective Time”	2.8
“Encumbrance Termination Documents”	5.14
“Excluded Assets”	2.2
“Excluded Contracts”	2.2(f)
“Excluded Liabilities”	2.3
“Final Closing Working Capital Statement”	2.9(d)
“Final Closing Working Capital”	2.9(e)
“HIPAA”	3.20(f)
“Indemnification Period”	8.5(c)
“Indemnified Party”	8.3
“Indemnifying Party”	8.3
“Independent Accountant”	2.9(d)
“IP Assignment”	2.1(c)
“IP Assignments To Sellers”	5.20
“IP Contracts”	3.16(c)
“Leases”	3.14(a)
“Licensed IP”	3.16(b)
“Material Business Relationships”	3.18(a)
“Material Suppliers”	3.18(b)
“Monthly Financial Statements”	5.5
“Names”	2.1(a)(xvi)
“Nonassignable Contract”	2.1(b)
“Owned IP”	3.16(a)
“Party” or “Parties”	Preamble
“Payoff Letters”	2.5(d)
“Performance Period” or “Performance Periods”	Schedule 2.5
“Policy” or “Policies”	3.22(a)
“Powers of Attorney”	5.15(c)
“Products”	3.16(i)
“Purchase Consideration”	2.5(a)
“Purchase Consideration Allocation”	2.10
“Purchased Accounts Receivable”	2.1(a)(i)
“Purchased Assets”	2.1(a)
“Purchased Inventory”	3.15(d)
“Purchaser”	Preamble
“Purchaser Indemnitees”	8.1
“Real Property”	2.1(a)(v)
“Receipts”	5.18
“Related Party Contract”	3.24
“Required Consents”	6.4
“Required IP Assignments”	6.6
“Resolution Period”	2.9(c)
“Restricted Period”	5.8(c)
“Revenue”	Schedule 2.5
“SEC”	4.4
“Second Contingent Payment”	Schedule 2.5
“Second Performance Period”	Schedule 2.5
“Second Target”	Schedule 2.5
“Seller” or “Sellers”	Preamble
“Seller Allocation”	2.10
“Seller Authorizations”	3.8(b)
“Seller Corporate Consents”	5.6
“Seller Indemnitees”	8.2
“Services”	3.16(i)
“Tax Clearance Certificates”	5.13(c)
“Transfer Documents”	2.1(c)
“Transferred Employees”	5.1(a)
“Uncollected Amount”	5.11(c)
“Uncollected Receivables”	5.11(c)
“Unresolved Items”	2.9(d)

1.3 Exhibits. The following Exhibits attached hereto are incorporated herein by reference.

Exhibit Description	Exhibit Designation

Assumed Contracts and Liabilities Schedule	A
Assumption Agreement	B
Bill of Sale and Assignment	C
Contingent Payments Schedule	D
Convertible Note	E
Disclosure Schedule	F
Excluded Assets Schedule	G
Opinion of Counsel	H
Purchased Assets Schedule	I
Purchase Consideration Allocation Schedule	J
Shareholder Agreement	K
Warrant	L
Working Capital Schedule	M
IP Assignment	N

Construction.

(a) Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular as well as the masculine, feminine and neuter genders, (ii) the terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “or” shall be inclusive and not exclusive, (iv) all references to Articles, Sections, subsections, preambles or recitals, refer to the Articles, Sections, subsections, preamble and recitals of this Agreement, and all references to Schedules refer to the Schedules attached to this Agreement or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (v) the terms “hereunder,” “hereof,” “hereto,”  and words of similar import shall unless otherwise stated be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vi) all references to any period of days shall be deemed to be the relevant number of calendar days, (vii) the terms “dollars” or “$” means United States dollars, (viii) the term “cash” means dollars in immediately available funds, (ix) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified through the date hereof in accordance with the terms thereof and includes all addenda, exhibits and disclosure schedules thereto, (x) any reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and (xi) any reference to any Governmental Body includes any designee thereof or successor thereto.  Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The Parties have jointly participated in the negotiating and drafting of the Transaction Documents.  In the event that an ambiguity or a question of intent or interpretation arises, the Transaction Documents shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of the Transaction Documents.

(c) The Parties intend that each representation, warranty, and covenant contained in this Agreement shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained in this Agreement in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

ARTICLE 2

TERMS OF PURCHASE AND SALE

2.1 Purchased Assets.

(a) Subject to the terms and conditions of, and on the basis of, in reliance upon the covenants, agreements, representations, and warranties set forth herein, at the

(b) Closing, and effective as of the Effective Time, Sellers shall sell, transfer, convey, assign and deliver to the Purchaser (or at the Purchaser’s option, to the Purchaser’s designated Affiliate), and the Purchaser (or its designated Affiliate) shall purchase and acquire from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of the assets, rights, privileges, interests, and properties, of every type and description, owned, leased, used, useable or held for use by Sellers, or by Shareholders in connection with the Business, other than the Excluded Assets (collectively, the “Purchased Assets”), including the following:

(i) all current assets of Sellers, including all Accounts Receivable of each Seller (“Purchased Accounts Receivable”), but excluding current assets included in the Excluded Assets;

(ii) all Tangible Personal Property owned, leased, licensed, used, useable or held for use by each Seller, wherever located, and whether or not carried on the books of a Seller;

(iii) all work in process of whatever nature;

(iv) all Business IP;

(v) all rights, title and interests of each Seller in and to the land, buildings, and facilities, and the improvements and fixtures attached or appurtenant thereto, and all easements, licenses, rights and appurtenances relating thereto, identified in the Purchased Assets Schedule (“Real Property”);

(vi) all keys to buildings, offices, security codes, passwords, and identification numbers pertaining to the operation of the Real Property;

(vii) all Contracts to which any Seller is a party and which relate to the Business or any Purchased Assets, including all Contracts with Business Relationships or vendors or suppliers of goods or services to or for the benefit of the Business, the IP Contracts, and all other Contracts pursuant to which any Seller acquired or otherwise derives any rights or entitlements with respect to the Business or any Purchased Assets, including all confidentiality, non-competition, non-solicitation and similar Contracts;

(viii) all accounts and relationships with any Persons who pay any Seller, or from whom any Seller derives, any revenues and other Persons having business dealings with any Seller (“Business Relationships”);

(ix) all books, records, data and information, in any form, related to or concerning the Business, the Business Employees, the Purchased Assets, or the Assumed Liabilities, whether or not in the possession of a Seller, including all lists of current and prospective Business Relationships, all supplier and vendor lists, records, files and information, service and warranty records, equipment logs, operating guides and manuals, personnel records and files of or relating to Business Employees hired by the Purchaser, marketing and promotional materials used in the Business, whether in electronic or paper form, including advertising materials, product data, price lists, sales materials, scientific and

(x) commercial publications, market research and other materials associated with the Business (collectively, the “Business Records”).

(xi) all Governmental Authorizations required to conduct the Business, to the extent transferable;

(xii) all prepaid expenses and deposits paid by or to each Seller, including all advances made by a Seller to any Person, and all other prepaid items, credits, and discounts for or toward the purchase of goods, services, or Inventory.

(xiii) all telephone and fax numbers;

(xiv) all goodwill and going concern value of and related to the Business;

(xv) all bank accounts, trust accounts, suspense accounts or similar accounts, and safe deposit boxes of each Seller, other than those bank accounts listed on the Excluded Assets Schedule;

(xvi) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities;

(xvii) the corporate name of each Seller and any other names under which any Seller conducts the Business (collectively, the “Names”).

(xviii) all rights, claims, credits, causes of action, rights to indemnification and contribution or rights of set-off of each Seller against third parties, whether choate or inchoate, known or unknown, contingent or non-contingent; and

(xix) all express or implied warranties of manufacturers, sellers, or lessors of any Purchased Assets and all other warranties and guaranties for the benefit of each Seller.

(c) If any Contracts included in the Purchased Assets may not be transferred without the Consent of any Person, or if such transfer or attempted transfer, absent the Consent of a Person, would constitute a breach thereof or a violation of any Law or Governmental Authorization, or cause or permit the loss or waiver of any right or entitlement thereunder, or cause or permit the termination thereof or any change in the terms thereof (each, a “Nonassignable Contract”), then Sellers shall, at their own expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the issuance of, any such Consent) and without any amendments to or changes in the terms of (or any of the respective rights and obligations of the parties under) any Nonassignable Contract (except as expressly permitted or required under this Agreement or consented to by the Purchaser in writing), obtain all such Consents before the Closing.   If any Consent to a Nonassignable Contract is not obtained before the Closing, then Sellers shall, after the Closing (a) obtain such Consent as soon as possible after the Closing at their sole cost and expense (including payment of any fees and costs imposed in connection with the request for, or as a condition to the issuance of, any such Consent) and without any amendments to or changes in the terms of (or any of the respective rights and obligations of the parties under) any Nonassignable Contract,

(d) and cooperate with the Purchaser in endeavoring to obtain, such Consent at no out-of-pocket cost or expense to the Purchaser, and (b) if and for so long after the Closing as such Consent has not been obtained, cooperate with the Purchaser in any arrangement proposed by the Purchaser in good faith that is designed to provide for the Purchaser the material benefits (including all economic benefits), claims, and rights under any such Nonassignable Contract, including the enforcement for the benefit of the Purchaser of any and all rights of any Seller against any other party thereto.  In obtaining any Consent with respect to any Nonassignable Contract, no Seller will agree to or permit any amendments or changes to any of the terms of (or any of the respective rights and obligations of the parties under) any Nonassignable Contract without the consent of the Purchaser.  Notwithstanding the foregoing, only the Required Consents shall be a condition to the Closing, provided that Sellers shall use commercially reasonably efforts to obtain all Consents to Nonassignable Contracts before the Closing, and provided further that Sellers shall be and remain obligated to obtain after the Closing as provided in this Section 2.1(b) any such Consents that are not obtained before the Closing.

(e) At the Closing, Sellers shall, and shall cause each other to, execute and deliver to the Purchaser a Bill of Sale and Assignment (“Bill of Sale”), substantially in the form of Exhibit A attached hereto, and an Intellectual Property Assignment (“IP Assignment”) substantially in the form of Exhibit N attached hereto, pursuant to which each Seller will transfer to the Purchaser all of the Purchased Assets free and clear of all Encumbrances other than Permitted Encumbrances, and such other deeds, agreements and instruments of sale, assignment and transfer, each in form and substance mutually satisfactory to the Purchaser and Sellers, as the Purchaser deems necessary or appropriate to transfer good, valid and marketable title to the Purchased Assets from each Seller to the Purchaser free and clear of all Encumbrances other than Permitted Encumbrances (collectively with the Bill of Sale and the IP Assignment, the “Transfer Documents”).

2.2 Excluded Assets.  Notwithstanding anything in this Agreement to the contrary, the following assets and properties of Sellers (collectively, the “Excluded Assets”) shall be excluded from and shall not constitute Purchased Assets:

(a) All cash and cash equivalents of the Sellers;

(b) Tax Returns and Tax records of each Seller and the corporate seal, minute books, stock books and other records having to do with the corporate organization and capitalization of each Seller;

(c) all rights of Sellers under this Agreement, including the consideration delivered to Sellers by the Purchaser for the Purchased Assets;

(d) all Employee Benefit Plans and all amounts held or invested by any Seller in connection therewith, other than key man life insurance policies on the lives of the Shareholders;

(e) the Contracts set forth in the Excluded Assets Schedule (the “Excluded Contracts”); and

(f) all other assets, properties, and rights of each Seller set forth in the Excluded Assets Schedule.

2.3 No Liabilities Assumed.  Except as otherwise expressly provided in Section 2.4 hereof with respect to the Assumed Liabilities, regardless of any disclosures made in any Transaction Documents or otherwise to the Purchaser, Purchaser and Autobytel do not agree to, and shall not, assume or in any way be liable or responsible for any Liabilities of Sellers, Shareholders or any Predecessors or Affiliates of Sellers or Shareholders, or with respect to the Business or any Business Employees, whether or not related to the Purchased Assets, including: (i) any Liabilities with respect to Taxes, whether now or hereafter existing; (ii) any Liabilities to current or former employees, including Liabilities under any Contracts with any such current or former employees, and Liabilities for compensation or severance payable to any such current or former employees; (iii) any trade accounts payable and other Liabilities arising out of or relating to the Purchased Assets or the conduct of the Business before the Closing, other than the accounts payable that are included in the Working Capital Schedule; (iv) any Liabilities with respect to any Actions or threatened Actions arising out of or based on events, occurrences, facts, acts, omissions or circumstances existing or occurring, or relating to periods, before the Closing or the conduct of the Business before the Closing, even if such Action or threatened Action is disclosed as an exception in the Disclosure Schedule; (v) any Liabilities arising out of the operations and business of any Seller or its Predecessors or Affiliates before or after the Closing, other than Liabilities that are included in the Working Capital Schedule; (vi) any Liabilities arising from or in connection with or relating to any Excluded Assets; (vii) any Liabilities with respect to any Indebtedness, other than Liabilities that are included in the Working Capital Schedule; (viii) any Environmental Liabilities; (ix) any Liabilities resulting from any Seller entering into and performing its obligations in connection with, or consummating, the Transactions; (x) any Liabilities arising out of or in connection with any Employee Benefit Plans, including any failure to comply with applicable Laws with respect thereto or the governing documents thereof; (xi) any Liabilities arising out of or relating to any failure to obtain a Consent under a Nonassignable Contract before the Closing; (xii) any Liabilities for defective goods or services sold on or before the Closing Date or for damage or injury to person or property which arise out of or relate to occurrences, events, facts or circumstances that existed or occurred on or before the Closing Date; (xiii) any Liabilities to any current or former holders of any securities of any Seller or any Affiliates of any Seller (including any holders of any preferred stock of any Seller, and any holders of options or warrants to acquire securities of any Seller), including Liabilities to pay dividends, whether or not arising out of or relating to the Transactions; and (xiv) any Liabilities for severance or other obligations to Business Employees (collectively, the “Excluded Liabilities”).  Sellers shall pay, perform, and discharge or otherwise satisfy when due each and every Excluded Liability, and shall be solely liable and responsible therefor.

2.4 Assumed Liabilities.  At the Closing, and effective as of the Effective Time, the Purchaser shall execute and deliver to Sellers the Assumption Agreement  pursuant to which the Purchaser shall assume only (i) the obligations of each Seller to perform its obligations which arise after the Closing Date under the Contracts included in the Purchased Assets, but expressly not including any Liabilities, whenever arising or asserted, which relate to or arise out of any breach or violation of any Contract, or any default or failure to perform under any Contract prior to the Effective Time; (ii) any Liabilities incurred outside the ordinary course of business; and (iii) the other Liabilities of Sellers set forth in the Assumed Contracts and Liabilities Schedule (collectively, the “Assumed Liabilities”).  All Liabilities of

2.5 Sellers (including their Predecessors) which are not expressly included in the Assumed Liabilities shall be Excluded Liabilities.  EXCEPT FOR THE ASSUMED LIABILITIES, THE PURCHASER AND AUTOBYTEL DO NOT AGREE TO AND SHALL NOT ASSUME, OR AGREE TO PAY, DISCHARGE OR PERFORM, AS THE CASE MAY BE, BY VIRTUE OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS OR BY VIRTUE OF ANY OTHER REASON, AND THE PURCHASER SHALL HAVE NO LIABILITY FOR, ANY OBLIGATIONS OR LIABILITIES OF SELLERS, SHAREHOLDERS OR ANY OF THEIR PREDECESSORS OR AFFILIATES OF ANY KIND, CHARACTER OR DESCRIPTION WHATSOEVER, ALL OF WHICH SHALL BE AND REMAIN THE LIABILITIES OF SELLERS, SHAREHOLDERS, AND THEIR AFFILIATES AND PREDECESSORS, AS APPLICABLE.

2.6 Purchase Consideration.

(a) The consideration to be paid to Sellers for the Purchased Assets (“Purchase Consideration”) shall consist of the following components:

(i) cash in the amount of Nine Million Dollars ($9,000,000.00) (“Cash Component” or “Closing Payment”);

(ii) the aggregate amount of the contingent payments, if any, paid pursuant to and in accordance with the Contingent Payments Schedule, such Contingent Payments not to exceed One Million Dollars ($1,000,000.00) (“Contingent Payments”);

(iii) the convertible debt in the amount of Five Million Dollars ($5,000,000.00) (“Convertible Debt”), represented by the Convertible Note; plus

(iv) the Warrant to purchase up to Two Million (2,000,000) shares of Common Stock, $.001 par value, of Autobytel (“Warrant”).

(b) The Parties acknowledge and agree that the Purchase Consideration represents fair consideration and reasonable equivalent value for the Purchased Assets, and the covenants and agreements set forth in this Agreement and the other Transaction Documents, which consideration was agreed upon as a result of arms length, good-faith negotiations among the Parties and their respective representatives.

(c) At least five (5) Business Days prior to the Closing Date, the Sellers shall deliver to the Purchaser payoff letters or similar written instructions, in form and substance reasonably acceptable to the Purchaser, for the repayment in full of all Indebtedness of the Sellers as of the Closing Date which is secured by or creates any Liens on the Purchased Assets (“Payoff Letters”), which Payoff Letters shall provide the amount necessary to pay off such Indebtedness in full on the expected Closing Date, and a per diem rate for payment in full of such Indebtedness after the expected Closing Date.

(d) [Section 2.6 Intentionally Left Blank]

2.7 Payment of the Closing Payment.  At the Closing, the Purchaser shall pay, and Sellers agree and consent to the payment of, the Closing Payment by wire transfer of immediately available funds to Sellers or their designees (including the creditors identified in the Payoff Letters) in accordance with the written instructions of the Sellers delivered to the Purchaser at least five (5) Business Days prior to the Closing Date, which written instructions shall provide the identity of each payee, the amounts to be paid to such payee, the instructions for making payment to such payee and such other information as the Purchaser reasonably requests.

2.8 The Closing.  Unless this Agreement is terminated in accordance with Article 9, the closing of the Transactions (“Closing”) will take place commencing at 10:00 a.m. on the second Business Day following the date that all of the conditions to Closing set forth in Articles 6 and 7 have been satisfied (or waived), or at such other date and time as the Purchaser and Sellers mutually agree, with an anticipation by the Parties that the Closing will occur on or before September 15, 2010.  The actual date of the Closing is referred to as the “Closing Date.”  The Closing of the Transactions shall be effective for all purposes as of 12:01 a.m. Eastern Time on the day immediately following the Closing Date (“Effective Time”).  At the Closing:

(a) Sellers shall deliver to the Purchaser, the Bill of Sale, IP Assignment and the other Transfer Documents, duly executed by each Seller;

(b) the Purchaser shall deliver to Sellers the Assumption Agreement duly executed by the Purchaser;

(c) the Purchaser and each Seller shall, as applicable, execute and deliver the agreements, certificates, documents and instruments required to be executed and/or delivered by any such Party pursuant to Articles 6 and 7; and

(d) the Purchaser shall pay and disburse the Closing Payment in accordance with Section 2.7.

2.9 Closing Working Capital Adjustment.

(a) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to Sellers a statement (“Closing Working Capital Statement”) consisting of an internally prepared unaudited consolidated balance sheet of the Sellers as of the Closing Date  (“Closing Balance Sheet”) and a good faith calculation of the Closing Working Capital, in each case, prepared in good faith in accordance with the accounting principles, practices, methodologies and other procedures set forth in the Working Capital Schedule (“Applicable Accounting Principles”).

(b) The Closing Working Capital Statement shall become final, binding and conclusive upon, and non-appealable by, the Parties on the thirtieth day after the receipt by Sellers of the Closing Working Capital Statement, unless before such thirtieth day Sellers, reasonably and in good faith, deliver to the Purchaser a written notice (“Dispute Notice”) stating that Sellers believe the Closing Working Capital Statement contains mathematical

(c) errors or the Closing Balance Sheet was not prepared in accordance with the Applicable Accounting Principles, and specifying in reasonable detail each item that Sellers dispute (each, a “Disputed Item”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions.  Sellers shall not challenge the Closing Working Capital Statement on any other basis, and Sellers shall be deemed to have finally and conclusively agreed with all other items and amounts contained in the Closing Working Capital Statement.

(d) If Sellers deliver a Dispute Notice before the thirtieth day after Sellers’ receipt of the Closing Working Capital Statement, then the Parties shall seek in good faith to resolve the Disputed Items during the fifteen-day period beginning on the date the Purchaser receives the Dispute Notice (“Resolution Period”).  If the Parties reach agreement with respect to any Disputed Items, the Purchaser shall revise the Closing Working Capital Statement to reflect such agreement and the Closing Working Capital Statement, as so revised, shall become final, binding and conclusive upon, and non-appealable by, the Parties, except to the extent of any Unresolved Items.

(e) If the Parties are unable to resolve all of the Disputed Items during the Resolution Period, then the Parties shall jointly engage and submit the unresolved Disputed Items (“Unresolved Items”) to Deloitte LLP (“Independent Accountant”), provided that if the Independent Accountant does not accept such appointment within ten days after the end of the Resolution Period, then any Party may request the American Arbitration Association to appoint as the Independent Accountant a partner in the Orange County, California office of a nationally recognized independent registered public accounting firm that has not had a material relationship with the Purchaser (or its Affiliates) or any Seller (or its Affiliates) within the preceding two years, and such appointment shall be final, binding and conclusive on, and non-appealable by, the Parties.  The Independent Accountant shall act as an arbitrator to determine, based solely on written submissions by the Purchaser and Sellers and not by independent review, only the Unresolved Items still in dispute and shall be limited to those adjustments, if any, required to be made for the Closing Working Capital Statement to comply with the provisions of this Agreement (and the Independent Accountant may not ascribe to any item a value greater than the greatest value ascribed by the Purchaser, on the one hand, or Sellers, on the other hand, or less than the lowest value ascribed by the Purchaser, on the one hand, or Sellers, on the other hand).  The Parties shall use commercially reasonable efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within thirty days after such items are submitted for review.  The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 2.9(d) and the Applicable Accounting Principles, and in no event shall the Independent Accountant’s determination of the Unresolved Items be for an amount that is outside the range of the Purchaser’s and Sellers’ disagreement.  Each Party shall use commercially reasonable efforts to furnish to the Independent Accountant such work papers and other documents and information pertaining to the Unresolved Items as the Independent Accountant may reasonably request.  The determination of the Independent Accountant shall be final, binding and conclusive upon, and non-appealable by, the Parties absent manifest error, and the Purchaser shall revise the Closing Working Capital Statement (including the Closing Balance Sheet) to reflect such determination upon receipt thereof.  The fees, expenses and costs of the Independent Accountant shall be allocated between the Purchaser, on the one hand, and Sellers, on the other hand, as follows:  Sellers shall pay a portion of such fees and expenses, the amount of which shall be calculated by multiplying the total amount of such fees

(f) and expenses by a fraction, the numerator of which is the aggregate amount of the Unresolved Items submitted to the Independent Accountant that are resolved in favor of the Purchaser, and the denominator of which is the total amount of the Unresolved Items submitted to the Independent Accountant (as determined by the Independent Accountant).  The Purchaser shall pay the portion of the fees and expenses of the Independent Accountant that Sellers are not required to pay hereunder.  The Closing Working Capital Statement, as it is finally determined and revised pursuant to Section 2.9(b), (c) and/or (d) is referred to herein as the “Final Closing Working Capital Statement.”

(g) If the amount of the Closing Working Capital shown in the Final Closing Working Capital Statement (“Final Closing Working Capital”) is:

(i) greater than the amount of the Target Closing Working Capital, the Purchaser shall pay or cause to be paid to Sellers an aggregate dollar amount equal to the amount by which the amount of the Final Closing Working Capital exceeds the amount of the Target Closing Working Capital, plus interest on such amount at the Federal Funds Rate from the Closing Date through the date of payment; or

(ii) less than the amount of the Target Closing Working Capital, the Selling Group shall pay or cause to be paid to the Purchaser an aggregate dollar amount equal to the amount by which the amount of the Final Closing Working Capital is less than the amount of the Target Closing Working Capital, plus interest on such amount at the Federal Funds Rate from the Closing Date through the date of payment; at the election of Autobytel, Autobytel may elect to offset the amount due (including the interest amount) to Purchaser against the principal amount of the Convertible Note; or

(iii) the same as the amount of the Targeted Closing Working Capital, there shall be no adjustment to the Purchase Consideration.

(h) Any amounts to be paid to a Party pursuant to this Section 2.9 shall be paid on or before the fifth Business Day after the Independent Accountant’s determination is delivered to both the Purchaser and Sellers, by wire transfer of immediately available funds to an account or accounts specified by the applicable payee(s) in writing to the payor(s), or by check if no such instructions are provided before such fifth Business Day.  If Sellers are the payees, any amounts payable pursuant to this Section 2.9 shall be allocated among them in accordance with Seller Allocation.

2.10 Allocation of Purchase Consideration.  The Purchase Consideration shall be allocated among Sellers and among the Purchased Assets, the Assumed Liabilities and the restrictive covenants set forth in Section 5.8 as reasonably determined by the Purchaser after the Final Closing Working Capital is determined and Purchaser has obtained an independent third party valuation of the Purchased Assets, the Assumed Liabilities and the restrictive covenants set forth in Section 5.8 (“Purchase Consideration Allocation”). The Purchase Consideration Allocation Schedule attached to this Agreement at the time of signing of this Agreement is provided solely for purposes of illustration and estimation of the Purchase Consideration Allocation, which illustration and estimation is not binding on the Parties. The Purchaser shall advise Sellers in writing of the Purchase Consideration Allocation within 30 days after the Final Closing Working Capital is determined and the foregoing independent third party valuation is completed.  Unless Sellers notify the Purchaser in writing of their reasonable good faith objections to the Purchase Consideration Allocation within 15 days after the delivery thereof by the Purchaser, the Purchase Consideration Allocation furnished by Purchaser shall be final and binding on, and non-appealable by, the Parties.  Any disputes regarding the Purchase Consideration Allocation which are not resolved by the Parties within 30 days shall be submitted to the Independent Accountant for resolution (in accordance with and subject to the same terms as set forth in Section 2.9(d) with respect to resolution of Unresolved Items) and the Independent Accountant’s determination shall be final and binding on, and non-appealable by, the Parties.  Sellers and the Purchaser shall prepare Internal Revenue Service Form 8594 for the taxable year that includes the Closing Date in accordance with the requirements of Section 1060 of the Code and the Purchase Price Allocation, and shall timely file or cause to be timely filed with the IRS such Form 8594.  Sellers and the Purchaser shall prepare their respective federal, state, and local tax returns and reports employing the Purchase Consideration Allocation and shall not take a position in any Tax Proceeding or otherwise that is inconsistent with the Purchase Consideration Allocation, except that nothing contained in this Agreement shall require any Seller or the Purchaser to contest, beyond the exhaustion of its administrative remedies before any Tax Authority, and Sellers and the Purchaser shall not be required to litigate before any court, including the United States Tax Court, any proposed deficiency or adjustment by any Tax Authority that challenges the Purchase Consideration Allocation.  Sellers and the Purchaser shall give prompt notice to each other of the commencement of any Tax Proceeding or the assertion of any proposed deficiency or adjustment by any Tax Authority that challenges the Purchase Consideration Allocation.

2.11 Transfer Taxes and Fees.  The Selling Group  shall be responsible for and shall timely pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions, including with respect to the transfer of the Purchased Assets and Assumed Liabilities, and the Selling Group will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

2.12 Withholding Tax.  The Purchaser shall be entitled to deduct and withhold from the Purchase Consideration and from any other payments payable to any Seller hereunder, all Taxes that the Purchaser may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.

2.13 Further Assurances.  From time to time after the Closing, as and when requested by any Party, and at such requesting Party’s expense (except to the extent this Agreement otherwise imposes the expense with respect to a matter on such Party), any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and give effect to the Transactions, including further actions as the Purchaser may reasonably deem necessary to transfer or confirm the transfer of, or vest or confirm the vesting of, title to any and all Purchased Assets in the Purchaser.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE
SELLING GROUP

Sellers and Shareholders hereby jointly and severally represent and warrant to the Purchaser, that, except as set forth on the Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, knowing and intending that the Purchaser is relying on the accuracy of such representations and warranties in entering into the Transactions, the representations set forth in this Article 3 are true and complete as of the date hereof and as of the Closing Date.  The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 3, and the disclosures in any section or subsection of the Disclosure Schedule does not qualify other sections and subsections of this Article 3 without specific reference or cross reference.

3.1 Organization and Good Standing.  Each Seller is a corporation, duly incorporated, validly existing, and with active status under the Laws of the state of its incorporation as identified in Section 3.1 of the Disclosure Schedule.  Each Seller has the corporate power and lawful authority to own and hold its properties (including the Purchased Assets) and conduct the Business as now owned, held, and conducted by it in its state of incorporation and the other states (or other jurisdictions) in which it is required to register or qualify to do business as a result of the operation of the Business.  Section 3.1 of the Disclosure Schedule sets forth the state of incorporation of each Seller and each jurisdiction in which each Seller is licensed, registered or qualified to do business, and each Seller is duly licensed, registered or qualified to do business and is in good standing in, and current with respect to any and all reports and filings required to be made under the Laws of, each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business makes such licensing, registration or qualification necessary.  Except as set forth in Section 3.1 of the Disclosure Schedule, no Seller has engaged in any trade or business other than the Business or conducted the Business under any name (including any “trading” or “doing business as” name) other than its corporate legal name.

3.2 Power and Authorization.  Each Seller has the requisite corporate power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions.  The execution, delivery, and performance by each Seller of the Transaction Documents to which it is a party, and the consummation by each Seller of the Transactions, have been duly and properly authorized in accordance with applicable Laws, and no other action, corporate or otherwise, on the part of any Seller or any other Person is necessary to authorize the execution, delivery, and performance by each Seller of the Transaction Documents to which it is a party and the consummation of the Transactions, and no Person has dissenters, appraisal or similar rights under any Laws with respect to the Transactions.

3.3 Execution and Performance of Agreement; Validity and Binding Nature.  This Agreement has been duly executed and delivered by each Seller and each Shareholder, and each of the other Transaction Documents to be executed and delivered by a Seller or Shareholder, as applicable, will, when executed and delivered by such Seller or Shareholder, be duly executed and delivered by such Seller or Shareholder, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of each Seller and each Shareholder, enforceable against each Seller and Shareholder in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

3.4 No Conflicts/Consents.

(a) The execution, delivery and performance by Sellers and the Shareholders of the Transaction Documents to which each is a party do not and will not (with or without the passage of time or the giving of notice):

(i) violate or conflict with any provision of any Seller’s certificate of incorporation or bylaws, or any resolution adopted by the board of directors or shareholders of any Seller or any Laws to which the Business or any Seller or Shareholder or any of a Seller’s or Shareholder’s respective assets or properties (including the Purchased Assets) is subject or by which any of them is bound;

(ii) violate or conflict with, result in a breach of any provision of, or constitute a default, or otherwise cause any loss of any benefit under any Contract or other obligation to which any Seller, Shareholder or the Business is a party or by which any of their respective assets or properties (including the Purchased Assets) are bound, or result in the termination or cancellation of any Contract to which any Seller, Shareholder or the Business is a party or by which any of their respective assets or properties (including the Purchased Assets) are bound, or give rise to any rights of others (including rights of termination, foreclosure, cancellation, or acceleration), in or with respect to the Purchased Assets or the Business;

(iii) give any Governmental Body or other Person the right to challenge any Transaction Document or any aspect of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Business or any Seller or any of their respective assets or properties (including the Purchased Assets) may be subject;

(iv) result in, require, or permit the creation or imposition of any Encumbrance upon or with respect to any of the assets or properties owned, leased, or used by Sellers or the Shareholders in the operation of the Business, including any Purchased Assets; or

(v) cause the Purchaser or any of its Affiliates to become subject to, or to become liable for the payment of, any Tax as a result of the consummation of the Transactions.

(b) Section 3.4(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization, Consent or registration, notification, filing and/or declaration with, or requirement of, any Governmental Body, creditor, lessor or other Person required to be obtained, given, made or undertaken by each Seller and each Shareholder in connection with the execution, delivery and performance of the Transaction Documents or

(c) the consummation of the Transactions (including all Consents required under Nonassignable Contracts).  All Governmental Authorizations, Consents, registrations, notifications, filings, declarations and requirements listed in Section 3.4(b) of the Disclosure Schedule have been obtained, given, made or undertaken or, if not required to have been obtained, given, made or undertaken before the execution of this Agreement, will have been obtained, given, made or undertaken before the Closing, in each case without payment of premium or penalty by, or loss of benefit to, the Business, the Purchased Assets or the Purchaser; provided, however, that in the case of NonAssignable Contracts, Consents may be deferred until after Closing in accordance with Section 2.1(b) unless such Consent is designated in Section 3.4(b) of the Disclosure Schedule as a “Consent Required For Closing,” in which case such Consent may not be deferred until after Closing in accordance with Section 2.1(b). No Seller or Shareholder has received any request from any Governmental Body for information with respect to the Transactions.

3.5 Organizational Documents; Directors and Officers; Powers of Attorney.

(a) True and complete copies of the certificate of incorporation and bylaws of each Seller (in each case together with all amendments thereto) have been delivered to the Purchaser.  The certificate of incorporation and bylaws of each Seller, in the form delivered to the Purchaser, are in full force and effect and have not been, nor will be, amended, repealed or modified before the Closing.

(b) Section 3.5(b) of the Disclosure Schedule contains an accurate and complete list of all of the directors and officers of each Seller.

(c) No Seller has given any powers of attorney or comparable delegations of authority, and no such power of attorney or comparable delegations of authority are in effect, with respect to Taxes or otherwise to any Person with respect to or that could affect the Purchased Assets or the Business conducted by any Seller or as conducted by the Purchaser after the Closing for any reason.

3.6 Business Records.  All of the Business Records have been made available to the Purchaser and are complete and correct in all material respects and have been maintained in accordance with sound business practices, and matters contained therein are in all material respects accurately reflected in the Financial Statements to the extent necessary.  At the Closing, all of the Business Records will be delivered to the Purchaser and all right, title and interest in the Business Records shall vest in the Purchaser, free and clear of any Encumbrances.  Each transaction of each Seller with respect to the Business is properly and accurately recorded in the Business Records.

3.7 Title to Assets/Sufficiency of Assets, Subsidiaries, Investments and Loans, Capitalization, and Predecessors.

(a)           As of the date of this Agreement, Sellers collectively own, beneficially and of record, or have the legal right to possess and use, all of the Purchased Assets.  As of the Closing Date, Sellers collectively will own, beneficially and of record, or have the legal right to possess and use, all of the Purchased Assets.  At the Closing, Sellers shall sell, assign, transfer and deliver to the Purchaser legal, valid and marketable title to the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.  No Related Party

(other than a Seller) owns, holds or uses any assets used, useable or held for use by any Seller.  Sellers, individually or collectively, do not have any commitment or legal obligation, absolute or contingent, to any Person other than the Purchaser to sell, assign, transfer, or effect the sale, assignment or transfer of the Business or any of the Purchased Assets, or to effect any sale, merger, consolidation, liquidation, dissolution or other reorganization of any Seller or the Business, or to enter into any Contract with respect to any of the foregoing.

(b)           The Purchased Assets together with the Business Employees and the Excluded Assets constitute all of the assets, properties, rights, employees (i) used or held for use by Sellers in the conduct and operation of the Business, and (ii) necessary to conduct and operate the Business as presently conducted by Sellers and in compliance with Laws.

(c)           Except as set forth in Section 3.7(c) of the Disclosure Schedule, no Seller owns or has any right to acquire, directly or indirectly, any capital stock, partnership interest, membership interest or other equity interest or security of any Person, and there is no Person in which any Seller has, directly or indirectly, made any investment. No Seller is under any obligation to acquire any securities from any Person or to make any investment, loan, cash contribution or other advance to any Person.  No Seller or any Related Party has any beneficial interest, direct or indirect, in any Person (other than Sellers) which (i) is or has been a supplier of any goods or services to a Seller, (ii) from which a Seller has received fees, commissions, compensation or benefits, or (iii) is engaged in the Business or a competitor of any Seller.

(d)           The beneficial and record owners of all of the issued and outstanding capital stock and securities of each Seller is identified in Section 3.7(d) of the Disclosure Schedule, and no other Person holds or has any rights to acquire any securities of any Seller or otherwise has any rights or interests whatsoever in any Seller or any of their respective assets or profits.  No Person other than Sellers has any direct or indirect rights in or to the proceeds of the Transactions.

(e)           No Seller has any Predecessors.

3.8 Compliance with Laws.

(a) Sellers are and have always operated the Business in compliance in all material respects with all applicable Laws, including Laws with respect to the ownership or use of the assets and properties (including the Purchased Assets) used in the operation of the Business, and no Seller has ever received any notice, Order or other communication from any Governmental Body of any alleged, actual, or potential violation of or failure to comply with any Law.

(b) All Governmental Authorizations required for the operation of the Business by any Seller, or the use, occupancy or operation by any Seller of any assets or properties of any Seller (including the Real Property), in compliance with applicable Laws, including all Environmental Permits, are set forth in Section 3.8(b) to the Disclosure Schedule and identify which Seller holds right and title to each such Governmental Authorization (“Seller Authorizations”).  All Seller Authorizations are in full force and effect without any default or violation thereunder by any Seller or by any other party thereto, and no Seller has received any notice of any claim or charge that any Seller is or has been in violation of or in

(c) default under any Seller Authorization.  No Action is pending or, to the Knowledge of Sellers and Shareholders, threatened by any Person that could result in the revocation of, denial of, renewal of, or impairment of any Seller Authorization.  Sellers have not been notified that any such Seller Authorization may not be renewed upon its expiration or that, by virtue of the Transactions, any Seller Authorization may not be granted or renewed.  No Seller Authorization expires or must be renewed sooner than December 31, 2010.  At Closing, each Seller shall transfer, free and clear of any Encumbrances, to the Purchaser all Seller Authorizations, and no Seller or Shareholder has Knowledge of any circumstance that could reasonably be expected to result in any Seller Authorization not being transferred or reissued to the Purchaser on or before the Closing Date.

(d) No Seller,  no officer, director, employee (including any Business Employees), representative or agent of any Seller or any other Person acting on behalf of a Seller and no Shareholder has, directly or indirectly, given or agreed to give any gift or similar benefit to any Business Relationship, customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Business (or assist Sellers in connection with any actual or proposed transaction) which: (i) could subject any Seller, the Business or the Purchaser to any Liability or penalty in any civil, criminal or governmental Action; (ii) if not given in the past, might have had an adverse effect on the assets, business, prospects, financial condition or operations of the Business; or (iii) if not continued in the future, might have an adverse effect on the Business or which might subject Sellers or the Purchaser to an Action or to any Liability or penalty in any Action.

(e) Set forth in Section 3.8(d) of the Disclosure Schedule is a true, accurate and complete list of all internal policies and procedures of the Sellers with respect to the Business, including all compliance and licensing policies, privacy and confidentiality policies and anti-fraud policies (collectively, the “Compliance Policies”).  The Sellers have delivered to the Purchaser true, complete and correct copies of all Compliance Policies.  The Business has been operated in compliance, and all current and former employees of the Sellers and the Business have complied, in all material respects with Compliance Policies.

3.9 Actions.  There are no pending Actions involving or affecting any Seller or Shareholder (including any claims made under any Seller’s general liability, errors and omissions, or worker’s compensation insurance policies, or by any Business Employees or former employees of the Business before the EEOC or alleging discrimination, harassment, or wrongful termination, or involving or relating to any Environmental Law), and, to the Knowledge of Sellers and Shareholders (i) no such Action is presently threatened or contemplated; and (ii) there are no facts that could reasonably serve as a basis for any such Action.  There are, and have during the past five years been, no unsatisfied or outstanding Orders against, binding upon or adversely affecting the Purchased Assets or the Business. Section 3.9(b) of the Disclosure Schedule sets forth a list and an accurate summary of all Actions involving Sellers or Shareholders that were resolved or settled during the five (5) year period immediately preceding the date of this Agreement (including all claims made under any Seller’s general liability, errors and omissions or worker’s compensation insurance policies).

3.10 Financial Statements/Liabilities.

(a) Sellers have delivered to the Purchaser true and complete copies of the Financial Statements.  The Financial Statements, including any footnotes thereto:  (i) have

(b) been prepared from the books and records of Sellers as prepared in the Ordinary Course of Business, (ii) have been prepared in accordance with GAAP consistently applied throughout the periods therein indicated, subject to normal year-end adjustments for interim-period Financial Statements and the absence of disclosure normally made in footnotes to financial statements,  (iii) are true, correct and complete in all material respects, and (iv) present fairly in all material respects the financial position of Sellers on a consolidated basis as of their respective dates, and the results of the operations of Sellers as of their respective dates and for the respective periods indicated therein, and changes in the financial positions of Sellers for the respective periods therein indicated.  All prepaid expenses included in the Purchased Assets that would be reflected as assets of Sellers in financial statements represent payments theretofore made by a Seller in the Ordinary Course of Business, the benefit and advantage of which may be obtained and enjoyed by the Purchaser after the Closing.  The accounting books and records of the Business will be kept to the Closing Date, in accordance with GAAP applied consistently with past practices, and do and will fairly, accurately and completely, reflect the operating and financial transactions of Sellers on such basis.

(c) There is no direct or indirect Indebtedness or Liability of any Seller or Shareholder affecting the Business or the Purchased Assets, except Liabilities reflected in the Financial Statements and trade payables incurred in the Ordinary Course of Business since December 31, 2009, none of which are in default as to payment. Section 3.10(b) of the Disclosure Schedule sets forth a complete and accurate list of each Contract (i) to which any Seller, or any Shareholder with respect to the Business, is a party or by which any Seller, or any Shareholder with respect to the Business, is bound relating to any Indebtedness of any Seller or Shareholder or the Business or relating to the imposition of Encumbrances on any assets of any Seller, including any Contracts under which any Seller or Shareholder has directly or indirectly guaranteed any Liabilities of any other Person, and (ii) pursuant to which any Person has directly or indirectly guaranteed any Liabilities of a Seller, Shareholder or the Business.  Except for advances of commissions and compensation to Business Employees in the Ordinary Course of Business, no Seller, nor any other Seller or Shareholder with respect to the Business, has made any loan, extended credit or provided financial accommodations to any Person.  On or before the Closing Date, Sellers and/or Shareholders will pay in full and discharge, or cause the payment in full and discharge of, all Indebtedness of any Sellers outstanding as of the Closing Date that is secured by or has resulted in any Encumbrances on any Purchased Assets, or the payment of which is required for the performance by any Seller or Shareholder of its obligations in connection with the Transactions.

3.11 Taxes.  Except as set forth in Section 3.11 to the Disclosure Schedule:

(a) each Seller and Shareholder  has timely filed or caused to be filed with the appropriate Governmental Bodies all Tax Returns required to be filed by Seller and Shareholder for periods ending on or before the Closing Date and no Seller or Shareholder is currently the beneficiary of any extension of time within which to file any Tax Return;

(b) a complete and accurate list of all jurisdictions in which Sellers are required to file Tax Returns, and the Tax Returns filed by each of them in each such jurisdiction, are as set forth in Section 3.11(b) to the Disclosure Schedule;

(c) all Tax Returns of Sellers, as the same may have been amended, are true, correct and complete, and were prepared in compliance with all applicable Laws, and all

Taxes owed by Sellers or Shareholder (whether or not shown or required to be shown on any Tax Return) have been paid"

(d) there are no reasonable grounds for assertion of any accuracy-related penalty under Section 6662 of the Code with respect to any Tax Returns of Sellers or Shareholders and neither of the Sellers nor any Shareholder is or has been a party to any “reportable transaction” (as defined in Code §6701A(c)(2);

(e) Sellers have delivered to the Purchaser:  (i) complete and correct copies of all income Tax Returns of Sellers relating to the Business for the fiscal years ending 2008 and 2009 and (ii) complete and correct copies of all private letter rulings, revenue agent reports, closing agreements, settlement agreements, deficiency notices and any similar documents submitted by, received by or agreed to by or on behalf of any Seller and relating to material Taxes for such taxable periods;

(f) all deficiencies and assessments for any amount of Taxes that are or were payable by any of Sellers and chargeable as an Encumbrance upon any of the Purchased Assets have been paid in full and there are no pending, current or threatened in writing Encumbrances for unpaid Taxes upon any of the Purchased Assets except for Encumbrances for Taxes not yet due and payable;

(g) no Seller: (i) is a “foreign person” within the meaning of Section 1445(f)(3) of the Code, (ii) is liable for Taxes to any foreign taxing authority and (iii) has had a permanent establishment in any foreign country (as defined in any applicable tax treaty or convention between the United States and such foreign country);

(h) no examination, audit or other Action relating to the assessment or collection of any Taxes of any Seller by any Tax Authority is currently in progress or is, threatened in writing or otherwise known to the Seller Group, no assessment of any Tax has been proposed in writing against any Seller, and there are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any Seller for any taxable period;

(i) each Seller has duly and timely withheld all Taxes required to be withheld in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder, or other third party, and paid over to the appropriate Governmental Bodies all amounts required to be so withheld and paid over for all periods under all applicable Laws and all forms W-2 and 1099 required with respect thereto have been properly completed and timely filed;

(j) the Business Employees and all other Persons who currently provide or who have in the past provided services to or for Sellers or who otherwise work or worked in the Business, have been properly classified as employees or independent contractors, as applicable, and neither of the Sellers has been the subject of any Action, or threatened Action, by any Governmental Body with regard to such classification of any such Business Employees or other Persons;

(k) no Seller has any obligation to make any, and no Seller is a party to any Contract that has resulted or could, separately or in the aggregate, result in the, payment of: (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Laws), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Laws), or (iii) any compensation that is subject to the provisions of Section 409A of the Code;

(l) no Seller is liable, or will as a result of the Transactions be liable, for any Tax on built-in gains a s set forth in Section 1374 of the Code, and no Seller:  (i) owns any shares of stock in a passive foreign investment company as defined in Section 1297 of the Code or a controlled foreign corporation as defined in Section 957 of the Code, or (ii) has ever made a transfer of intangible assets to which Section 367(d) or 482 of the Code applies;

(m) no Seller or Shareholder has Liabilities or obligations with respect to unclaimed property or the failure to file or to file on a timely basis any reports or other documents with respect to unclaimed property in any jurisdiction as may be required with respect to unclaimed property, or under applicable escheat Laws of any jurisdiction, and each Seller and Shareholder  has timely filed in each jurisdiction any and all reports or other documents required to be filed in such jurisdiction with respect to unclaimed property;

(n) each Seller has made a proper and effective election to be treated as an “S corporation”, as defined in Section 1361(a)(1) of the Code, and any comparable election under state and local law, and such elections are currently in effect and have not been terminated, revoked or declared invalid, and Autotropolis has been an S corporation for all periods since March 2007, and Cyber Ventures has been an S corporation for all periods since July 2003; and

(o) the Transactions are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.

3.12 Accounts Receivable.

(a)           The Accounts Receivable of each Seller reflected on the Balance Sheet and all Accounts Receivable of each Seller arising after the date thereof (i) have arisen from bona fide transactions entered into by such Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business; (ii) constitute only valid, undisputed claims of such Seller not subject to claims of set-off or other defenses or counterclaims, other than normal cash discounts accrued in the Ordinary Course of Business; and (iii) except as disclosed in Section 3.12(a) of the Disclosure Schedule and subject to adequate reserves for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date of the Balance Sheet, in the accounting books and records of such Seller, are collectible in full within 90 days after billing. Section 3.12(a) of the Disclosure Schedule sets forth a correct and complete aging of the Accounts Receivable of the Business attributable to each Seller as of the date of this Agreement reflecting the aggregate dollar amount due to each Seller from each payee which have been outstanding for the following numbers of days or less past their due dates: 30, 60, and 90, and more than 90 days.  The reserves for bad debts shown in the Financial Statements or, with respect to Accounts Receivable arising after the date of the

Balance Sheet, in the accounting books and records of Sellers, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.  Since December 31, 2009, no Seller has written off, written down or agreed to a reduction of, placed for collection with any Person, accelerated the collection of, or materially changed the terms of payment of any Accounts Receivable.

(b)           All compensation, revenue or benefits with respect to the Business are paid or payable directly to Sellers and not to any Person other than Sellers (not including compensation payable by a Seller in the Ordinary Course of Business to Business Employees, vendors and suppliers).  Before the Closing Date, all compensation, revenue or benefits with respect to the Business, currently payable or payable in the future to any Person other than a Seller (not including compensation payable by a Seller in the Ordinary Course of Business to Business Employees), and all rights with respect thereto, will have been effectively and irrevocably assigned to a Seller, free and clear of all Encumbrances, and will be included in the Purchased Assets.

3.13 Accounts Payable.

(a) Section 3.13 of the Disclosure Schedule sets forth a correct and complete aging of all accounts payable and accrued Liabilities of each Seller with respect to the Business as of the date of this Agreement.  Each Seller has paid all accounts payable relating to the Business in accordance with their terms on or before their due date, other than accounts payable of the Business that a Seller is disputing in good faith and that are specifically identified as disputed accounts payable in Section 3.13 of the Disclosure Schedule.

(b) There is no compensation or other consideration with respect to the Business payable, whether currently or in the future, by any Seller to any Person, other than compensation payable by a Seller to Business Employees, vendors and suppliers in the Ordinary Course of Business.

3.14 Real Property.

(a) Section 3.14 of the Disclosure Schedule sets forth a complete and accurate list and description (including addresses) of the Real Property.  The Real Property is the only real property used in the operation of the Business. Section 3.14 of the Disclosure Schedule describes each interest in the Real Property currently used by each Seller in the conduct of the Business, a complete and accurate description of each lease, sublease or other use or occupancy Contract pursuant to which each Seller derives its right to use such Real Property (collectively, the “Leases”) and the identity of the lessor thereunder.  No Seller owns any fee simple interest in any real property.  The Real Property and the premises located thereon occupied by each Seller are sufficient for the operation of the Business as currently conducted by each Seller.  To the Knowledge of Sellers and Shareholders, there are no proposed special assessments, or proposed material changes in property Tax or land use or other Laws affecting the Real Property.  Sellers have delivered to the Purchaser a true, correct and complete copy of each Lease.  The applicable Seller owns all right, title, and interest in all leasehold estates and other rights purposed to be granted to it by the Leases, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances.  Each Lease constitutes the entire agreement to which such Seller is a party with respect to the Real Property demised pursuant thereto.  To the Knowledge of Sellers and Shareholders, all of the buildings and structures to the extent of the Real Property are structurally sound with no material defects, are in good operating condition and repair, and has adequate rights of ingress and egress for the operation of the Business as currently conducted by Sellers.  To the Knowledge of Sellers and Shareholders, no such building or structure, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof violates in any material respect any restrictive covenant or any Laws (including any such Laws relating to health, safety, subdivision, and zoning) or encroaches on any property owned by others.  There is no pending or, to the Knowledge of Sellers and Shareholders, threatened Action that would interfere with the use or quiet enjoyment of any of the Real Property by any Seller or, after the Closing, by the Purchaser.  All Governmental Authorizations required in connection with the operation of the Real Property and all improvements thereon and the conduct of the Business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to the Knowledge of the Sellers and Shareholders, threatened which could lead to a revocation or other impairment of any thereof.  No condemnation proceeding is pending or, to the Knowledge of Sellers and Shareholders, threatened with respect to any of the Real Property.

3.15 Personal Property.

(a) Section 3.15(a) of the Disclosure Schedule sets forth a list of all of Tangible Personal Property of each Seller as of the date of this Agreement, and any items of Tangible Personal Property which any Seller has committed or expects to purchase, lease or license before the Closing Date.  Each Seller has, and at the Closing will convey to the Purchaser good, valid and marketable title, to the Purchased Assets owned by such Seller, free and clear of any Encumbrance or other defect of title, except Permitted Encumbrances.

(b) All of the tangible and intangible assets owned, possessed, or used, usable or held for use in the Business by Sellers are:  (i) in the possession of and under the control of Sellers; (ii) in good operating condition and repair, subject to normal wear and tear; (iii) suitable for the purposes for which they are being used; (iv) of a condition, nature, and quantity sufficient for the conduct of the Business as it is presently conducted and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing; and (v) included in the Purchased Assets.  Each Seller’s rights with respect to the assets owned, possessed, or used, usable or held for use in the Business by the applicable Seller are exclusive and no other Person has any rights with respect thereto (except for the lessors of leased or licensed assets and property in accordance with the terms of the applicable lease or license, each of which is included in the Contracts included in the Purchased Assets).  None of the Purchased Assets has been purchased or otherwise acquired from any Related Party in anticipation of the Transactions.

(c) Set forth in Section 3.15(c) of the Disclosure Schedule is a true, complete and accurate list of all telephone and fax numbers used or held for use in the Business by Sellers, all of which are used exclusively for the Business and are not shared with any other Person.

(d) No Seller owns any Inventory, and the ownership and maintenance of Inventory is not significant to the conduct by any Seller of the Business.

3.16 Intellectual Property

(a) Section 3.16(a) of the Disclosure Schedule sets forth a list of all Intellectual Property (other than Trade Secret Information) that is owned, legally or equitably,  in whole or in part, alone or jointly with others, by each Seller, and all registrations thereof and applications for registration with respect thereto (collectively, the “Owned IP”), and identifies which Seller is the owner of each item of Owned IP.  No Seller licenses or permits any other Person, other than the other Seller and those customers listed in Section 3.16(a) of the Disclosure Schedule whose websites have been developed and are hosted by Autotropolis, to use any Owned IP, and, except as previously described in this sentence, each Seller’s interests and rights in, and use of, such Owned IP is exclusive.  All required filings and fees related to the Owned IP have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all registrations (and applications for registrations) of Owned IP are in good standing. Section 3.16(a) of the Disclosure Schedule lists all fees, actions, or renewals that are due within six (6) months after Closing to maintain Owned IP. Sellers have provided the Purchaser with true and complete copies of file histories, records, documents, certificates, office actions, and material correspondence related to all Owned IP that is subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction.

(b) Section 3.16(b) of the Disclosure Schedule sets forth a list of all Intellectual Property (other than Off-the-Shelf Software) that is licensed, used, held for use or otherwise exploited by each Seller (collectively, the “Licensed IP” and, together with the Owned IP, the “Business IP”), and identifies which Seller is the licensee of each item of Licensed IP, and a list of each IP Contract (other than for Off-the-Shelf Software).  All Off-the-Shelf Software used, useable or held for use in the Business by a Seller has been acquired by such Seller through normal business channels and is validly and appropriately licensed by such Seller.  Except as disclosed in Section 3.16(b) of the Disclosure Schedule, no Seller has the right to use on an exclusive basis any Licensed IP and no Seller sublicenses or permits any other Person to use any Licensed IP.  Each Seller has, and as of the Closing will have, paid as and when due all amounts payable under any IP Contracts or otherwise with respect to any Licensed IP.

       (c) Section 3.16(c) of the Disclosure Schedule sets forth a list of all Contracts (i) under which a Seller derives any rights with respect to any Business IP, including Contracts under which a Seller acquired any ownership rights in or to any Owned IP or licenses or uses any Licensed IP, and (ii) to which a Seller is a party for the development, maintenance or support of any Business IP or for the escrow of any source codes of any Business IP (collectively, the “IP Contracts”).  Section 3.16(c) of the Disclosure Schedule also sets forth a complete list of Persons to whom a Seller has granted rights to use the Business IP, other than under an IP Contract, and the terms for use of that Business IP.

(d) Each Seller possesses all right, title and interest in all Owned IP that is owned by such Seller and has the valid and enforceable right to use all Licensed IP that is used or held for use by such Seller, free and clear of all Encumbrances.  Upon consummation of the Transactions, the Purchaser shall exclusively own all right, title and interest in and to all of the Owned IP and shall have the right and license to use all of the Licensed IP in the manner used by each Seller before the Closing, in each case free from any Encumbrances and without additional cost or expense to the Purchaser.

(e) Except for use by a Seller of Owned IP of the other Seller, there is no unlicensed or non-rightful use by any Seller of any Business IP, and the use by Sellers of the Business IP, the manufacture and sale of any Products, and the providing of any Services in the Business, does not, and the use by the Purchaser after the Closing of the Business IP, the manufacture and sale of any Products, and the providing of any Services in the Business, in substantially the same manner as used, manufactured or provided by Sellers before the Closing will not, infringe on, violate, misappropriate, or dilute the Intellectual Property of any Person, and, to the Knowledge of Sellers and Shareholders, no Person has infringed, violated, misappropriated, or diluted any of the Business IP. Section 3.16(e) of the Disclosure Schedule lists all licenses to third parties of any Business IP. The Business IP is all the Intellectual Property necessary for Purchaser to conduct the Business as it is currently being conducted.

(f) All Persons who have contributed to the creation, invention, or development of any Owned IP have assigned to a Seller all of their rights therein that do not vest initially in a Seller by operation of Law.  Section 3.16(f) of the Disclosure Schedule contains a list of such assignments. Each Seller takes reasonable actions to protect and maintain (i) any Trade Secret Information that is Business IP, including executing confidentiality and non-disclosure agreements with employees and contractors, and (ii) the confidentiality, integrity, and security of its software, databases, systems, networks, and Internet websites, and information stored or contained therein or transmitted thereby, and all transactions consummated in connection therewith, from any unauthorized use, access, interruption, or modification by third parties, including the use of reliable encryption protection (or an equivalent).

(g) Each Seller has taken all commercially reasonable actions which are consistent with industry standards to back up all Software that is Business IP and its computer systems, and databases used or held for use in the Business in a manner sufficient to enable resumed or continued functioning in all material respects following a hardware, telecommunications, or related interruption or failure.

(h) All Software that is Business IP substantially conforms to all existing documentation for its use in the conduct of the Business as currently conducted, is functioning in all material respects in accordance with applicable specifications and, to the Knowledge of Sellers and Shareholders, is free of viruses and other contaminants.  All source codes relating to Software that is Business IP, if any, are in the possession of a Seller, and no Person other than the a Seller has any copy of any such source codes or any right, title, interest or license, conditional or otherwise, including under any escrow agreements, with respect to any such source codes, and no Seller has granted any such right, title, interest or license covering any future period, with respect to any such source codes.  Sellers are in possession of and maintain documentation with respect to all such source codes and, upon consummation of the Transactions, the Purchaser will exclusively own and have possession of, and shall have the right to use, all such source codes and related documentation, as applicable, free from any Encumbrances.  Sellers also own and have possession of, and the Purchaser will also own and have possession of after the Closing, all other existing documentation with respect to all Business IP.

(i) There are no warranties (express or implied) outstanding with respect to any Business IP currently or formerly licensed, developed, sold or distributed, including with respect to any products made that include Business IP, (“Products”), or any related services rendered, by any of the Sellers or their respective Affiliates related to the Business (“Services”), beyond that set forth in the standard warranties provided by the Sellers.   Each Product licensed, developed, sold or distributed, or service rendered, by either Seller is and has been in conformity in all material respects with, and performs and has performed in accordance, in all material respects with, all applicable contractual commitments and warranties and all applicable Laws.  There are no claims, existing or, to the Knowledge of the Sellers and Shareholders, threatened (in writing) under or pursuant to any warranty, whether express or implied, on Products or Services licensed, developed, sold or distributed by either Seller, and there have never been any such claims.

(j) Except as disclosed in Section 3.16(j) of the Disclosure Schedule, neither Shareholders nor Sellers have received any threats claiming any violation of any third party Intellectual Property Rights in the conduct of the Business.  Neither Shareholders nor Sellers have received any communications offering to license Sellers under any third party Intellectual Property rights.  No lawsuits are currently pending or have been filed against or by the Sellers or Shareholder for any violation of any Intellectual Property rights.  To the Knowledge of Sellers and Shareholders, there is no basis for a third party to assert any claim or bring any lawsuit for any violation, infringement or misappropriation of any Intellectual Property Right of any third party.

3.17 Contracts and Contract Parties.

(a) Section 3.17(a) to the Disclosure Schedule sets forth a complete and accurate list of all Contracts (in the case of unwritten Contracts, such Schedule includes a brief description of the subject matter thereof), to which any Seller is a party or is otherwise bound, including the following:

(i) any Contract relating to Indebtedness (including any such agreement pursuant to which any Seller has extended credit or made other financial accommodations to any other Person), whether incurred, assumed, guaranteed or secured by any asset, or relating to the imposition of Encumbrances on any assets of any Seller;

(ii) any Contract or series of related Contracts, including any option Contract, relating to the acquisition or disposition of any business, capital stock or assets of any Seller;

(iii) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets;

(iv) any Contract under which any Seller would expect to receive payments or under which the Purchaser could expect to receive payments;

(v) any Contract providing for payments (contingent or otherwise) to or by any Person based on sales, purchases or profits; and

(vi) any other Contract that is material to the earnings, business, operation, prospects or financial condition of any Seller.

(b) No Seller or Shareholder is a party to or bound by any:  (i) partnership, joint venture, joint operating or similar Contract relating to or affecting the Business, (ii) any Contract which could require any Seller (or the Purchaser after the Closing) to purchase any product or service exclusively from a Person or otherwise deal exclusively with any Person, (iii) any Contract which contains so-called “best in house” or “most favored nation” clauses, or otherwise limits a Seller (or could limit the Purchaser after the Closing) from selling or purchasing any product or service to or from any Person or in any geographic territory or from otherwise conducting the Business in any manner, (iv) any Contract containing any provision providing for the payment by any Seller of any amounts to any Person, or the enhancement of any rights of any Person, or the vesting or the acceleration of any rights or benefits of any Person, upon or as a result of the consummation of the Transactions or otherwise upon a sale of the Business or Sellers or any of their assets (or which could become obligations of the Purchaser after the Closing), (v) any Contract relating to any interest rate, derivatives, hedging or swap transaction, or (vi) any Contract containing provisions providing for any indemnification obligations to any Person.

(c) Each Business Contract is valid, enforceable and binding on the parties thereto in accordance with its terms and is in full force and effect.  None of Sellers or, to the Knowledge of Sellers and Shareholders, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, cancel or modify in any material respect, any Business Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach of or an event of default under any Business Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  There are no material disputes pending or, to the Knowledge of Sellers, threatened under any Contract included in the Purchased Assets.  No party to any Contract included in the Purchased Assets has expressed to any Seller orally or in writing its intention to cancel or otherwise terminate or alter in any material respect its relationship with any Seller as it relates to the Business, and no Seller has any information that could lead it to believe that any such Person intends to cancel or terminate, reduce or limit, or otherwise alter in any material respect, its relationship with a Seller relating to the Business or with the Purchaser after the Closing, whether as a result of the consummation of the Transactions or otherwise.  To the Knowledge of Sellers, there is no reasonable basis (other than any existing right to terminate for convenience or without cause) for any party to any Business Contract to cancel or otherwise terminate, or to reduce or limit, or to otherwise alter in any material respect its relationship with any Seller relating to the Business or with the Purchaser after the Closing.  All of the Contracts included in the Purchased Assets will be transferred to the Purchaser at the Closing without any loss of rights or benefits thereunder, increase or change in obligations thereunder, or additional cost or penalty to the Purchaser.

(d) Complete and correct copies of each Business Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to the Purchaser.  The complete original of each Business Contract, or an accurate and complete copy thereof, is located at the Real Property.

3.18 Material Business Relationships and Material Suppliers.

(a)  Set forth in Section 3.18(a) of the Disclosure Schedule is a complete and accurate list of the top twenty (20) Business Relationships (by revenues derived by Sellers) (collectively, the “Material Business Relationships”) (i) from which Sellers derived the most revenues in calendar year 2009, and (ii) from which Sellers have derived or reasonably expect (based on annualized revenues paid to date) to derive the most revenues in calendar year 2010.  No Material Business Relationship has expressed to any Seller its, and no Seller or Shareholder has Knowledge of a Material Business Relationship’s intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with any Seller.

(b) Set forth in Section 3.18(b) of the Disclosure Schedule is a complete and accurate list of the top twenty (20) suppliers, vendors or consultants (by amounts paid by Sellers thereto) (i) to whom Sellers paid the most in calendar year 2009, and (ii) to whom Sellers have paid or reasonably expect to pay the most in calendar year 2010 (collectively, the “Material Suppliers”).  No Material Supplier has expressed to any Seller its, and no Seller or Shareholder has Knowledge of a Material Supplier’s intention or desire to cancel or terminate, reduce or to otherwise alter in any material respect, its relationship with any Seller.

(c) Set forth in Section 3.18(c) of the Disclosure Schedule is a list of all businesses or business interests of each Seller and of each Shareholder.

    3.19 Business Employees.

(a) Section 3.19(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of the names and titles of each Business Employee, Seller which employs such Business Employee, the date of hire of each such Business Employee, the base salary of and any incentive compensation received by or accrued for the benefit of each such Business Employee during the 12-month period ended December 31, 2009, and the rate of base salary and bonus opportunity of, and bonuses or incentive compensation received by or accrued for the benefit of each such Business Employee for the current fiscal year through the date hereof.  Section 3.19(a) of the Disclosure Schedule also sets forth for each Business Employee all proposed salary increases for 2010, as well as any salary increases that have been granted since January 1, 2010 to any Business Employee.  All bonuses and incentive compensation payable to Business Employees will be accrued by Sellers on a pro rata basis through the Closing Date.  There are no Business Employees who are on layoff, disability, sick time or other leave of absence or not actively at work in performing services on the Closing Date.  No Business Employee has notified any Seller that such Business Employee intends to leave or is considering leaving the employ of such Seller.  The Business Employees are dedicated exclusively to the operation of the Business and, together with the independent contractors listed in Section 3.19(a) of the Disclosure Schedule,  are sufficient for the conduct of the Business as presently conducted.

(b) Set forth in Section 3.19(b) of the Disclosure Schedule is a complete and accurate list of each Contract to which any Seller is a party, or relating to the Business to which any other Seller is a party, or under which the Purchaser could have any payment or performance obligation or other Liability after the Closing: (i) pertaining to the employment or termination of employment of any Business Employee, or former employee of any Seller or the Business, or (ii) providing for the payment of severance or other compensation or benefits to any Business Employee, or former employee of any Seller or the Business, including severance or compensation payable after or by reason of a termination of employment (other than that which is required by applicable Laws).

(c) Set forth in Section 3.19(c) of the Disclosure Schedule is a complete and accurate list of each Contract with an independent contractor to which any Seller is a party, or relating to the Business to which any other Seller is a party, or under which the Purchaser could have any payment or performance obligation or other Liability after the Closing.

3.20 Employee Benefit Plans.

(a) Set forth in Section 3.20(a) of the Disclosure Schedule is a true and complete list of each Employee Benefit Plan.  The Business Employees do not participate in any plan, program, fund, or arrangement (whether or not qualified for federal income Tax purposes), whether benefiting a single individual or multiple individuals, and whether funded or not, that is an “employee pension benefit plan,” or an “employee welfare benefit plan,” as such terms are defined in ERISA, or any incentive or other benefit arrangement for such employees and their respective dependents and beneficiaries.

(b) Neither Sellers nor any ERISA Affiliate maintains or has ever maintained, or is obligated to contribute to or has ever been obligated to contribute to, a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is subject to Section 412 of the Code.

(c) Sellers and each ERISA Affiliate are and have always been in material compliance with the requirements of ERISA, the Code, and all other Laws applicable with respect to all Employee Benefit Plans.  Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is and has from its establishment been so qualified and has received a favorable determination letter or opinion letter as to its qualification.  Neither Seller nor any ERISA Affiliate has engaged in any “prohibited transaction” within the meaning of Section 406(a) or Section 406(b) of ERISA or of Section 4975(c) of the Code.  No unsatisfied Liabilities to participants, the IRS, the DOL or any other Person have been incurred by either Seller or any ERISA Affiliate as a result of the cessation or reduction of contributions under, the transfer of sponsorship of, or the termination of any, Employee Benefit Plan.  Each Seller and each ERISA Affiliate have made full payment of all amounts it is required, under applicable Law or the terms of each Employee Benefit Plan, to have contributed thereto before the Closing Date for all periods through the Closing Date.

(d) With respect to each Employee Benefit Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Sellers, threatened, and no facts or circumstances exist that could reasonably be expected to give rise to any such Actions.

(e) All reports and information required to be filed with the DOL, IRS or other Governmental Body or furnished to plan participants or their beneficiaries with respect to each Employee Benefit Plan have been filed and/or furnished, all annual reports (including Form 5500 series) of such Employee Benefit Plans were certified without qualification by each such Employee Benefit Plan’s accountants, and no material change has occurred with respect to matters covered by the most recent Forms 5500 since the filing date thereof.

(f) Sellers are not currently, and have not previously been, subject to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as “COBRA”) with respect to any Employee Benefit Plan.  There has been no violation of the health insurance obligations imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA (sometimes referred to as “HIPAA”) with respect to any Employee Benefit Plan which is a “group health plan” (as defined in Section 5000(b)(1) of the Code and Section 706 of ERISA) to which such insurance obligations apply (including the requirement under HIPAA that certificates of creditable coverage be provided to certain employees and their dependents).

3.21 Labor Relations.  No Seller is a party to any Contract, collective bargaining or otherwise, or understanding with a labor union or other labor organization covering any of the Business Employees or the Business, and no Seller has ever been affected by any strike or other labor disturbance involving the Business Employees or the Business nor, to the Knowledge of Sellers, has any union attempted to represent, as collective bargaining agent, the Business Employees.  No Seller is or has ever been the subject of any Action asserting that such Seller committed an unfair labor practice or seeking to compel such Seller to bargain with any labor union or other labor organization, nor has there ever been or is there pending or, to the Knowledge of any Seller, threatened any labor strike, dispute, walk-out, work stoppage, slow-down, or lockout involving any Seller or the Business.  No Seller has ever taken any action that could constitute a “mass layoff,” “mass termination,” or “plant closing” within the meaning of the United States Worker Adjustment and Retraining Notification Act or that could otherwise trigger notice requirements or Liability under any federal, local, state, or foreign plant closing notice or collective dismissal Laws.

3.22 Insurance.

(a) Section 3.22(a) of the Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy and fidelity bond which covers the Business and any Seller with respect to the Business (the “Policies”) and (ii) with respect to the Business, a list of all pending claims and the claims history for Sellers and their respective Affiliates during the current year and since January 1, 2009 (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Policies with respect to the Business as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Section 3.22 of the Disclosure Schedule describes any self-insurance arrangement by or affecting Sellers or any of their respective Affiliates with respect to the Business, including any reserves thereunder, and describes the loss experience for all claims that were self-insured in the current year and the preceding three years.  All Policies are in full force and effect and, to the Knowledge of Sellers, are enforceable in accordance with their terms and issued by insurers which are financially sound and reputable.  No Seller has received any notice that any issuer of a Policy has filed for protection under bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated or any other indication that a Policy may no longer be in full force or effect or that the issuer of a Policy may be unwilling or unable to perform its obligations thereunder.  The Policies provide adequate insurance coverage for the Business, and are sufficient for compliance with all Laws and Contracts related to the Business to which any Seller is a party or by which it is bound.

(b) All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  No Seller nor any of their respective Affiliates has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the Business as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate, cancel or limit or reduce the coverage under any Policy.  No Seller nor any of its Affiliates has any Knowledge of any threatened termination of any Policy.   No Policy will be affected by, terminate or lapse by reason of the Transactions.

3.23 Environmental Matters.  Each Seller has obtained and holds all Environmental Permits that are required by Environmental Laws to be obtained and held by such Seller with respect to the operation of the Business and the Purchased Assets. Section 3.23 of the Disclosure Schedule sets forth a list of all Environmental Permits held by Sellers and identifies which Seller is the holder thereof.  The operations of each Seller with respect to the Business and the Purchased Assets are currently and have always been in compliance with all Environmental Laws.  No Seller has received from any Person any notice or Action of any violation of Environmental Laws.  No Seller has retained or assumed or is responsible or liable for, by Contract or operation of Law, any Liabilities of any other Person under any Environmental Law.  There are no Environmental Claims pending against or involving any Seller and, to the Knowledge of Sellers, there is no basis for any Environmental Claim to be made against any Seller or which could, after the Closing, result in any Liability to the Purchaser or any of its Affiliates.

3.24 Related Party Transactions. Section 3.24 of the Disclosure Schedule sets forth of each Contract related to the Business to which a Seller and a Related Party is a party (each a “Related Party Contract”).  No Related Party Contract is included in the Purchased Assets or will have any effect on the Business or the Purchaser after the Closing, (ii) no Seller nor, to the Knowledge of any Seller or Shareholder, any Related Party, has any direct or indirect interest in, or derives any income from, any Person in a business which is competitive with or similar to the Business, and (iii) no Related Party Contracts are necessary or required to operate the Business from and after the Closing in substantially the same manner as it was operated by Sellers before the Closing.

3.25 Absence of Certain Changes and Events.  Since December 31, 2009, except as otherwise contemplated by this Agreement, (i) Sellers have conducted the Business in the Ordinary Course of Business, (ii) there has been not been any Material Adverse Effect, and (iii) no Seller or Shareholder has taken or agreed to take any action that would, after the date hereof, be prohibited or omitted to take or agreed to omit to take any action that would, after the date hereof, be required, as the case may be, by Section 5.1.

3.26 Brokers.  No Person acting on behalf of any member of the Selling Group or any of their Affiliates or under the authority of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with any of the Transactions.

3.27 Privacy.  Each Seller has, with respect to Personal Information used or obtained in the operation of the Business: (i) protected the privacy of such Personal Information; (ii) exercised commercially reasonable efforts to ensure against unauthorized access to such Personal Information, unauthorized transfers of such Personal Information and misuse of such Personal Information; and (iii) exercised commercially reasonable efforts to ensure that no Business Employee, former employee or independent contractor has:  (i) used or exploited any Personal Information for any purpose other than to perform his or her duties as an employee or contractor in the operation of the Business, or (ii) disclosed, transferred or disposed of such Personal Information to any third parties except in compliance with Law and the policies of Sellers.  There have been no unauthorized or inadvertent disclosures of Personal Information. Neither Seller has originated or acquired any leads or Personal Information through the use of any text messaging or voice communications or through the use of unsolicited email communications.

3.28 Fair Consideration.  Sellers and Shareholders acknowledge and agree that the Purchase Price represents fair consideration and reasonable equivalent value for the Purchased Assets, and the covenants and agreements set forth in this Agreement, which consideration was agreed upon as a result of arms length, good-faith negotiations among the Parties and their respective representatives.

3.29 Solvency.  No Seller or Shareholder  is, or has been in the past six years involved in any Action under bankruptcy Laws or any other insolvency or debtor’s relief Laws, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator, or other similar official.  As of the date of this Agreement, and after the Closing, (a) each Seller will be able to pay its debts, Liabilities, and obligations as they become due in the normal and usual course of business, (b) no Seller will have unreasonably small or insufficient capital with which to conduct its present or proposed future business, (c) the present saleable value of each Seller’s assets does and will exceed its debts and other anticipated debts, Liabilities and obligations, taking into account all contingent and/or unliquidated debts, Liabilities, and obligations and pending and threatened litigation, and (d) the cash available to each Seller, after taking into account all other anticipated uses, will be sufficient to pay all such debts, Liabilities, and obligations in accordance with their terms.

3.30 Full Disclosure.  Neither this Agreement nor any of the Exhibits, Schedules, attachments, written statements, documents, certificates or other items prepared and/or supplied to the Purchaser by or on behalf of any Seller or Shareholder with respect to the Transactions contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading.  There is no event, circumstance or other fact known to any Member of the Selling Group which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect and which has not disclosed to the Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASING GROUP

The Purchaser and Autobytel jointly and severally hereby represent and warrant to Sellers and Shareholder, as of the date hereof and as of the Closing Date, knowing and intending that Sellers and Shareholders are relying on the accuracy of such representations and warranties in entering into the Transactions, as set forth in this Article 4.

4.1 Authority Relative to Agreement.

(a) Each of the Purchaser and Autobytel has the requisite corporate power and lawful authority to enter into and to perform its obligations under the Transaction Documents to which it is a party and to consummate the Transactions. Purchaser has the requisite corporate power and lawful authority to own its owned assets (including, after the Closing, the Purchased Assets) and to conduct the Business after the Closing. The execution, delivery, and performance by the Purchaser and Autobytel of the Transaction Documents to which it is a party, and the consummation by the Purchaser and Autobytel of the Transactions, have been duly and properly authorized in accordance with applicable Laws, and no other action, corporate or otherwise, on the part of the Purchaser or Autobytel, as applicable, is necessary to authorize the execution, delivery, and performance by the Purchaser or Autobytel, as applicable, of the Transaction Documents to which it is a party and the consummation of the Transactions.

(b) This Agreement has been duly executed and delivered by the Purchaser and by Autobytel, and each of the other Transaction Documents to be executed and delivered by the Purchaser or Autobytel, as applicable, will, when executed and delivered by the Purchaser or Autobytel, as applicable, be duly executed and delivered by the Purchaser or Autobytel, as applicable, and this Agreement is, and each of the Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be, the legal, valid, and binding obligations of the Purchaser or Autobytel, as applicable, enforceable against the Purchaser or Autobytel, as applicable, in accordance with their respective terms, except to the extent that such enforceability is limited by bankruptcy, receivership, moratorium, conservatorship, or reorganization Laws or other Laws of general application affecting the rights of creditors generally or by general principles of equity.

4.2 Organization and Standing.  Each of the Purchaser and Autobytel is a corporation, duly incorporated, validly existing, and in good standing under the Laws of the state of its incorporation. Purchaser is qualified and authorized to transact business in the State of Florida.

4.3 Non-Contravention; Consents and Approvals.

(a) The execution and delivery by the Purchaser and Autobytel, as applicable, of the Transaction Documents to be executed and/or delivered by the Purchaser or Autobytel, as applicable, and the performance by the Purchaser or Autobytel, as applicable, of the terms of the Transaction Documents to be executed and/or delivered by the Purchaser or Autobytel, as applicable, and the consummation of the Transactions, do not and will not (with or without the passage of time or the giving of notice or both) (i) contravene, conflict with, or result in a violation of any provisions of the constituent organizational documents of the Purchaser or Autobytel, as applicable, or any action of the shareholders or directors of the Purchaser or Autobytel, as applicable, or any Laws binding upon the Purchaser or Autobytel, or (iii) give any Governmental Body or other Person the right to challenge this Agreement or any of the Transactions or to exercise any remedy or obtain any relief under any Law to which the Purchaser or Autobytel is subject.

(b) All Governmental Authorizations and other Consents required to be obtained, given or made by the Purchaser or Autobytel in connection with the execution, delivery and performance of any of the Transaction Documents or the consummation of the Transactions have been obtained, given or made or, if not required to have been obtained given or made before the execution of this Agreement, will be obtained, given or made before the Closing.

4.4 SEC Documents.  Autobytel has filed, or furnished, as applicable, all required reports, schedules, registration statements and other documents with the Securities and Exchange Commission (“SEC”) since December 31, 2009 (“Autobytel SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Autobytel SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Autobytel SEC Documents, and none of the Autobytel SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Autobytel included in the Autobytel SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Autobytel and its consolidated subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

ARTICLE 5

PRE-CLOSING AND POST-CLOSING MATTERS

5.1 Employees and Employee Benefits.

(a) Prior to the Closing, the Purchaser, Autobytel or their representatives may interview and offer employment after the Closing (subject to the Closing occurring) to any Business Employees who satisfy the employment criteria, as determined by the Purchaser or Autobytel on such terms and conditions as they determine in their sole discretion.  Those Business Employees who accept and commence employment with the Purchaser or Autobytel promptly following the Closing in accordance with an employment offer from either Purchaser or Autobytel are referred to herein as “Transferred Employees.”  The offer of employment to the Business Employees shall be contingent on the Closing of the Transactions, and shall be for employment at will (except as otherwise required by applicable Law or under an employment agreement executed between the Purchaser or Autobytel, as applicable, and the applicable Transferred Employee) and shall not be construed to limit the ability of the Purchaser or Autobytel to terminate any Transferred Employees for any reason.  Sellers shall permit the Purchaser, Autobytel and their representatives reasonable access to Business

Employees in connection with the foregoing and reasonably cooperate in the making of employment offers.

(b) The Parties each acknowledge and agree that all provisions contained herein with respect to Business Employees and Transferred Employees are included for the sole benefit of Sellers and the Purchaser and Autobytel and shall not create any right (i) in any other Person, including any Business Employees or former employees of any Seller, any participant in any Employee Benefit Plans or any beneficiary thereof, or (ii) to continued employment with the Purchaser or Autobytel.

(c) From and after the Closing Date:

(i) Sellers shall be and remain solely responsible, and neither the Purchaser nor Autobytel shall have any obligations whatsoever for, any compensation or other amounts payable to any current or former employee (including any Business Employee) of any Seller arising out of or relating to such Person’s employment (or the termination thereof) with any Seller, including hourly pay, commission, bonus, salary, accrued vacations, fringe, pension or profit sharing benefits, retention or severance pay payable to any current or former employee (including any Business Employee) of any Seller, and Sellers shall cause each other to, pay all such amounts to all entitled current and former employees of Sellers on or before the Closing Date;

(ii) Sellers shall (A) maintain and continue all health Employee Benefit Plans (including medical, dental, prescription, and vision Benefit Plans), and take all actions necessary to ensure the continuance of such health Employee Benefit Plans through the end of the calendar month in which the Closing Date occurs, and (B) retain all Liabilities with respect to, and provide in accordance with applicable Laws and be solely responsible and liable for providing to all current or former employees (including Business Employees) of each Seller and its Predecessors and Affiliates, and their covered dependents of any Seller or its Predecessors or Affiliates), any applicable benefits or continuing insurance coverage under COBRA or similar benefits, and neither the Purchaser nor Autobytel shall have any Liabilities whatsoever with respect to (or to provide to any current or former employee (including any Business Employee)) any of the foregoing benefits for which Seller is responsible;

(iii) Sellers shall be and remain solely responsible and liable for (A) the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of any current or former employee (including any Business Employee) or agents of any Seller or its Predecessors or Affiliates which relate to events occurring on or before the Closing Date or their employment with any Seller or its Predecessors or Affiliates (provided, however, that to the extent and when a Transferred Employee is eligible for, enrolls in and is accepted for enrollment in any health Employee Benefit Plan provided to the Transferred Employees by Autobytel, then neither Seller shall have any further obligation for such claims or benefits to the extent such claims or benefits are covered by the health Employee Benefit Plan made available to the Transferred Employees), and (B) all worker’s compensation claims of any current or former employee (including any Business Employee) or agent of any Seller or its Predecessors or Affiliates which relate to events occurring on or before the Closing Date or their employment with any Seller or its Predecessors or Affiliates, and Sellers shall cause each other to, pay or cause to be paid all such amounts to the appropriate Persons as and when due.

(iv) To the extent any Transferred Employee is subject to noncompetition, nonsolicitation or similar restrictive covenants in favor of a Seller, the Business or any other Seller, Sellers hereby waive compliance by each such Transferred Employee with such covenants and agree that such covenants shall not apply to any such Transferred Employee from and after the Closing Date for so long as he or she is employed (or retained as an independent contractor) by the Purchaser or Autobytel.

5.2 Conduct of Business.  From the date hereof through and including the Closing Date, except as otherwise consented to by the Purchaser or Autobytel in writing or as specifically contemplated by this Agreement, each of Sellers shall, and shall cause each other to:  (i) carry on the Business in the usual and regular course and not take any action in respect of the Business which is not in the Ordinary Course of Business, and use all reasonable efforts to preserve intact its present business organization, and use all reasonable efforts to keep available the services of the Business Employees (subject to routine discipline and the right to terminate a Business Employee for cause; provided that the Sellers will confer and consult with Autobytel prior to taking any such action) and preserve the goodwill of the Business and its relationships with suppliers, Business Relationships and others having business dealings with the Business; (ii) maintain the Real Property and all its equipment and other assets and properties relating to or used, useable or held for use in the Business, including assets and properties included in the Purchased Assets, in good repair, order and condition, except for ordinary wear and tear, and not sell, assign, transfer, dispose of, pledge or subject to any Encumbrance any of the Purchased Assets; (iii) keep in full force and effect all insurance now carried by it relating to the Business; (iv) perform all of its obligations under all Contracts relating to or affecting the Business or any Purchased Assets; (v) maintain its books of account and records relating to the Business  in the usual, regular, and ordinary manner; (vi) comply with all Laws applicable to it and to the conduct of the Business and keep in full force and effect all Governmental Authorizations necessary for the conduct of the Business as presently conducted; (vii) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business or Person or division thereof, and not sell or transfer the Business or any portion thereof (including by way of a merger involving, or sale or transfer of any securities of, any Seller) or agree, in writing or otherwise, to do any of the foregoing; (viii) not amend or propose to amend its constituent organizational documents, except for amendments which would not affect the Business, the Purchased Assets or the Transactions; (ix) not increase or modify in any material respect the compensation or other terms of employment (including with respect to any non-cause-related separation from employment; provided that Sellers will confer and consult with Autobytel before any termination of an employee) of any Business Employee which could result in any Liability to the Purchaser or Autobytel or agree, in writing or otherwise, to do any of the foregoing; (x) not cancel any debts or waive any claims or rights of substantial value related to the Business or agree, in writing or otherwise, to do any of the foregoing; (xi) not amend, modify, cancel or waive any rights under any Contract which is a Purchased Asset or agree, in writing or otherwise, to do any of the foregoing; and (xii) promptly advise the Purchaser and Autobytel in writing of any material adverse change in the Business or the Purchased Assets.

5.3 Payment of Liabilities and Obligations and Receipt of Payments.

    (a) As of the Closing Date, Sellers shall have, and shall have caused each other to have, paid or provided for all Liabilities that are due and payable in respect of the Purchased Assets, Business Employees or operation of the Business for periods up to and including the Closing Date or which are or will be incurred by any Seller as a result of the consummation of the Transactions, including (i) paying or providing for all Taxes payable in respect of the operation of the Business before the Closing, and (ii) paying in full or providing for the full payment of all compensation (including bonuses and other incentive compensation) that would be payable to Business Employees in respect of the operation of the Business before the Closing.  After the Closing Date, Sellers will, and will cause each other to, pay and perform as and when due all Liabilities, the payment or performance of which is necessary to the performance of any Seller’s obligations under any Transaction Documents, or the failure of which to pay or perform could adversely effect any Seller’s ability to perform its obligations under the Transaction Documents or the Purchaser, the Purchased Assets or the operation of the Business by the Purchaser after the Closing.

(b) From and after the date of the Balance Sheet to and including the Closing Date, Sellers shall collect all revenue and Accounts Receivable with respect to the Business only in the Ordinary Course of Business and no Seller shall have accelerated or otherwise modified the agreements or arrangements for the payment thereof as in effect as of the date of the Balance Sheet.

5.4 Access and Information.

(a) Sellers shall, and shall cause their counsel and accountants to, give the Purchaser and/or Autobytel, their counsel, accountants, and other representatives reasonable access throughout the period from the date of this Agreement through the Closing Date, to all of the Business Records, Contracts and other records and information of Sellers relating to the Business, the Purchased Assets or the Business Employees, including to their accountant’s work papers, to the extent permitted by the accountant of the Sellers (and Sellers will consent to any such access), and shall cause to be furnished to the Purchaser and/or Autobytel and their representatives during such period all such information concerning the affairs of Sellers with respect to the Business as the Purchaser or Autobytel may reasonably request.  Notwithstanding the foregoing, any such access by Purchaser and/or Autobytel, their counsel, accountants, and other representatives shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the Business of the Sellers.

(b) For a period of six years after the Closing, the Purchaser and Autobytel shall afford to Sellers, at their expense, reasonable access to the Business Records, Business Employees and Purchased Assets to the extent reasonably necessary to permit Sellers to determine any matter relating to any Seller’s rights and obligations under any Transaction Document or to any period ending before the Closing Date; provided that any such access by Sellers shall be during normal business hours on reasonable written notice and shall not otherwise unreasonably interfere with the conduct of the business of the Purchaser, Autobytel or their Affiliates.

(c) At any time before the Closing, the Purchaser, Autobytel and their representatives may, in their discretion, request the right to communicate with the persons or entities constituting the Material Business Relationships and the Material Suppliers for purposes of assessing their relationship with the Business.  Sellers shall, and shall cause each other to, reasonably cooperate with the Purchaser and Autobytel in facilitating and arranging such communications and the Purchaser and/or Autobytel will reasonably coordinate with

Sellers as to the content and method of such communications, which content and method of communication shall be conducted mutually by Sellers and Autobytel with the intent to facilitate the retention of the Business Relationship and a smooth transition of the Business Relationship to Purchaser and/or Autobytel.  In addition, the Sellers shall cooperate with Purchaser and/or Autobytel to obtain from each carrier and other Business Relationship, prior to the Closing, such Person’s written acknowledgment of the Transactions and confirmation that such Person has no present intention to terminate, reduce, limit, or materially alter its Contract or relationship with either Seller.

(e) No investigation by the Purchaser and/or Autobytel or other information received by the Purchaser and/or Autobytel in connection with this Agreement or the Transactions shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by a Seller or Shareholder in this Agreement or any other Transaction Document.

5.5 Monthly Financial Statements.  For the period from July 31, 2010 through the Closing Date, Sellers shall prepare and deliver to the Purchaser balance sheets of the Sellers as at the last day of each calendar month during such period and income statements, statements of cash flow and statements of stockholders’ equity of Sellers for the partial year ending on the last day of each such calendar month (collectively, the “Monthly Financial Statements”).

5.6 Consents and Approvals.  Sellers shall, as promptly as possible, obtain all Governmental Authorizations and other Consents from third parties, and make or give, or cause or be made or given, all filings, submissions and notifications required under any Law applicable to such party or any of its Affiliates, that may be or become necessary for the performance of their respective obligations under the Transaction Documents or the consummation of the Transactions.  Sellers shall be responsible for all costs and expenses incurred in connection with obtaining any such Governmental Authorizations and Consents, and will not permit or agree to any changes to the terms of, or waive or agree to waive any rights with respect to, the Business or any Purchased Assets (including any Contracts included therein) in connection with or to obtain any such Consent without the prior written approval of the Purchaser.  At or before the Closing, Sellers shall deliver to the Purchaser, written evidence, in form and substance reasonably satisfactory to the Purchaser, that the boards of directors and all stockholders of each Seller have consented to and duly authorized the Transactions and waived any dissenter’s appraisal or similar rights that any of them may have with respect to the Transactions (collectively, the “Seller Corporate Consents”).

5.7 Notification of Certain Matters.  Sellers and Shareholders shall give prompt written notice to the Purchaser and Autobytel of (i) any occurrence, fact, circumstance or event that any of Sellers or Shareholders reasonably believes has caused or could be likely to cause any of the representations or warranties of Sellers or Shareholders contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date, (ii) any occurrence, fact, circumstance or event that any of Sellers or Shareholders reasonably believes could cause the breach of or the inability of any Seller or Shareholder to satisfy or comply with, any covenant or agreement of any Seller or Shareholder under this Agreement or any other Transaction Document, (iii) the failure of, or the existence of any fact, event or circumstance that would reasonably be expected to result in the failure of, any condition specified in Article 6, (iv) any notice of, or other communication relating to, the termination of any Policy or Contract that is a Purchased Asset or a default or occurrence that, with notice or lapse of time or both, could become a default under any Policy or Contract that is a Purchased Asset, (v) the occurrence of, or, to the Knowledge of Sellers and Shareholders, the threatened occurrence of, a Material Adverse Effect, (vi) any notice or other communication from any Person not a party to this Agreement and not identified in Section 3.4(b) of the Disclosure Schedule alleging that the Consent of such Person is or may be required in connection with the Transactions, and (vii) the institution of, or the threatened institution of any Action with respect to the consummation of the Transactions.

5.8 Confidentiality, Publicity and Non-Competition.

(a) Each Party shall keep confidential and shall not directly or indirectly disclose to any third party or use, any confidential or proprietary information or trade secret of the other Party (it being understood that from and after the Closing, information and trade secrets relating to the Business or included in the Purchased Assets shall constitute confidential or proprietary information or trade secrets of the Purchaser) (collectively, the “Confidential Material”), except with the prior written consent of such other Party; provided, however, that Confidential Material shall not include any of the foregoing that is or becomes generally available to the public without breach of any obligation of confidentiality owed by a Party to another Party.  Notwithstanding the foregoing, if a Party is required in the course of judicial or administrative Action or governmental inquiries to disclose any Confidential Material of the other Party, such Party shall give the other Party prompt written notice thereof so that the other Party may seek an appropriate protective order and/or waive the disclosing Party’s compliance with the confidentiality provisions of this Section 5.8(a).

(b) The Parties shall not make any public statements, including any press releases, with respect to the Transaction Documents and the Transactions without the prior written consent of the other Party(ies) (which consent shall not be unreasonably withheld) except as may be required by Law or by any Governmental Body.  If a public statement is required to be made by Law or by any Governmental Body, the parties shall use reasonable efforts to consult with each other in advance as to the contents and timing thereof. Notwithstanding the foregoing, the Selling Group hereby consents to the making of public announcements of the Transaction by the Purchasing Group without requiring the prior written consent of the Selling Group, although the Purchasing Group shall consult with the Selling Group in advance as to the contents and timing thereof

(c) During the period commencing at the Effective Time and continuing through the fifth (5th) anniversary of the Closing Date, and if longer, during the period that Shareholders are employed by Autobytel or Purchaser and for a period of two years thereafter (the “Restricted Period”), each Seller and Shareholder shall not, and shall cause each other Seller, Shareholder and its and their Affiliates to not, directly or indirectly, alone or with others, for itself or for another Person: (i) operate or engage in, or establish or acquire, or have any interest whatsoever in, or provide any services, assistance, financing or advice to (or to any Person who operates or engages in), or participate in the management or control of, or be associated with, any business that operates or is engaged in, anywhere in the world, any aspect of the Business as conducted by Sellers as of the Closing Date or with any aspect of any business as conducted by the Purchaser, Autobytel or any of their Affiliates during the Restricted Period; (ii) endorse, recommend, promote, support, sponsor, subsidize, or fund any Person that conducts any business anywhere in the world which competes with any aspect of the Business as conducted by Sellers as of the Closing Date or with any aspect of any business as conducted by the Purchaser, Autobytel or any of their Affiliates during the Restricted Period; (iii) cause, induce, influence, encourage or solicit any Material Business Relationship or other actual or prospective client, customer, supplier, vendor, independent contractor, or other Person having a business relationship with the Purchaser, Autobytel or any of their Affiliates, on or after the Closing Date to terminate or modify in any respect any such actual or prospective relationship; or (iv) sell or otherwise transfer or dispose of, or agree to sell or otherwise transfer or dispose of, any of the Excluded Assets to any Person that (A) is a direct or indirect competitor of the Business as conducted by Sellers as of the Closing Date or with any aspect of any business as conducted by the Purchaser, Autobytel or any of their Affiliates during the Restricted Period, or (B), to the Knowledge of Sellers, intends to use or permit to be used the Excluded Assets in connection with a business that competes directly or indirectly with the Business as conducted by Sellers as of the Closing Date or with any aspect of any business as conducted by the Purchaser, Autobytel or any of their Affiliates during the Restricted Period.  Notwithstanding the foregoing, a Seller or Shareholder may own, directly or indirectly, solely as an investment, securities of any corporation traded on any national securities exchange if none of it or its Affiliates is a controlling Person of, or a member of a group which controls, such corporation and it and its Affiliates do not, directly or indirectly, collectively own 2% or more of any class of securities of such corporation.

(d) During the Restricted Period, without the prior written consent of Autobytel, each Seller and each Shareholder will not, and will cause the other Sellers, Shareholder and their Affiliates to not, directly or indirectly (i) solicit for employment or hire, or cause, induce, influence or encourage to terminate, reduce or modify its relationship with the Purchaser, Autobytel or any of their Affiliates, any Transferred Employee, or (ii) solicit for employment, or cause, induce, influence or encourage to terminate, reduce or modify its relationship with the Purchaser, Autobytel or any of their Affiliates any other Person who is or was during the previous 12-months an employee or consultant of the Purchaser, Autobytel or any of their Affiliates.

(e) In the event of a breach or threatened breach of any of the provisions of Section 5.8, in addition to, and not in lieu of, any other rights and remedies available to the Purchaser or Autobytel under law or in equity, the Purchaser and Autobytel shall be entitled to equitable remedies (including specific performance), without the necessity of posting any bond or security, it being acknowledged and agreed that the damage or imminent damage to the Purchaser, Autobytel and their Affiliates will be inestimable and that any remedy at Law or in damages shall be inadequate.

(f) The Parties acknowledge that the restrictions contained in this Section 5.8 are reasonable and necessary to protect the legitimate interests of the Purchaser, Autobytel and their Affiliates and constitute a material inducement to the Purchaser and Autobytel to enter into this Agreement and consummate the Transactions.  In the event that any covenant contained in this Section 5.8 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.8 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render

(g) unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.9 Delivery of the Purchased Assets.  At or before the Closing, Sellers shall, at their expense, cause the Purchased Assets to be delivered to, or take all actions necessary to put Purchaser in possession and control of, the Purchased Assets free and clear of Encumbrances other than Permitted Encumbrances.

5.10 Risk of Loss; Casualty.  Until the Closing Date, the risk of loss or damage to any of the Purchased Assets by fire or other casualty or any cause whatsoever shall be upon the Sellers and Shareholders.  In the event of damage or destruction or loss, as a result of fire or other elements, or other casualty or any cause whatsoever, whether or not beyond any Party’s control, of any of the Purchased Assets or the Excluded Assets such that, in Purchaser’s reasonable judgment, the Sellers and Shareholders will not be able to perform their obligations under this Agreement or any other Transaction Document, or Sellers’ or Shareholders’ ability to perform under this Agreement or any other Transaction Document is or will be materially adversely affected, the Purchaser and Autobytel shall have the right to terminate this Agreement by serving upon the Sellers and Shareholders, on or before the Closing Date, written notice of its election to so terminate.  Sellers and Shareholders agree to give the Purchaser written notice of any damage or destruction to any of the Purchased Assets or any Excluded Assets with full details of the nature and extent thereof, and the Purchaser and Autobytel shall have an opportunity to review the extent of such damage and destruction.  If the Purchaser and Autobytel shall not elect in a writing delivered to Sellers and Shareholders to terminate this Agreement, or in the event of any destruction or damage or loss not giving rise to any right in Purchaser to terminate this Agreement, this Agreement shall remain in full force and effect and all insurance proceeds paid or payable with respect to any damaged or destroyed or lost property or assets of Sellers which would have been included in the Purchased Assets and purchased by the Purchaser hereunder on the Closing Date, shall constitute Purchased Assets and shall be payable, and remitted by Sellers or Shareholders, to the Purchaser on the later to occur of the Closing Date or when received by any Seller or Shareholder (or Affiliate thereof).

5.11 Collection of Accounts Receivable.

(a) From and after the Closing, Sellers shall promptly (but in no event later than seven days after receipt thereof) remit to the Purchaser, in the form received or in such other form as the Purchaser may reasonably request, any payments or remittances which any Sellers or any of their Affiliates receive (such as payments of Purchased Accounts Receivable) which are included in the Purchased Assets or which otherwise belong to the Purchaser, regardless of the form in which received (be it cash, instruments or other property), all of which Sellers acknowledge and agree are and shall be the property of, and for the account and for the benefit of, the Purchaser.  Sellers shall reasonably cooperate with the Purchaser, Autobytel and their representatives to ensure that the Purchaser receives all such payments or remittances, including endorsing any such remittance over to the Purchaser or its designee.

(b) From and after the Closing, the Sellers shall deliver to the Purchaser promptly following receipt, but in no event later than two days after receipt, by any Seller of any checks or other instruments or evidences of Indebtedness received by any Seller (made payable to a Seller or otherwise) in payment of any Purchased Accounts Receivable or otherwise in respect of any Purchased Asset, or any mail, packages or other communications addressed to any Seller or its Affiliates related to the Business.  The Purchaser may choose to endorse without recourse the name of a Seller on any check or any other evidences of Indebtedness received by the Purchaser in respect of any Purchased Accounts Receivable or other Purchased Assets pursuant to the Powers of Attorney.

(c) During the period commencing on the Closing Date and ending on the 90th day after the Closing Date, (i) the Purchaser shall use commercially reasonable efforts to collect the Purchased Accounts Receivable (provided that the Purchaser shall not be required to submit any uncollected Purchased Accounts Receivable for collection by any third party or to take any action to collect such Purchased Accounts Receivable that the Purchaser deems in good faith to be adverse to its business interests or relationships), and (ii) Sellers and Shareholders shall assist the Purchaser (as requested by the Purchaser) in the collection of the Purchased Accounts Receivable.  As soon as reasonably practicable following the 90th day after the Closing Date, the Purchaser shall send Sellers a notice of the amount of the Purchased Accounts Receivable which have not been collected as of that date (the “Uncollected Amount”), along with a breakdown of the individual uncollected Purchased Accounts Receivable (the “Uncollected Receivables”) and Sellers shall pay to the Purchaser an amount equal to the Uncollected Amount by wire transfer of immediately available funds (to the account specified by the Purchaser in such notice) within ten Business Days after Sellers’ receipt of such notice from the Purchaser.  After receipt by the Purchaser of full payment of the Uncollected Amount from Sellers, the Purchaser shall, as promptly as reasonably practicable, cause the Uncollected Receivables to be transferred to Sellers.  If the Purchaser subsequently collects any amounts which were included in the Uncollected Amounts, and if payment was remitted to the Purchaser by Sellers for such amounts so collected, the Purchaser shall promptly remit to Sellers the amount so collected.  Sellers shall use commercially reasonable collection practices in collecting any Uncollected Receivables and will not take any adverse collection action or other action which may adversely affect the Purchaser’s relationship with any Person with whom it has a business relationship after the Closing, including commencing any collection Action or referring any such Uncollected Receivables to any third party for collection, without first consulting in good faith with the Purchaser.

5.12 Insurance.

(a) Sellers shall maintain insurance coverage for a period of three years after the Closing Date with at least a minimum combined single limit of $1,000,000 per occurrence to cover Liabilities that arise from or relate to the operation of the Business, or the ownership, use, or operation of the Purchased Assets, or other activities of Sellers with respect to the Business, before the Closing, regardless of whether a claim is made or the Liabilities are otherwise learned of before or after the Closing.  The Sellers shall cause the Purchaser to be named as a loss payee and an additional insured on all such policies and all such policies to require that the Purchaser be provided with thirty (30) days’ prior written notice of any cancellation thereof.  On or before the Closing Date, Sellers shall provide the Purchaser with certificates evidencing the insurance policies required by this Section 5.12.  Sellers shall pay all deductibles with respect to any claims made under any such policy.  If Sellers fail to pay any such deductibles when due, the Purchaser may, in its discretion, elect to pay such deductibles, in which case, Sellers shall reimburse the Purchaser for such amounts within five days after the Purchaser’s demand therefor.

(b) Shareholders shall fully cooperate with Autobytel (including submission to customary medical tests and underwriting requirements) in order to obtain such key man life insurance policies on the lives of each Shareholder as Autobytel may wish to obtain. Such insurance shall be for the benefit of Autobytel.

5.13 Certain Tax Matters.

(a) Sellers and Shareholders shall be responsible for, and covenant and agree to pay, or cause to be paid, as and when due, any and all Taxes due and payable in respect of the operation of the Business or the ownership, use and possession of the Purchased Assets before the Closing (whether or not such Taxes are due and payable as a result of the Transactions), and any Taxes due and payable as a result of the Transactions.  Sellers and Shareholders shall furnish or cause to be furnished to the Purchaser and/or Autobytel, upon request and as promptly as reasonably practicable, such information and assistance relating to the Purchased Assets (including access to books and records) and Transferred Employees as is reasonably necessary for the preparation and filing by the Purchaser or any of its Affiliates of any Tax Returns, the making by the Purchaser, Autobytel or any of their Affiliates of any election related to Taxes, and the preparation, prosecution or defense by the Purchaser, Autobytel or any of their Affiliates of any Action relating to any Tax or Tax Return by any Governmental Body.

(b) Sellers and Shareholders shall comply, and shall provide the Purchaser with the information and documentation required by the Purchaser to comply, and cooperate with the Purchaser in its compliance, with all applicable bulk sales and tax notification Laws (and all similar laws, rules and regulations) of every jurisdiction in which the Purchased Assets are located relating to the purchase and sale of the Purchased Assets as contemplated herein.   If the Purchaser is required by any Governmental Body or Tax Authority to withhold a portion of the Purchase Price, the Purchaser shall withhold, and not pay to Sellers, the applicable amounts, and shall hold such amounts until the applicable Governmental Body or Tax Authority authorizes the Purchaser to release and pay over such amounts, and shall release and pay out such amounts in compliance with the instructions of the Governmental Body or Tax Authority.

(c) On or before the Closing Date, each Seller shall, and Sellers shall cause each other to, obtain from the applicable taxing authorities in jurisdictions that impose Taxes on any Seller or where any Seller has a duty to file Tax Returns, to the extent such certificates are issued by the applicable taxing authority, tax clearance or similar certificates evidencing each Seller’s compliance with and fulfillment of its obligations in such jurisdictions with respect to Taxes (“Tax Clearance Certificates”).  If any taxing authority asserts that a Seller is liable for any Tax, Sellers shall promptly pay when due any and all such amounts and shall provide evidence to the Purchaser and/or Autobytel, including a copy of a receipt, that such Taxes have been paid in full or otherwise satisfied.

(d) On and after the Closing, Purchaser and/or Autobytel shall furnish or cause to be furnished to the Sellers and Shareholders, upon request and as promptly as reasonably practicable, such information and assistance relating to the operation of the Business prior to the Closing (including access to books and records) as is reasonably necessary for the preparation and filing by the Sellers and Shareholders or any of their Affiliates of any Tax Returns, the making by the Sellers and Shareholders or any of their

Affiliates of any election related to Taxes, and the preparation, prosecution or defense by the Sellers and Shareholders or any of their Affiliates of any Action relating to any Tax or Tax Return by any Governmental Body.

5.14 Encumbrance Termination Documents.  On or before the Closing Date, Sellers shall deliver to the Purchaser UCC-3 Termination Statements or other written terminations, discharges, or releases, as applicable, of any and all Encumbrances on the Purchased Assets, together with such consents, approvals, or authorizations as are necessary or appropriate to permit Sellers to cause the same to be filed and/or recorded, as applicable, with the appropriate persons, all in form and substance satisfactory to the Purchaser (collectively, the “Encumbrance Termination Documents”).  On or before the Closing Date, at the Purchaser’s option and on its request, the Seller Parties shall either (i) at their expense, cause all Encumbrance Termination Documents to be filed in the appropriate jurisdictions and provide the Purchaser with written evidence of the same, or (ii) deliver the original Encumbrance Termination Documents to the Purchaser for the Purchaser to file and then, on receipt of the Purchaser’s invoice therefor, reimburse the Purchaser for the filing fees and other reasonable expenses incurred by the Purchaser in filing the same.

5.15 Corporate Existence and Name.

(a) No Seller shall, and Sellers shall cause each other to not, dissolve, wind up or change, or otherwise modify its corporate form or existence in any manner for a period of at least two years after the Closing without the Purchaser’s prior written consent and, during that two year period, Sellers shall maintain their corporate existences in good standing (in their respective states of incorporation and in any other states in which ay of them conducted business as of the Closing Date).

(b) Effective as of the Effective Time, Sellers shall cease all conduct of the Business and shall not use the Names or any other name used by any Seller in connection with conducting the Business, or any name similar to any of the foregoing.  Within five days after the Closing, each Seller shall, and Sellers shall cause each other to, change its legal name (and shall cause such change to be effected in the State of incorporation of such Seller and in all other jurisdictions in which such is qualified or registered  to conduct business) to a name that is dissimilar to and not confusing with the Names or any other name used by any Seller in connection with conducting the Business.  Sellers shall deliver copies of the filed documentation effecting such name changes to the Purchaser within 15 days after the Closing Date, or to the extent such documentation is not available at such time, promptly after such documentation becomes available.

(c) Effective upon the Closing, the Sellers shall execute and deliver to the Purchaser written powers of attorney, in form and substance reasonably acceptable to the Purchaser, appointing the Purchaser as each Seller’s true and lawful attorney-in-fact, in the name of such Seller (i) but on behalf of the Purchaser and for its own account, to receive and open all mail, packages and other communications addressed to any Seller related to the Business, (ii) but on behalf of the Purchaser and for its own account, to endorse without recourse the name of the applicable person on any check or any other evidences of Indebtedness received by the Purchaser with respect to Purchased Accounts Receivable or otherwise on account of the Business or the Purchased Assets, and (iii) and to renew or continue any or all Seller Authorizations for and on behalf of the Sellers (the “Powers of

Attorney”).  Sellers agree that the foregoing appointment shall be coupled with an interest and shall be irrevocable.

5.16 Forwarding Assistance.  After the Closing, Sellers and Shareholders shall, at no cost to the Purchaser, forward to the Purchaser (on no less than a weekly basis) all correspondence received by any of them relating to the Business or the Purchased Assets, and use commercially reasonable efforts to forward any calls or inquiries received concerning the Business to the Purchaser.

5.17 Refund of Overpayment.  If, after any Contingent Payment (if any) has been paid, any condition or milestone included in the calculation of any such payment or based on which any such Contingent Payment was calculated, is subsequently reduced or not satisfied for any reason, including by reason of an overpayment to the Purchaser or by reason of a miscalculation thereof by the Purchaser, the Purchaser shall recalculate the amount of the Contingent Payment previously made to Sellers in accordance with Section 2.5(a) and the Contingent Payments Schedule, taking into account such reduction, and Sellers shall, and the Seller Parties shall cause the Sellers to, refund to the Purchaser the difference between the recalculated amount of the Contingent Payment and the aggregate amount of the Contingent Payment actually paid to Sellers within ten (10) days after receipt of the Purchaser’s invoice therefor (which will be accompanied by a reasonably detailed written explanation of the recalculation and reasons therefor).

5.18 Receipts and Releases.  At the Closing, Sellers and Shareholders shall deliver to the Purchaser, in form and substance satisfactory to the Purchaser, a receipt and release from each Seller and Shareholder acknowledging receipt of its respective portion of the Closing Payment and releasing the Purchaser from any further obligations with respect to the Closing Payment (collectively, the “Receipts”).

5.19 Exclusivity.  Unless and until this Agreement is terminated pursuant to Article 9, no Seller or Shareholder shall, or shall authorize or permit any of its Affiliates or any of its or their attorneys, accountants, advisors or other representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal, (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Sellers and Shareholders shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of its and their attorneys, accountants, advisors or other representatives to immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  In addition to the other obligations under this Section 5.19, Sellers and Shareholders shall promptly (and in any event within two Business Days after receipt thereof) advise the Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

5.20 Intellectual Property Assignments. To the extent Sellers have not obtained written assignments of rights to all Intellectual Property, in form and substance acceptable to Autobytel, (“IP Assignments to Sellers”) from all current and former employees or independent contractors who or which have invented, authored or otherwise created Intellectual Property that is included or intended to be included in the Purchased Assets, then Sellers shall, at their own expense (including payment of any fees, compensation or costs imposed in connection with the request for, or as a condition to the issuance of, any such IP Assignment), obtain all such IP Assignments before the Closing.   If any IP Assignment is not obtained before the Closing, then Sellers shall, after the Closing (i) obtain such IP Assignment as soon as possible after the Closing at their sole cost and expense (including payment of any fees, compensation and costs imposed in connection with the request for, or as a condition to the issuance of, any such IP Assignment), and cooperate with the Purchaser in endeavoring to obtain, such IP Assignments at no out-of-pocket cost or expense to the Purchaser, and (ii) if and for so long after the Closing as such IP Assignment has not been obtained, cooperate with the Purchaser in any arrangement proposed by the Purchaser in good faith, including obtaining adequate license rights at no cost to Purchaser, that is designed to provide for the Purchaser the material benefits (including all economic benefits), claims, and rights to the applicable Intellectual Property and  enforcement for the benefit of the Purchaser of any and all rights of either Seller in such Intellectual Property.  Notwithstanding the foregoing, only the Required IP Assignments shall be a condition to the Closing, provided that Sellers shall use commercially reasonably efforts to obtain all IP Assignments before the Closing, and provided further that Sellers shall be and remain obligated to obtain after the Closing any such IP Assignments that are not obtained before the Closing.

5.21 Efforts to Closing.  Sellers and Shareholders shall use their reasonable best efforts to cause the conditions in Article 6 to be satisfied.  The Purchaser and Autobytel shall use its reasonable best efforts to cause the conditions in Article 7 to be satisfied.

5.22 Release/Indemnity of Shareholders From Personal Obligations.  Autobytel and Purchaser shall take all commercially reasonable actions necessary to promptly release and remove the Shareholders from any and all personal guaranties to which they are subject with respect to sums borrowed by Sellers and lease obligations owed by Sellers to the extent included in Assumed Liabilities and which are listed on Schedule 3.10(b) of the Disclosure Schedules (“Guaranties”).  Until Autobytel or Purchaser is able to obtain such release or removal of the Shareholders, Autobytel and Purchaser will indemnify the Shareholders for any personal liability either of them may incur on and after the Effective Time, including reasonable attorneys’ fees and disbursements incurred to defend against any claims made against either of them personally with respect to the Guaranties, with respect to occurrences or defaults after the Effective Time.

ARTICLE 6

CONDITIONS TO THE PURCHASING GROUP’S OBLIGATIONS

The obligations of the Purchaser and Autobytel to consummate the Transactions shall be subject to the satisfaction (or waiver in the Purchaser’s or Autobytel’s sole discretion) on or before the Closing Date of all of the following conditions:1

6.1 Representations, Warranties and Covenants of Sellers and Shareholders.  Sellers and Shareholder shall have complied in all material respects with each of the agreements, covenants and conditions contained herein to be performed by them on or before the Closing Date, and all of the representations and warranties of Sellers and Shareholders contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date.  The Purchaser shall have received a certificate of Sellers and of the Shareholders, dated as of the Closing Date and signed by an officer of each Seller and by each Shareholder, certifying as to the fulfillment of the condition set forth in this Section 6.1.

6.2 Due Diligence.  The Purchaser, Autobytel and their representatives shall have reviewed all Business Reports, Contracts and other documents and information assembled and/or produced by Sellers and Shareholders in response to that certain Due Diligence Request List, dated July 20, 2010, and completed such other due diligence activities as required by the Purchaser or Autobytel in their sole discretion, and the results of such due diligence investigation shall be satisfactory to Autobytel in its sole and absolute discretion.

6.3 No Prohibition.  No Law or Order of any Governmental Body shall be in effect which prohibits the Purchaser or Autobytel or any Seller or Shareholder from consummating the Transactions.  No Action shall be pending or, to the knowledge of the Purchaser or Autobytel, threatened with respect to the consummation of the Transactions.

6.4 Governmental Authorizations and Consents.  All Governmental Authorizations and Consents from any Governmental Body that shall be required in order to enable the Purchaser and Autobytel to consummate the Transactions and to operate the Business after the Closing in compliance with Laws and otherwise in substantially the same manner as operated by Sellers shall have been obtained.

6.5 Third Party Consents.  Sellers and Shareholders shall have obtained and delivered to the Purchaser and Autobytel, written Consents, in form and substance reasonably satisfactory to the Purchaser and Autobytel, for the Nonassignable Contracts and all other Consents referenced in Section 3.4(b) of the Disclosure Schedule and designated therein as a “Consent Required For Closing” (collectively the “Required Consents”).

6.6 Required IP Assignments to Sellers. Sellers and Shareholders shall have obtained and delivered to the Purchaser and Autobytel, IP Assignments to Sellers, in form and substance reasonably satisfactory to the Purchaser and Autobytel, from the Persons listed on

1 List subject to expansion based on due diligence.

Section 3.16(f) of the Disclosure Schedule, if any, and designated therein as an “IP Assignment Required For Closing” (collectively the “Required IP Assignments”).

6.7 Secretary’s Certificates.  Each Seller shall have delivered to the Purchaser the Seller Corporate Consents and a certificate signed by an authorized officer certifying as to (i) the incumbency of the officers of such Seller executing documents or instruments on its behalf and (ii) the Seller Corporate Consents; and attaching a good standing certificate of such Seller as of a date within ten days of the Closing Date.

6.8 Material Adverse Effect.  There shall be no conditions existing or threatened that, individually or in the aggregate, with or without the lapse of time, have had or could reasonably be expected to have a Material Adverse Effect.

6.9 [Section 6.9 Intentionally Left Blank and Reserved]

6.10 Payoff of Indebtedness and Release of Encumbrances.  The Sellers shall have delivered to the Purchaser (i) written evidence in form and substance satisfactory to the Purchaser of the repayment in full of all Indebtedness which is secured by Encumbrances on any Purchased Assets, and (ii) the Encumbrance Termination Documents together with written evidence, in form and substance satisfactory to the Purchaser, of the filing of the Encumbrance Termination Documents.

6.11 Tax Clearance Certificates.  The Sellers shall have delivered the Tax Clearance Certificates to the Purchaser.

6.12 Material Business Relationships.  No Material Business Relationship, and no Business Relationships which are not Material Business Relationships but which individually or in the aggregate represent or could reasonably be expected to represent 10% or more of the collective revenues of Sellers for calendar year 2010, and no supplier of goods or services to any Seller who is material to the continued operation of the Business after the Closing in substantially the same manner as before the Closing, shall have notified or given any indication to the Purchaser or Sellers that it desires or intends (or that they desire or intend) to cancel or terminate or otherwise alter in any material respect its (or their) relationship(s) with any Seller or otherwise with respect to the Business.

6.13 Business Employees.  All of the Business Employees identified on Schedule 6.13 shall have accepted employment with the Purchaser or Autobytel commencing as of the Effective Time and executed and delivered any documentation related thereto.

6.14 Nonforeign Affidavits.  Each Seller shall have furnished the Purchaser with a 1445 Certification dated as of the Closing Date, stating, under penalties of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

6.15 Powers of Attorney.  The Sellers shall have duly executed and delivered to the Purchaser the Powers of Attorney.

6.16 Employment Documents.  The Purchaser or Autobytel, as designated by Autobytel, shall have entered into, concurrently with the execution and delivery of this

Agreement, employment agreements and other employment documents substantially in the form agreed upon and executed by each Shareholder and each other Transferred Employee identified by Autobytel to Sellers, such agreements and documents to be effective upon Closing (“Agreed Upon Employment Documents”).

6.17 Insurance Matters.  The Purchaser shall have received from Sellers certificates evidencing the insurance policies required by Section 5.12 in form and substance satisfactory to the Purchaser.

6.18 Form W-9.  Each Seller and Shareholder shall have delivered to the Purchaser a properly completed and duly executed IRS Form W-9.

6.19 Delivery of Transaction Documents.  Sellers and Shareholders shall have executed and delivered to the Purchaser all Transaction Documents to which they are parties.

6.20 Delivery of Shareholder Documents.  Shareholders or Sellers, as applicable, shall have executed and delivered the Shareholder Agreement, Warrant and Convertible Note.

6.21 Opinion of Counsel. Sellers and Shareholders shall have delivered the Opinion of Counsel.

6.22 Autobytel Shareholder Approval Note Required. The conversion price under the Convertible Note and the exercise price under the Warrant shall not result in a requirement for Autobytel to obtain the approval of its shareholders under applicable laws, rules, regulations or orders or under applicable stock exchange rules.

6.23 Form and Content of Documents.  The form and content of all documents, certificates and other instruments to be delivered by Sellers or Shareholders to the Purchaser shall be reasonably satisfactory to the Purchaser and its counsel.

ARTICLE 7

CONDITIONS TO SELLING GROUP’S OBLIGATIONS

The obligations of Sellers and Shareholders to consummate the Transactions shall be subject to the satisfaction (or waiver in Sellers’ and Shareholders’ sole discretion) on or before the Closing Date of all of the following conditions:

7.1 Representations, Warranties and Covenants of the Purchaser and Autobytel.  The Purchaser and/or Autobytel shall have complied in all material respects with each of the agreements, covenants and conditions contained herein to be performed by it on or before the Closing Date, and all of the representations and warranties of the Purchaser and Autobytel contained herein shall be true on and as of the Closing Date with the same effect as though made on and as of the Closing Date.  Sellers shall have received a certificate of the Purchaser and of Autobytel, dated as of the Closing Date and signed by an officer of the Purchaser and Autobytel, certifying as to the fulfillment of the condition set forth in this Section 7.1.

7.2 No Prohibition.  No Law or Order of any Governmental Body shall be in effect which prohibits Sellers or Shareholders from consummating the Transactions.  No Action shall be pending or, to the Knowledge of Sellers or Shareholders, threatened with respect to the consummation of the Transactions.

7.3 Governmental Authorizations and Consents.  All Governmental Authorizations and Consents from any Governmental Body that shall be required in order to enable Sellers and Shareholders to consummate the Transactions shall have been obtained.

7.4 Secretary’s Certificate.  The Purchaser and Autobytel shall have delivered to Sellers a certificate certifying as to (i) the incumbency of its officers executing documents or instruments on its behalf and (ii) resolutions of its board of directors authorizing the Transactions; and attaching a good standing certificate as to it as of a date within ten days of the Closing Date.

7.5 Delivery of Transaction Documents.  The Purchaser and Autobytel shall have executed and delivered to Sellers all Transaction Documents to which they are parties.

7.6 Delivery of Shareholder Documents.  The Purchaser and/or Autobytel shall have executed and delivered the Convertible Note, Shareholder Agreement, and Warrant.

7.7 Employment Documents. Autobytel or the Purchaser, as designated by Autobytel, shall have entered into Agreed Upon Employment Documents with each Shareholder.

7.8 Form and Content of Documents.  The form and content of all documents, certificates and other instruments to be delivered by the Purchaser and/or Autobytel to Sellers shall be reasonably satisfactory to Sellers and their counsel.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Members of Selling Group.  Subject to the limitations and provisions of Section 8.5, the Members of the Selling Group shall jointly and severally indemnify, defend, and hold harmless Autobytel, the Purchaser and their respective Affiliates, and each of their respective officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, “Purchaser Indemnitees”) from, against and in respect of any and all losses, costs, expenses, claims, damages, Actions, suits, proceedings, hearings, investigations, charges, complaints, demands, injunctions, judgments, Orders, decrees, rulings, directions, dues, penalties, fines, amounts paid in settlement, Liabilities, Taxes, Encumbrances, and fees, including interest, penalties and attorneys and collection agency fees and disbursements (collectively, “Damages”), arising out of, based upon or otherwise in respect of:

(i) any inaccuracy in or breach of any representation or warranty of any Member of the Selling Group made in or pursuant to this Agreement or any other Transaction Documents (in each case, disregarding all qualifications as to materiality or Material Adverse Effect or similar qualifications contained in any such representation or warranty);

(ii) any breach or nonfulfillment of any covenant or obligation of any Member of the Selling Group contained in this Agreement or any other Transaction Document;

(iii) all Excluded Liabilities;

(iv) all Excluded Assets;

(v) the failure to obtain before the Closing any Governmental Authorization or other Consent from a third party required to be obtained in connection with the execution, delivery or performance by any of Sellers of the Transaction Documents or the consummation of the Transactions; or

(vi) any failure to comply with applicable bulk sales notification requirements (or similar requirements), if applicable, and delivery of Tax Clearance Certificates, if waived by the Purchaser as a condition to the Closing.

8.2 Indemnification by the Purchaser.  The Purchaser shall indemnify, defend and hold harmless the Members of the Selling Group and their respective Affiliates, and each of their respective officers, directors, managers, employees, members, partners, stockholders, agents, and other representatives (collectively, the “Seller Indemnitees”) from, against and in respect of any and all Damages arising out of, based upon or otherwise in respect of:  (i) any inaccuracy in or breach of any representation or warranty of the Purchaser made in or pursuant to this Agreement or any other Transaction Document; (ii) any breach or nonfulfillment of any covenant or obligation of the Purchaser contained in this Agreement or any other Transaction Document; and (iii) any Damages imposed upon a member of the Selling Group to the extent resulting from Purchaser’s operation of the Business after the Closing Date, excluding any such Damages arising out of, based upon or otherwise in respect of: (A) any acts or omissions of the Shareholders (in their capacity as employees or Autobytel or Purchaser/; and (B) any Damages for which the Sellers and Shareholders are obligated to indemnify any Purchaser Indemnitee under Section 8.1.

8.3 Inter-Party Claims.  Any Person seeking indemnification pursuant to this Article 8 (“Indemnified Party”) shall promptly notify the other Person(s) from whom such indemnification is sought (“Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification, describing the basis of such claim, but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim.

8.4 Third Party Claims.

(a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim to which the indemnification set forth in this Article 8 relates (which shall also constitute the notice required by Section 8.3), but failure to give such notice within any particular time period shall not adversely affect the Indemnified Party’s rights to indemnification except to the extent that the Indemnifying Party can show that the failure to give such notice on a timely basis materially and adversely affected the Indemnifying Party’s ability to defend the claim.

(b) Subject to the Indemnified Party’s good faith determination that such undertaking would be appropriate and practical and not raise conflict of interest concerns, and except as set forth below in this Section 8.4(b), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days after the receipt of any such notice, to undertake the defense of such third-party claim.  The failure of the Indemnifying Party to give such notice and to undertake the defense of such a claim shall constitute a waiver of the Indemnifying Party’s rights to defend such third party claim under this Section 8.4(b) and in the absence of gross negligence or willful misconduct on the part of the Indemnified Party shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.  The election of the Indemnifying Party to undertake the defense of any third-party claim pursuant to this Section 8.4(b) will, without admitting liability to any third party with respect to such claim, conclusively establish for the purposes of this Agreement that the claims made in such third-party claim are within the scope of, and subject to, indemnification pursuant to this Article 8.  The Indemnifying Party must provide reasonable assurance to the Indemnified Party of its financial capacity to defend a third party claim and provide indemnification with respect thereto as a condition to undertaking the defense of such claim.  Notwithstanding the foregoing, under no circumstances shall an Indemnifying Party be entitled to undertake the defense of a third-party claim if (i) such claim could result in criminal proceedings or liability for any Indemnified Party, (ii) such claim involves requests for injunctive or other equitable relief in respect of a Purchaser Indemnitee or its business or (iii) such claim could result in Damages that, taken with Damages with respect to other existing claims of the Purchaser Indemnitees under this Article 8, would not be fully indemnified hereunder, or (iv) Autobytel determines in good faith that such claim could result in damage to its business or reputation of a Purchaser Indemnitee. In addition, if a claim hereunder is related to Taxes, the Parties agree to reasonably cooperate with each other in the defense of the Action.

(c) So long as the Indemnifying Party is defending a claim actively and in good faith, the Indemnified Party shall not settle such claim without the Indemnifying Party’s consent, which will not be unreasonably withheld, conditioned or delayed.  The Indemnified Party shall, subject to obligations of confidentiality or other restrictions under Contract or Law, make available to the Indemnifying Party or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

(d) The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold) before entering into any settlement or compromise of such claim or proceeding or ceasing to defend such claim or proceeding.  Notwithstanding the foregoing, the Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any third-party claim, or consent to the entry of judgment with respect to a third-party claim, provided such settlement, compromise, or judgment involves solely the payment of monetary damages by the Indemnifying Party and includes, as an unconditional term thereof, a full and complete release of the Indemnified Party by the claimant or the plaintiff of all Liability with respect to such claim.

(e) The election by the Indemnifying Party, pursuant to Section 8.4(b), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

8.5 Limitations and Requirements.

(a) In the absence of fraud, gross negligence or knowing misrepresentation or breach of warranty, Sellers and Shareholders shall have no obligation to indemnify the Purchaser Indemnitees against Damages under clause (i) of Section 8.1 unless and until the aggregate of all Damages exceeds the Indemnification Basket Amount, in which event the Purchaser Indemnitees shall be entitled to indemnification for all Damages incurred from the first dollar of Damages under clause (i) of Section 8.1; provided, however, that the above limitation shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7(a), 3.11, 3.16, 3.20, 3.23, 3.26, 3.28 or 3.29, or to any breaches of covenants.

(b) In the absence of fraud, gross negligence or knowing misrepresentation or breach of warranty, Sellers shall not be obligated to indemnify the Purchaser Indemnitees against Damages under clause (i) of Section 8.1 in an aggregate amount that exceeds the Indemnification Cap Amount, provided, however, that the foregoing limitations shall not be applicable to any claim for Damages based upon a breach of any representation or warranty made in or pursuant to Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.7(a), 3.11, 3.16, 3.20, 3.23. 3.26, 3.28 or 3.29, or to any breaches of covenants.

(c) The terms of this Article 8 are intended to benefit the Parties, and shall survive the Closing for a period of twenty-four (24) months after the Closing Date (“Indemnification Period”); provided, however, that:

(i) any claims for indemnification made during the Indemnification Period shall survive the Closing, until final resolution thereof;

(ii) any claims for indemnification relating to the matters set forth in Sections 3.11, 3.20, or 3.27, shall survive the Closing for a period ending sixty (60) days following the expiration of the applicable statute of limitations;

(iii) any claims for indemnification relating to the matters set forth in Section 3.23 shall survive the Closing for a period ending on the tenth anniversary of the Closing;

(iv) any claims for indemnification relating to the matters set forth in Sections 3.1, 3.2, 3.3 or 3.7(a) shall survive the Closing indefinitely; and

(v) any claims for indemnification for breaches of any covenants and agreements of the Parties contained in this Agreement, including the indemnification covenants of the Parties under this Article 8, shall survive the Closing indefinitely, it being understood and agreed that the covenants and agreements of the Parties shall survive the Closing indefinitely.

(d) The liability of each Shareholder, in their individual capacity, for Damages for any indemnification claims shall be limited to one-half (1/2) of the Damages; provided, however, that in the event any Purchase Consideration is transferred or distributed to a Shareholder by any Seller exceeds the Shareholder’s proportionate fifty percent (50%) share, then the liability of the Shareholder receiving the transferred or distributed Purchase Consideration shall be increased over the limit provided for in this Section 8.5(d) by the excess amount of such transferred or distributed Purchase Consideration.

8.6 Right of Set-Off.  The Purchaser and Autobytel, on behalf of themselves and any other Purchaser Indemnitee, may set-off any amounts owed to any of them by any Member of the Selling Group pursuant to the Transaction Documents against any amounts or consideration owed by Autobytel or Purchaser or any of its Affiliates to any Member of the Selling Group (including the Final Working Capital (if amounts are due Purchaser), any Contingent Payments, the Convertible Debt or the Warrant).  In addition, if there are any outstanding indemnification claims or matters for which a Purchaser Indemnitee may be entitled to indemnification hereunder or other amounts to which any Purchaser Indemnitee may be entitled pursuant to any Transaction Document, the Purchaser and Autobytel may hold back and defer payment of any amounts or consideration owed by Autobytel or Purchaser to any Member of the Selling Group (including any Contingent Payment, the Convertible Debt or the Warrant) until such matters are resolved and may deduct and retain from any amounts so held back any amounts any Member of the Selling Group owes any Purchaser Indemnitee hereunder.  The exercise of such right of set-off by Autobytel or Purchaser shall not constitute an event of default under any obligation owed by Autobytel or Purchaser to the Members of the Selling Group.  Neither the exercise or nor the failure to exercise such right of set-off will constitute an election of remedies or limit Autobytel or Purchaser in any manner in the enforcement of any other remedies that may be available to it.

8.7 Effect of Investigation.  The representations, warranties and covenants of an Indemnifying Party, and an Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Article 6 or Article 7, as the case may be.

8.8 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

ARTICLE 9
TERMINATION

9.1 Grounds for Termination.  This Agreement may be terminated at any time before the Closing Date:

(a) by mutual written agreement of the Parties; or

(b) by the Selling Group, on the one hand, or the Purchasing Group, on the other hand, if the Closing shall not have been consummated on or before October 31, 2010,

provided that such failure to close by such date shall not have been the result of a material breach of any representation, warranty, covenant or other agreement contained herein by any Member of the Selling Group in the case of the Selling Group seeking termination or by the Purchasing Group in the case of the Purchasing Group seeking termination; or

(c) by the Selling Group, if the Purchasing Group shall be in material breach or default under this Agreement and shall have failed to cure such breach or default in all material respects within ten (10) days after receiving written notice thereof from the Selling Group, provided that no Member of the Selling Group is then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(d) by the Purchasing Group, if any Member of the Selling Group shall be in material breach or default under this Agreement and shall have failed to cure such breach or default in all material respect within ten (10) days after receiving written notice thereof from the Purchasing Group, provided that the Purchasing Group is not then in material breach of any representation, warranty, covenant or other agreement contained herein; or

(e) by the Selling Group or the Purchasing Group if there shall be any Law that makes the consummation of the Transactions illegal or otherwise prohibited or if consummation of the Transactions would violate any nonappealable, final Order.

The Party or Parties, as applicable, desiring to terminate this Agreement pursuant to this Section 9.1 shall give written notice of such termination to the other Parties.

9.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, such termination shall be without Liability of any Party (or any shareholder, partner, member, director, officer, manager, employee, agent, consultant or representative or such Party) to the other Parties to this Agreement and each Party shall bear its own costs and expenses incurred in connection with the Transactions; provided, however, that, notwithstanding the foregoing, the non-terminating Party(ies) shall be fully liable for any and all Damages incurred or suffered by the terminating Party(ies) if such termination is pursuant to Section 9.1(c) or Section 9.1(d).  The provisions of this Article 9 and Article 10 shall survive any termination of this Agreement pursuant to Section 9.1.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement.  This Agreement, together with the Schedules and Exhibits hereto, constitutes the sole understanding of the Parties with respect to the subject matter hereof.

10.2 Parties In Interest.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided, however, that this Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that a Member of the Purchasing Group may assign this Agreement in whole or in part to any Affiliate of any Member of the Purchasing Group or to any purchaser of the all or substantially all of the stock or assets of a Member of the Purchasing Group.  This Agreement is intended for the sole benefit of, and is only enforceable by, the Parties and their respective successors and permitted assigns, and no right, benefit or remedy of any nature whatsoever is intended to be conferred upon any other Person by reason of this Agreement.

10.3 Modification and Waiver.  No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions of this Agreement and the same shall not be deemed to or constitute a waiver of any other provision hereof (whether or not similar).  No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.4 Remedies Cumulative.  The rights and remedies of the Parties in respect of the Transaction Documents and the Transactions are cumulative and not alternative, and the indemnification obligations of the Parties contained herein do not and are not intended to waive or preclude any other claims, rights or remedies which may exist at Law (whether statutory or otherwise) or in equity with respect to the matters covered by the Transaction Documents.

10.5 Expenses.  Except as expressly otherwise provided in this Agreement, each Party shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the Transactions, including the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel.

10.6 Survival.  All representations, warranties, covenants, and obligations in this Agreement, any Schedules, and each other Transaction Document, shall survive the Closing and the consummation of the Transactions, subject to Section 8.5.  The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.  The right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations shall not be affected by any investigation or due diligence conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  The waiver of any condition based on the inaccuracy of any representation or warranty, or on the non-performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based on such representations, warranties, covenants and obligations.

10.7 Disclosure.  In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Schedules (other than an express exception to a specifically identified statement), those in this Agreement shall control.  Any disclosures in any Schedule or in any other Transaction Document of any information that is not required under the terms hereof or thereof to be disclosed herein or therein shall not change or diminish the disclosure requirements herein or therein.

10.8 Notices.  Any notice, request or other communication to be given hereunder by any Party hereto to any other Party shall be in writing and shall be given by delivery in person,

by electronic facsimile transmission, by overnight courier or by registered or certified mail, postage prepaid,

if to any Member of the Purchasing Group, to:

Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention:    Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Fax: (949) 862-1323

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP
105 College Road East
P.O. Box 627
Princeton, NJ 08542-0627
Attention:  James Biehl, Esq.
Fax:  (609) 799-7000

if to any Member of the Selling Group, to:

William Ferriolo                                                            Ian Bentley
14733 Waterchase Blvd.                                             14613 Canopy Dr
Tampa, FL 33626                                                          Tampa, FL 33626
Fax: 813 434 2424                                                          Fax: 813 354 4895

with a copy to (which shall not constitute notice):

Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.
Post Office Box 1102
Tampa, FL 33601-1102
Attention:  Don B. Weinbren, Esquire
Fax:  (813) 227-0451

or at such other address for a Party as shall be specified by like notice.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a Business Day in the place of receipt before 5:00 p.m. in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

10.9 Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the Exhibits and Schedules hereto shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.10 Jurisdiction.  Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in any court of competent jurisdiction sitting in the State of Delaware, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, Action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each Party agrees that service of process on such Party in accordance with Section 10.8 shall be deemed effective service of process on such Party.  Further, nothing contained in any Transaction Document shall prevent or delay a Party from seeking specific performance or other equitable remedies in the event of any breach or threatened breach of any obligations hereunder.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

10.11 Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  This Agreement may be executed by facsimile signatures which signatures shall have the same force and effect as original signatures.

[The remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

Purchasing Group

Autobytel Inc., a Delaware corporation
By:           /s/ Jeffrey H. Coats
Jeffrey H. Coats, Chief Executive Officer and President

Autobytel Acquisition Subsidiary, Inc., a Delaware corporation
By:           /s/ Jeffrey H. Coats
Jeffrey H. Coats, Chief Executive Officer and President

Selling Group

Autotropolis, Inc., a Florida corporation
By:/s/ William Ferriolo
Name:  William Ferriolo
Title:    President

Cyber Ventures, Inc., a Florida corporation
By: /s/ Ian Bentley
Name:   Ian Bentley
Title:     V.P.

/s/ William Ferriolo
William Ferriolo

/s/ Ian Bentley
 Ian Bentley

Ian Bentley Revocable Trust created U/A/D 3/1/10
By: /s/ Ian Bentley
Ian Bentley, Trustee

SPOUSAL CONSENT

The undersigned, being the spouse of Ian Bentley, a shareholder of Cyber Ventures, Inc. and Autotropolis, Inc., each a corporation organized and existing under the laws of the State of Florida (collectively, the “Sellers”), and parties to that certain Asset Purchase Agreement dated as of September 16, 2010 (“Asset Purchase Agreement”) to which this Spousal Consent is attached, intending to be legally bound, hereby certifies, represents, warrants and agrees as follows:

1.           The undersigned has read, understands and knows the contents of the Asset Purchase Agreement and the other agreements, instruments or documents related thereto.  The undersigned is aware that by the provisions of the Asset Purchase Agreement, among other things, her spouse, as a shareholder of the Sellers and a party to the Agreement, has agreed to the sale and assignment of the Purchased Assets to the Purchaser (as defined in the Asset Purchase Agreement.

2.           The undersigned hereby expressly consents and agrees (a) that the Purchased Assets and any interest she may have in them are subject to the provisions of the Asset Purchase Agreement, (b) to the execution, delivery and performance by her spouse of the Asset Purchase Agreement and each of the other agreements, instruments and documents related thereto to which he is a party or by which he is bound, and to the consummation of the transactions contemplated therein, and (c) to take no action at any time to hinder the operation or intent of the Asset Purchase Agreement or any of the other agreements, instruments and documents related thereto.

IN WITNESS WHEREOF, I have hereunto set my hand this ____ day of September 2010.

/s/ Beth Bentley
Name:  Beth Bentley

SPOUSAL CONSENT

The undersigned, being the spouse of William Ferriolo, a shareholder of Cyber Ventures, Inc. and Autotropolis, Inc., each a corporation organized and existing under the laws of the State of Florida (collectively, the “Sellers”), and parties to that certain Asset Purchase Agreement dated as of September 16, 2010 (“Asset Purchase Agreement”) to which this Spousal Consent is attached, intending to be legally bound, hereby certifies, represents, warrants and agrees as follows:

1.           The undersigned has read, understands and knows the contents of the Asset Purchase Agreement and the other agreements, instruments or documents related thereto.  The undersigned is aware that by the provisions of the Asset Purchase Agreement, among other things, her spouse, as a shareholder of the Sellers and a party to the Agreement, has agreed to the sale and assignment of the Purchased Assets to the Purchaser (as defined in the Asset Purchase Agreement.

2.           The undersigned hereby expressly consents and agrees (a) that the Purchased Assets and any interest she may have in them are subject to the provisions of the Asset Purchase Agreement, (b) to the execution, delivery and performance by her spouse of the Asset Purchase Agreement and each of the other agreements, instruments and documents related thereto to which he is a party or by which he is bound, and to the consummation of the transactions contemplated therein, and (c) to take no action at any time to hinder the operation or intent of the Asset Purchase Agreement or any of the other agreements, instruments and documents related thereto.

IN WITNESS WHEREOF, I have hereunto set my hand this 16th day of September 2010.

/s/ C. Ferriolo
Name:      C. Ferriolo

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Exhibit A
Assumed Contracts and Liabilities Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit A

Exhibit B
Form of Assumption Agreement

See Attached

Exhibit B

ASSUMPTION AGREEMENT

This ASSUMPTION AGREEMENT (this “Assumption Agreement”) is made and entered into as of the 16th day of September, 2010 by and among AUTOTROPOLIS, INC., a Florida corporation, CYBER VENTURES, INC., a Florida corporation (together, the “Assignors”), and AUTOBYTEL ACQUISITION SUBSIDIARY, INC., a Delaware corporation (the “Assignee”).

WHEREAS, this Assumption Agreement is made and given by the Assignors pursuant to and in accordance with that certain Asset Purchase Agreement, dated September 16, 2010, among the Assignors, the Assignee, Autobytel Inc., and the Shareholders of the Sellers identified therein (the “Asset Purchase Agreement”), pursuant to which the Assignors have agreed to sell to the Assignee, and the Assignee has agreed to purchase from the Assignors, the Purchased Assets, and pursuant to which the Assignee has agreed to assume the Assumed Liabilities.  Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Asset Purchase Agreement; and

WHEREAS, the parties are executing this Assumption Agreement in order to evidence the sale and assignment by the Assignors to the Assignee of all of the Assignors’ respective rights, title and interests in, to and under all Contracts included in the Purchased Assets under the Asset Purchase Agreement (the “Assigned Contracts”), and the Assignee’s assumption of the Assumed Liabilities.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Assignors and the Assignee hereby agree as follows:

1. Assignment by the Assignors.  Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, and effective as of the Effective Time, the Assignors hereby sell, convey, transfer and assign to the Assignee all of their respective rights, title and interests in, to and under the Assigned Contracts.

2. Assumption by the Assignee.  Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, and effective as of the Effective Time, the Assignee hereby accepts the transfer and assignment of all of the Assignors’ respective rights, title and interests in, to and under the Assigned Contracts, and the Assignee hereby assumes all of the Assumed Liabilities, but not any Excluded Liabilities.

3. Third Parties.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Assumption Agreement.

4. Further Assurances.  The Assignee, on the one hand, and the Assignors, on the other hand, for themselves and their respective successors and assigns, hereby covenant and agree that, at any time and from time to time upon the written request of the other

5. party, such party(ies) will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by the requesting party in order to give effect to or in furtherance of the purposes of this Assumption Agreement.

6. Terms of the Asset Purchase Agreement.  The terms of the Asset Purchase Agreement are not in any way superseded, modified, replaced, amended, changed, rescinded, or waived, by this Assumption Agreement.  In the event of any conflict between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall control.

7. Miscellaneous.  The provisions of this Assumption Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  This Assumption Agreement may not be assigned by the Assignors without the prior written consent of the Assignee.  This Assumption Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Assumption Agreement will be governed by and construed and enforced in accordance with laws of the State of Delaware without giving effect to conflict of laws principles.  This Assumption Agreement may be executed by electronic, facsimile or photocopied signatures (which may be delivered by facsimile or electronic mail), which signatures shall have the same force and effect as original signatures.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assumption Agreement to be duly executed by their respective authorized officers as of the date first above written.

ASSIGNORS:

AUTOTROPOLIS, INC.

By:
Name:
Title:

CYBER VENTURES, INC.

By:
Name:
Title:

ASSIGNEE:

AUTOBYTEL ACQUISITION SUBSIDIARY, INC.

By:
Name:
Title:

[Signature Page to Assumption Agreement]

Exhibit C
Form of Bill of Sale and Assignment

See Attached

Exhibit C

BILL OF SALE AND ASSIGNMENT

This BILL OF SALE AND ASSIGNMENT (this “Bill of Sale”) is made and entered into as of the 16th day of September, 2010, by AUTOTROPOLIS, INC., a Florida corporation, and CYBER VENTURES, INC., a Florida corporation (together, the “Sellers”).

WHEREAS, this Bill of Sale is made and given by the Sellers pursuant to and in accordance with that certain Asset Purchase Agreement, dated September 16, 2010, by and among Autobytel, Inc., a Delaware corporation, Autobytel Acquisition Subsidiary, Inc., a Delaware corporation (the “Purchaser”), the Sellers, and the Shareholders of the Sellers identified therein (the “Asset Purchase Agreement”), pursuant to which the Sellers have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Sellers, the Purchased Assets.  Capitalized terms used herein but not defined herein shall have the respective meanings given to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Sellers hereby agree as follows:

1. Sale and Transfer of Assets.  Pursuant to the terms and subject to the conditions of the Asset Purchase Agreement, and effective as of the Effective Time, the Sellers do hereby sell, assign, transfer, grant, bargain, convey and deliver to the Purchaser and its successors and assigns, free and clear of all Encumbrances other than Permitted Encumbrances, all of their respective rights, title and interests in, to and under the Purchased Assets, to have and to hold the same unto the Purchaser, its successors and assigns, forever.

2. Delivery of the Purchased Assets.  The Sellers shall, at their own expense, cause the Purchased Assets to be delivered to, or take all actions necessary to put the Purchaser in possession and control of, the Purchased Assets at and as of the Effective Time.

3. Further Assurances.  The Sellers, for themselves and their respective successors and assigns, hereby covenant and agree that, at any time and from time to time upon the written request of the Purchaser, the Sellers will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be reasonably required by the Purchaser in order to assign, transfer, set over, convey, assure and confirm unto and vest in the Purchaser, its successors and assigns, title to the Purchased Assets.

4. Power of Attorney.  Solely in connection with the transfer of the Purchased Assets and without limiting Section 3 hereof, the Sellers hereby constitute and appoint the Purchaser the true and lawful agent and attorney in fact of the Sellers, with full power of substitution and resubstitution, in whole or in part, in the name and stead of the Sellers but

5. on behalf and for the benefit of the Purchaser and its successors and assigns, from time to time:

(i)	to demand, receive and collect any and all of the Purchased Assets and to give receipts and releases for and with respect to the same, or any part thereof; and

(ii)
to institute and prosecute, in the name of the Sellers or otherwise, any and all proceedings at law, in equity or otherwise, that the Purchaser or its successors and assigns may deem proper in order to collect or reduce to possession any of the Purchased Assets and in order to collect or enforce any claim or right of any kind hereby assigned or transferred, or intended so to be; and to do all things legally permissible, required or reasonably deemed by the Purchaser to be required to recover and collect the Purchased Assets and to use the Sellers’s name in such manner as the Purchaser may reasonably deem necessary for the collection and recovery of same.

The Sellers hereby declare that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Sellers.

6. Terms of the Asset Purchase Agreement.  The terms of the Asset Purchase Agreement are not in any way superseded, modified, replaced, amended, changed, rescinded, or waived, by this Bill of Sale.  In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall control.

7. Miscellaneous.  The provisions of this Bill of Sale shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  This Bill of Sale may not be assigned by the Sellers without the prior written consent of the Purchaser.  This Bill of Sale may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Bill of Sale will be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles.  This Bill of Sale may be executed by electronic, facsimile or photocopied signatures (which may be delivered by facsimile or electronic mail), which signatures shall have the same force and effect as original signatures.

IN WITNESS WHEREOF, the Sellers have caused this Bill of Sale to be duly executed by their respective authorized officers as of the date first above written.

AUTOTROPOLIS, INC.

By:
Name:
Title:

CYBER VENTURES, INC.

By:
Name:
Title:

STATE OF FLORIDA
COUNTY OF ____________________

The foregoing instrument was acknowledged before me this _____ day of _____________, 2010, by _______________, as ____________ of _________________, a Florida corporation, on behalf of the company.  He or she is personally known to me or has produced ___________________________________ as identification.

NOTARY PUBLIC:

Sign:
Print:
State of Florida At Large
(Seal)
My Commission Expires:
Title/Rank:
Commission Number:

[Signature Page to Bill of Sale]

Exhibit D
Contingent Payments Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit E
Form of Convertible Note

See Attached

Exhibit E

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED unless a REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND other APPLICABLE STATE SECURITIES LAWS with respect to such security is then in effect, OR such registration under the Securities Act and other applicable securities laws is not required due to available exemptions from such registration. Should there Be any reasonable uncertainty or good faith disagreement between the Maker and the HOlder as to the availability of such exemptions, then the Holder shall be required to DELIVER TO MAKER AN OPINION OF COUNSEL (skilled in securities matters, selected by the Holder and reasonably satisfactory to the Maker) IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH an available exemption under the SECURITIES ACT and Other applicable securities laws.

This instrument is subject to the terms of an Asset Purchase Agreement dated As of september 16, 2010 (“asset Purchase Agreement”) and is subject to various rights of offset by maker under the asset purchase Agreement.

SHARES that may be issued upon conversion of This instrument are subject to the terms of a Shareholder Agreement dated As of september 16, 2010 (“shareholder Agreement”) AND are subject to various restrictions on transfer, Repurchase rights and VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, under the shareholder agreement.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$5,000,000.00                                                                                                September 16, 2010

FOR VALUE RECEIVED, AUTOBYTEL INC., A DELAWARE CORPORATION (“MAKER”), HEREBY PROMISES TO PAY TO THE ORDER OF AUTOTROPOLIS, INC., A FLORIDA CORPORATION, AND CYBER VENTURES, INC., A FLORIDA CORPORATION, AS JOINT HOLDERS OF THIS NOTE (COLLECTIVELY, THE “HOLDER”), THE PRINCIPAL SUM OF FIVE MILLION DOLLARS AND 00/100 DOLLARS ($5,000,000.00), TOGETHER WITH INTEREST ON THE OUTSTANDING PRINCIPAL BALANCE OF THIS NOTE FROM TIME TO TIME OUTSTANDING FROM THE DATE HEREOF UNTIL THIS NOTE IS PAID IN FULL.  SUCH PRINCIPAL AND INTEREST SHALL BE PAYABLE ON THE TERMS AND CONDITIONS SET FORTH IN THIS NOTE.  THIS NOTE IS BEING ISSUED PURSUANT TO AN ASSET PURCHASE AGREEMENT DATED AS OF SEPTEMBER 16, 2010 AMONG MAKER, HOLDER, AND CERTAIN OTHER PARTIES (“ASSET PURCHASE AGREEMENT”).

1. Interest Rate.

(a) The principal sum outstanding from time to time under this Note shall bear interest at the rate of six percent (6%) per annum (calculated on a simple interest basis), from the date hereof until the principal balance of this Note is paid in full.  All interest under this Note shall be paid as provided in Section 2 below.

(b) Both before and after any Event of Default, interest shall be calculated on the basis of a 360-day year (consisting of 12 months, each month consisting of 30 days) and the actual number of days elapsed in any calendar year or part thereof.

2. Principal and Interest Payments; Maturity Date.

(a) Subject to Sections 5, 6 and 7 below, accrued interest shall be paid quarterly in arrears no later than the seventh (7th) business day following the end of each calendar quarter and any accrued, but unpaid interest at the time of maturity shall be paid in full in cash on the Maturity Date (as defined below).

(b) The entire outstanding balance of this Note shall be paid in full on September 30, 2015 (“Maturity Date”).

(c) If any payment of principal or interest becomes due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.  For purposes of this Note, the term “Business Day” shall mean any day other than a Saturday, Sunday, or holiday on which banks in the City of New York are or may elect to be closed.

(d) Amounts repaid or prepaid under this Note may not be reborrowed.

(e) Payments of principal and interest shall be made in lawful currency of the United States of America by wire transfer of immediately available funds to the bank account of Holder set forth on Exhibit A to this Note, or to such other bank account as Holder may from time to time designate in writing to Maker.

3. Subordination. The obligations of Maker under this Note are and shall, at all times be, unsecured.  The obligations of Maker hereunder are and shall, at all times be, subject and subordinate in all respects to the obligations of Maker to any other lender, whether now existing or hereafter arising (“Senior Debt Obligations”).  Notwithstanding anything contained herein to the contrary, as long as either (i) no event of default (as such term is defined in the applicable document evidencing the Senior Debt Obligations) exists or would result from the making of any payment of principal or accrued interest under this Note, or (ii) no action to enforce the Senior Debt Obligations has been commenced by the holder of any Senior Debt Obligation and is continuing, Maker shall pay, and Holder shall be entitled to accept and retain, any such payment of principal or accrued interest under this Note; provided, however, that any payments received by Holder in violation of this paragraph shall be held by Holder in trust for the holders of the Senior Debt Obligations and shall be turned over by Holder to the holders of the Senior Debt Obligations in the

4. form received (together with any necessary endorsement).  Except with respect to payments Maker is authorized to pay to Holder hereunder, Holder shall not ask, demand, accelerate, sue for, take or receive payments from Maker, whether by setoff, guarantee or in any other manner, the whole or any part of any amounts which may now or hereafter owing by Maker to Holder unless and until the Senior Debt Obligations shall have been fully and finally paid in cash and satisfied with interest, fees and costs and all financing arrangements between Holder and the holders of Senior Debt Obligations have been terminated; provided, however, Holder shall only be entitled to join in any proceeding initiated by the holder or holders of Senior Debt Obligations that are necessary to protect Holder’s interests under this Note.  Holder agrees to execute and deliver any such documents or agreements that may be required by any Senior Lender in connection with the foregoing.

5. Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a) the nonpayment of any principal, interest, or other amount due under this Note on the date such payment is due, unless such default is cured by Maker with five (5) business days after notice of such default is received by Maker from Holder;

(b) the filing by or against Maker of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship, or similar proceeding (and, in the case of any such proceeding instituted against Maker, such proceeding is not dismissed or stayed within 120 days of the commencement thereof);

(c) the appointment of (or taking possession by) a receiver, liquidator, assignee, trustee, custodian, or other similar official for Maker or any assignment by Maker for the benefit of creditors, or any levy, garnishment, attachment, or similar proceeding is instituted against any material property of Maker;

(d) the insolvency of Maker or Maker admits in writing its inability to pay its debts as they become due; or

(e) Maker defaults in the due performance or observance of any material covenant to be performed pursuant to this Note and such default is not cured by Maker within 10 days after receiving notice of such default from Holder.

6. Remedies.

(a) Subject to any rights of the holders of Senior Debt Obligations to which this Note is subordinated, upon the occurrence of any Event of Default, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums owing under this Note, shall, at Holder’s option, become immediately due and payable, without presentation, demand, or further action of any kind, and Holder may exercise any and all rights and remedies available to Holder under this Note or otherwise available to Holder at law or in equity.  In addition, upon the occurrence of any Event of Default under Section 4(a) of this Note, the outstanding principal balance of this Note, together with all accrued interest, then payable to Holder under the terms of this

(b) Note shall bear interest from the date of such Event of Default until such Event of Default is cured by payment of all principal and interest then due and payable and brought current at the lower of (i) eight percent (8%) per annum and (ii) the highest legal rate permissible under applicable law. The failure of Holder to accelerate the outstanding principal balance of this Note upon the occurrence of an Event of Default shall not constitute a waiver of such default or of the right to accelerate this Note at any time thereafter so long as the Event of Default remains uncured.

(c) Maker shall be responsible for all reasonable fees and expenses incurred by Holder and its counsel in the collection or attempted collection, by foreclosure or otherwise, of the principal amount of this Note, the interest thereon or any other payment due hereunder (“Collection Costs”).

(d) All payments made under this Note shall be applied first to repayment of any outstanding unpaid Collection Costs, then to repayment of any accrued but unpaid interest, and then to repayment of the outstanding principal amount.

7. Voluntary Conversion.

(a) Subject to subparagraph (f) of this Section 6, at any time after September 30, 2013, Holder shall be entitled to convert all or any part of the then outstanding and unpaid principal of this Note into fully paid and nonassessable shares of Maker common stock, par value $0.001 per share (“Common Stock”), in accordance with this Section 6 (a “Voluntary Conversion”); provided, however, that any exercise of this right to Voluntary Conversion must involve a conversion under this Section 6 to not less than Two Hundred Thousand (200,000) shares of Common Stock (which limitation will be appropriately and equitably adjusted consistent with any adjustments under Section 8 of this Note).

(b) The number of shares of Common Stock issuable upon any Voluntary Conversion shall be determined by dividing (i) the principal amount to be converted by (ii) the Conversion Price.  For the purposes of this Note, “Conversion Price” means Ninety-Three Cents ($0.93) (as adjusted for stock splits, stock dividends, combinations and other similar events in accordance with Section 8).

(c) To effect a Voluntary Conversion on any date (a “Voluntary Conversion Date”), Holder shall (i) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York City time, on such date, a copy of an executed notice of conversion (“Voluntary Conversion Notice”) to the Maker setting forth the principal amount of this Note to be converted and (ii) surrender this Note to a common carrier for delivery to the Maker as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction).  On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to Holder and Maker’s transfer agent (“Transfer Agent”).  On or before the seventh Business Day following the date of receipt of a Voluntary Conversion Notice, Maker shall arrange for the issuance of the shares of Common Stock being issued

(d) upon the Voluntary Conversion. The shares of Common Stock to be issued shall bear such restrictive legends as are required to the Common Stock’s lack of registration under the Securities Act and such other legends as may be required by the Shareholder Agreement.

(e) Upon any Voluntary Conversion pursuant to this Section 6, all interest then accrued or payable on such principal amount through and including the Voluntary Conversion Date shall be paid, at the option of Maker in its sole discretion, either (i) in cash, or (ii) in a number of shares of Common Stock as determined by dividing (A) the aggregate amount of such accrued and unpaid interest by (B) the Conversion Price.

(f) Maker shall not issue any fraction of a share of Common Stock upon any Voluntary Conversion.  If the Voluntary Conversion would result in the issuance of a fraction of a share of Common Stock, Maker shall round such fraction of a share of Common Stock down to the nearest whole share and any fractional share shall be payable in cash based upon the ten day average closing bid price of the Common Stock at such time.

(g) Notwithstanding the foregoing provisions of this Section 6, Holder’s entitlement to Voluntary Conversion shall become exercisable in full on an accelerated basis immediately prior to a Change in Control of Maker or upon Maker’s Board of Directors approving a liquidation, dissolution, or winding up of Maker.  For purposes of this Section 6(f), “Change in Control” means the first to occur of any of the following (in one transaction or a series of related transactions):  (i) consummation of a sale of, directly or indirectly, all or substantially all of Maker’s assets; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than a trustee or other fiduciary holding securities of Maker under an employee benefit plan of Maker, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Maker representing 50% or more of (A) the outstanding equity securities of Maker or (B) the combined voting power of Maker’s then outstanding securities; or (iii) Maker is party to a consummated merger or consolidation which results in the voting securities of Maker outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of Maker or such surviving or other entity outstanding immediately after such merger or consolidation.

(h) Maker hereby agrees, represents and warrants that at all times there shall be reserved for issuance upon the exercise of this right of Voluntary Conversion such number of shares of its Common Stock (or other securities subject to this Voluntary Conversion from time to time) as shall be required for issuance upon exercise of this Voluntary Conversion.  Maker further agrees that all shares of Common Stock represented by this right of Voluntary Conversion will be duly authorized and will, upon issuance and against payment of the Conversion Price, be validly issued, fully paid and non-assessable.  Maker represents and warrants that its execution and delivery of this Note has been authorized by all necessary and appropriate corporate action under its organizational

(i) documents and any applicable agreements and in conformity with applicable law.  Maker shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note.

8. Set Off.  The amount owed under this Note is subject to reduction and setoff as provided in, and in accordance with, the Asset Purchase Agreement to secure claims thereunder.

9. Stock Splits, Stock Dividends, Recapitalizations, etc.

(a) In case Maker shall: (i) pay a dividend, make a distribution on the Common Stock or fix a record date for determination of holders of capital stock of the Maker entitled to receive such dividend or distribution in shares of Common Stock or any other of its capital stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iii) combine its outstanding shares of its capital stock into a smaller number of shares of Common Stock, or (iv) issue, by reclassification of its shares of Common Stock, any shares of capital stock (including any reclassification in connection with a consolidation or merger in which Maker is the continuing corporation), the amount of Shares issuable upon the exercise of a Voluntary Conversion immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive upon exercise of such Voluntary Conversion that number of Shares (or other capital stock of Maker) that Holder would have owned or would have been entitled to receive after the happening of such event had the Voluntary Conversion occurred immediately prior to the record date, in the case of any such dividend or distribution, or the effective date, in the case of any such subdivision, combination or reclassification.

(b) If any recapitalization of Maker, reclassification of the Common Stock, reorganization, split-off, spin-off, extraordinary dividend or distribution of Maker,  merger or consolidation of Maker into or with a corporation or other business entity, sale or transfer of all or substantially all of Maker's assets or of any successor corporation's assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term "successor corporation"), any event constituting a Change of Control or any event similar to any of the foregoing, shall be effected, directly or indirectly, in one or a series of related transactions (any of the foregoing being an “Adjustment Event”) at any time while this Note remains outstanding and unexpired, then, as a condition of such Adjustment Event, and, in any event, Maker agrees that lawful, equitable and adequate provision shall be made whereby Holder thereafter shall have the right to receive upon the conversion hereof as provided in Section 6 and in lieu of the shares of Common Stock immediately theretofore issuable upon the conversion  of this Note, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange, in connection with the Adjustment Event, for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the conversion of this Note had such Adjustment Event not taken place, and in each such case, the terms of this Note shall

(c) be applicable to the shares of stock or other securities or property receivable upon the conversion of this Note after such consummation.

10. Restrictions on Disposition of Note and Common Stock.

(a)            The Holder hereby acknowledges that (i) this Note and any Common Stock that may be acquired upon conversion of this Note (“Conversion Shares”), as of the date hereof, are not registered: (A) under the Securities Act on the ground that the issuance of this Note is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering or (B) under any applicable state securities law because the issuance of this Note  does not involve any public offering and (ii) that the Maker's reliance on the Section 4(2) exemption of the Securities Act and under applicable state securities laws is predicated in part on the representations hereby made to the Maker by the Holder.  The Holder represents and warrants that the Holder is acquiring this Note and will acquire Conversion Shares for investment for the Holder’s own account, with no present intention of reselling or otherwise distributing the same.

(b)            If, at the time of issuance of Conversion Shares upon conversion of this Note, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, Holder hereby agrees that Holder will not sell, transfer, offer, pledge or hypothecate all or any part of  Conversion Shares unless and until Holder shall first have given notice to Maker describing such sale, transfer, offer, pledge or hypothecation and available exemptions from such registration requirements exist. Should there be any uncertainty or disagreement between the Maker and the Holder as to the availability of such exemptions, then the Holder shall be required to deliver to Maker (i) an opinion of counsel (skilled in securities matters, selected by the Holder and reasonably satisfactory to the Maker) in form and substance satisfactory to Maker to the effect that such offer, sale, transfer, pledge or hypothecation is in compliance with an available exemption under the Securities Act and other applicable securities laws, or (ii) an interpretative letter from the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed offer, sale, transfer, pledge or hypothecation is made without registration under the Securities Act. The Maker may at its election require that the Holder provide the Company with written reconfirmation of the Holder's investment intent as set forth in Section 11(a) with respect to the Conversion Shares. The Conversion Shares issued upon conversion of this Note shall bear a legend reading substantially as follows:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION. SHOULD THERE BE ANY REASONABLE UNCERTAINTY OR GOOD FAITH DISAGREEMENT BETWEEN THE MAKER AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER

TO MAKER AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE MAKER) IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.”

(c)           In addition to the foregoing restrictions, any Conversion Shares issued upon conversion of this Note will be subject to additional restrictions on transfer and voting arrangements, including an irrevocable proxy, set forth in that certain Shareholder Agreement dated as of September 16, 2010. The Conversion Shares issued upon exercise of the Note shall bear a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF SEPTEMBER 16, 2010, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SHAREHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.”

(d)            This Note may not be assigned, pledged, sold or otherwise transferred without the prior written consent of the Maker. Any purported assignment prohibited by this Note shall be void.

(e)           So long as the Conversion Shares remains subject to the foregoing restrictions, the Maker may maintain appropriate "stop transfer" orders with respect to such shares represented thereby on its books and records and with those to whom it may delegate registrar and transfer functions.

11. Miscellaneous.

(a) If any clause or provision of this Note shall for any reason be held to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid or unenforceable clause or provision had never been contained in this Note.  If a law which applies to a loan evidenced by this Note and that sets maximum loan charges is finally interpreted so that the interest or other charges collected or to be collected in connection with any such loan exceed the permitted limit, then (i) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit, and (ii) any sums already collected from Maker which exceed permitted limits will be refunded to Maker.  Holder may choose to make any such refund by reducing the principal owed under this Note or by making a direct payment to Maker.  Any such reduction or payment shall not cure or waive any default by Maker under this Note.  Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment, including, without limitation, late charges, shall be deemed to the extent permitted by law to be an expense, fee, or premium rather than interest.

(b) The provisions of this Note shall be binding upon and inure to the benefit of Maker and Holder, their respective personal representatives, heirs, successors, and permitted assigns.

(c) No modification, amendment, or waiver of any provision of this Note will be effective unless made in a writing signed by Maker and Holder.

(d) The invalidity or uneforceability of any particular provisions, or part of any provision, of this Note shall not affect the other provisions or parts hereof, and this Note shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

(e) All notices, consents, waivers, and other communications required or permitted by this Note shall be in writing and shall be deemed given to a party when (i) delivered to the appropriate address by hand or by nationally recognized courier service (costs prepaid); (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received or rejected by the addressee, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address or facsimile number, or person as a party may designate in writing to the other parties):

TO MAKER:

AUTOBYTEL INC.
18872 MACARTHUR BLVD., SUITE 200
IRVINE, CALIFORNIA 92612-1400
ATTENTION:  CHIEF LEGAL OFFICER
TELEPHONE:  (949) 862-1392
FAX:  (949) 862-1323

WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE) TO:

Drinker Biddle & Reath LLP
105 College Road East
P.O. Box 627
Princeton, NJ 08542-0627
Attention:  James Biehl, Esq.
Fax:  (609) 799-7000

TO HOLDER:

if to any Holder, to:

William Ferriolo                                                                Ian Bentley
14733 Waterchase Blvd.                                                                14613 Canopy Dr
Tampa, FL 33626                                                                Tampa, FL 33626
Fax: 813 434 2424                                                                Fax: 813 354 4895

With a copy to (which shall not constitute notice):

Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.
Post Office Box 1102
Tampa, FL 33601-1102
Attention:  Don B. Weinbren, Esquire
Fax:  (813) 227-0451

A copy of any and all notices and other communications sent by facsimile pursuant to this Section 10(f) shall also be sent by United States mail to the appropriate address in accordance with this Section 10(f).

12. Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Delaware and without giving effect to otherwise applicable principles of conflicts of law of that or any other jurisdiction.

13. CONSENT TO JURISDICTION.  FOR THE PURPOSE OF ENFORCING PAYMENT AND PERFORMANCE OF THIS NOTE, MAKER HEREBY CONSENTS TO THE JURISDICTION AND VENUE OF THE COURTS OF THE STATE OF DELAWARE OR OF ANY FEDERAL COURT LOCATED IN SUCH STATE.  MAKER HEREBY WAIVES THE RIGHT TO CONTEST THE JURISDICTION AND VENUE OF THE COURTS LOCATED IN THE STATE OF DELAWARE ON THE GROUND OF INCONVENIENCE OR OTHERWISE AND, FURTHER, WAIVES ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE IN ANY COURT OUTSIDE THE STATE OF DELAWARE.  THE PROVISIONS OF THIS SECTION SHALL NOT LIMIT OR OTHERWISE AFFECT THE RIGHT OF HOLDER TO INSTITUTE AND CONDUCT AN ACTION IN ANY OTHER APPROPRIATE MANNER, JURISDICTION OR COURT.

14. Maker’s Waivers. Maker and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, and all other notices except those required to be given under the terms of this Note, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; and (ii) consent to any extension of time for the payment of this Note, or any installment thereof, made by agreement by Holder with any person now or hereafter liable for the payment of this Note, even if Maker is not a party to such agreement.

15. Waiver. Any covenant or condition of this Note may be waived at any time, in writing, by the party entitled to the benefit of such covenant or condition. Waiver of any default of any covenant or condition, will not be a waiver of any succeeding default of the covenant or condition or a waiver of the covenant or condition itself or any other covenant or condition.

16. [Signature page follows]

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered on the date first written above.

Autobytel Inc., a Delaware corporation

By:_______________________
Name:
Title:

[Signature Page to Promissory Note]

Please reply to: P.O. Box 1102 Tampa, FL 33601-1102 Direct Line: (813) 227-7451 dbweinbren@trenam.com

Exhibit A

Bank Account of Holder

Portions of this Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit F
Disclosure Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit G
Excluded Assets Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit H
Form of Opinion of Counsel

See Attached.

September 16, 2010

VIA E-MAIL AND U.S.MAIL

Autobytel Inc.
Autobytel Acquisition Subsidiary, Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention: Glenn E. Fuller,	Executive Vice President,
Chief Legal and Administrative Officer and Secretary

Gentlemen:

We have acted as counsel to Autotropolis, Inc., a Florida corporation, Cyber Ventures, Inc., a Florida corporation (each individually a "Seller," and together, the "Sellers"), William Ferriolo, and Ian Bentley, individually and in his capacity as the sole trustee of the “Ian Bentley Revocable Trust,” created U/A dated 3/1/05 (each individually a "Shareholder," and together, the "Shareholders"), in connection with the transaction contemplated under that certain Asset Purchase Agreement dated September __, 2010 (the "Agreement"), by and among the Sellers, the Shareholders, Autobytel Acquisition Subsidiary, Inc., a Delaware corporation (the “Purchaser”), and Autobytel Inc., a Delaware corporation and the parent of the Purchaser.  This opinion is delivered pursuant to Section 6.21 of the Agreement.  All capitalized terms used in this opinion letter without definition have the respective meanings given to them in the Agreement.

For purposes of rendering the opinions expressed herein, we have reviewed an original or duplicate copy, certified or otherwise identified to our satisfaction, of each of the following documents:

1.
the Articles of Incorporation of each of the Sellers and all amendments thereto, as filed with the Department of State of the State of Florida and amended through September 13, 2010, as, certified by the Secretary of State of Florida on that date (with respect to each Seller, the “Articles”);

2.	the Bylaws of each of the Sellers (with respect to each Seller, the “Bylaws”);

3.	a Certificate of Active Status of each of the Sellers under the laws of the State of Florida;

4.
copies of (a) the Written Consent of the Board of Directors of each of the Sellers, ratifying and confirming the organization of each of the Sellers, including the issuance of stock to each of the Shareholders, and (b) a joint Written consent of the Shareholders and the Board of Directors of each of

5.	the Sellers, approving the Transaction, both certified as of the date of this letter by an officer of each of the Sellers;

6.	the certificate of an officer of each of the Sellers as to matters of fact pertinent to the opinions expressed herein, in the form attached hereto as Exhibit A (the “Fact Certificate”); and

7.	a copy of the Agreement, with all Exhibits referenced therein, including Exhibit F (the “Disclosure Schedules”), along with electronic copies of all signatures thereto; and

8.	copies of the other documents comprising the “Transaction Documents” as defined in the Agreement, along with electronic copies of all signatures thereto.

The documents numbered 1 through 7 above are collectively referred to herein as the “Reviewed Documents,” and the documents numbered 6 and 7 are collectively referred to herein as the “Transaction Documents.”

The opinions expressed in this letter are based solely upon our review of the Reviewed Documents and such investigations of law as we have deemed necessary or appropriate to render the opinions expressed in this letter.  Unless otherwise expressly stated in this letter, we have not reviewed any other documents that are referred to in, or incorporated by reference into, any of the Reviewed Documents, and we express no opinion as to the legal implications of the relationship between such other documents and the transactions contemplated and/or evidenced by the Reviewed Documents.  We have relied, with your approval, as to certain factual matters that affect our opinions, solely upon our examination of copies of the Reviewed Documents and have made no independent verification of the facts asserted to be true and correct in those documents.

The opinions expressed in this letter are limited to applicable federal laws and Florida state laws, and the rules and regulations thereunder, that are in effect on the date hereof and are generally applicable to transactions of the type contemplated by the Transaction Documents (collectively, the “Applicable Laws”).  We express no opinion as to matters that may be governed by any substantive law other than the Applicable Laws.  In this regard, we note that the Transaction Documents have designated the internal laws of the State of Delaware to govern certain matters.  With respect to any opinions concerning the substantive laws of the state of Delaware, you are aware that no members of our firm are admitted to the Bar of the State of Delaware.  We express no opinion as to whether the provisions designating the internal laws of the State of Delaware are enforceable or as to the laws that are applicable to such Transaction Documents or the Transaction.  Rather, with your permission, the opinion set forth in Paragraph 6 below is given based on what would be the case if a court were to refuse to apply the substantive law of the State of Delaware that is set forth in the respective Transaction Document and instead were to apply the substantive law of the State of Florida to each of the Transaction Documents and the Transactions contemplated thereby (notwithstanding the designation therein of the laws of Delaware).

`With your consent, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Transaction Documents and the Fact Certificate with respect to the factual matters set forth therein.  However, no opinion is rendered hereunder as to the accuracy of the representations and warranties contained in the Transaction Documents or in the Fact Certificate.  Further, the factual matters set forth in the Fact Certificate have been provided to us solely for our benefit in issuing this opinion, and no party other than this firm is entitled to rely upon them.

We have, with your consent, assumed that certificates of public officials dated earlier than the date of this letter remain accurate from such earlier dates through and including the date of this letter.

Based solely upon and in reliance on the documents and statements referred to above, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. Each Seller is organized and existing and with active status as a corporation under the laws of the State of Florida, with corporate power to execute, deliver and perform the Transaction Documents and to consummate the Transactions.  Based solely upon the Fact Certificate and without independent investigation, neither Seller is qualified as a foreign corporation in any other jurisdictions.  Each Shareholder has the requisite lawful authority and legal capacity to enter into and to perform his obligations under the Transaction Documents to which he is a party and to consummate the Transactions.

2. The Shareholders are the sole beneficial and record owners of all of the issued and outstanding capital stock and securities of each Seller, and neither Seller has issued or granted to any other Person any rights to acquire any securities of either Seller or otherwise to acquire any rights or interests whatsoever in either Seller or any of their respective assets or profits.

3. All corporate actions required to be taken by or on the part of the Sellers to authorize the Sellers to execute, deliver and perform the Transaction Documents and to consummate the Transactions have been duly and validly taken, and the Transaction Documents have been duly authorized, executed and delivered by the Sellers.

4. The Agreement has been duly executed and delivered by each Shareholder, and each of the other Transaction Documents executed and delivered by a Shareholder will, when executed and delivered by such Shareholder, be duly executed and delivered by such Shareholder.

Neither the execution and delivery of the Agreement nor the consummation of any or all of the Transactions:  (a) violates the provisions of any Applicable Law which in our experience is typically applicable to transactions of the nature contemplated by the Transaction Documents; (b) violates any provision of the Articles or Bylaws or any written resolution adopted by the Shareholders or the Board of Directors of either Seller; (c) constitute a default under or a material breach of any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, in each case to the extent applicable to the Business or either Seller or either Shareholder; or (d) except as disclosed in the Disclosure Schedules, breaches or constitutes a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or excuses performance by any person or entity of any of its obligations under, or causes the acceleration of the maturity or any debt or obligation pursuant to, or results in the creation or imposition of any encumbrance upon any property or assets of the Sellers or the Business under, any agreements or commitments identified in the Disclosure Schedule.

With regard to our opinion in 5(d) above concerning defaults under and any material breaches of any agreements or commitments identified in the Disclosure Schedule (the “Material Contracts”), we have relied solely upon inquiries of the Sellers and Shareholders, and an examination of the Material Contracts in the form provided to us by the Sellers.  We have made no further investigation.  Further, with regard to our opinion in this paragraph 5 concerning Material Contracts, we express no opinion as to (i) financial covenants or similar provisions therein requiring financial calculations or determinations to ascertain compliance, (ii) provisions therein relating to the occurrence of a “material adverse event” or words of similar import, or (iii) any statement or writing that may constitute parol evidence bearing on interpretation or construction.

5. Subject to the limitations contained in the next paragraph, the Agreement, and each of the other Transaction Documents, when duly executed and delivered by all parties whose execution and delivery thereof is required, shall be the legal, valid, and binding obligations of each of the Sellers and each of the Shareholders, enforceable against the Sellers and Shareholders in accordance with their terms.

Our opinion concerning the validity, binding effect and enforceability of each Transaction Document means that:  (a) each such document constitutes an effective contract under Applicable Laws, (b) each such document is not invalid in its entirety because of a specific statutory prohibition or public policy and is not subject in its entirety to a contractual defense, and (c) subject to the remaining sentences of this paragraph, some remedy is available if there is material default under any such document.  This opinion does not mean that:  (a) any particular remedy is available upon a material default, or (b) every provision of each such document will be upheld or enforced in any or each circumstance by a court.  Furthermore, the validity, binding effect and enforceability of each such document may be limited or otherwise affected by (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar statutes, rules, regulations or other laws affecting the enforcement of creditors’ rights and remedies generally; and (y) the unavailability of, or limitation on the availability of, a particular right or remedy (whether in a proceeding in equity or at law) because of an equitable principle or a requirement as to commercial reasonableness, conscionability or good faith.

6. Except as set forth in Section 3.4(b) of the Disclosure Schedule, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required by the Sellers or the Shareholders in connection with the execution and delivery of the Agreement or the consummation of the Transactions.

7. The instruments of conveyance, transfer and assignment to be delivered by the Sellers to the Purchaser in accordance with Section 2.8 of the Agreement are in form legally sufficient to convey to the Purchaser all right, title and interest of the Sellers in and to the Purchased Assets.

8. To our knowledge, or except as set forth in the Disclosure Schedules, there are no lawsuits, actions, claims or investigations or arbitration, administrative or other proceedings before or by any person or entity, governmental or non-governmental, pending against either Seller or either Shareholder in any court or before any Federal, state, municipal or other Governmental Body, or threatened against or affecting such Seller's or Shareholder’s properties or assets relating to the Business.

The foregoing opinions are specifically subject to and limited by the following assumptions, qualifications, limitations and exceptions:

Except as specifically stated in this letter, we express no opinion on the following matters:  (a) federal and state securities laws and regulations;  (b) Federal Reserve Board margin regulations; (c) pension and employee benefit laws and regulations (e.g. ERISA);  (d) federal and state antitrust and unfair competition laws and regulations;  (e) federal and state laws and regulations concerning filing requirements (such as Hart-Scott-Rodino and Exon-Florio) other than requirements applicable to charter related documents;  (f) compliance with fiduciary duty requirements; (g) labor laws, rules and regulations, including laws on occupational safety and health (OSHA); (h) laws, rules and regulations relating to taxation; (i) laws, rules and regulations relating to patents, copyrights, trademarks, trade secrets and other intellectual property, except with respect to the effectiveness of the transfer of the intellectual property of the Sellers pursuant to the applicable Transaction Documents; (j) criminal and state forfeiture laws and any racketeering laws, rules and regulations; (k) other statutes of general application to the extent that they provide for criminal prosecution; (l) laws relating to terrorism or money laundering; (m) laws, regulations and policies concerning national and local emergency and possible judicial deference to acts of sovereign states; (n) local laws; (o) federal and state laws and regulations concerning the priority or enforcement of the lien or security interest in real or personal property; (p) fraudulent transfer laws; (q) federal and state environmental laws and regulations; (r) usury laws; and (s) federal and state land use and subdivision laws and regulations.

We did not physically witness the execution and delivery of the Transaction Documents, and our opinions herein regarding the execution and delivery of the Transaction Documents by the Sellers and Shareholders are based solely on our review of copies of executed signature pages for such Transaction Documents that were provided to us (electronically or otherwise).

The opinions expressed above are being rendered as of the date of this letter and we specifically disclaim any obligation to update such opinions in the future, regardless of the nature of any future developments or our knowledge thereof.  Further, we express no opinion on the likelihood or effect of future conduct of any party, including without limitation performance by any party under the Transaction Documents.  No opinions other than those specifically set forth above are to be implied, and we specifically disclaim any opinions by inference or implication from those specified below.

The opinions expressed above are subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws relating to or limiting creditors’ rights generally and the discretion of the court before which any proceeding therefor may be brought including all federal and state bankruptcy, insolvency, reorganization, moratorium and similar laws, and related judicially developed doctrines; (b) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law); (c) the effect of statutory or other laws (whether state or federal) regarding fraudulent conveyances, fraudulent transfers, preferential transfers or distributions by corporations to their stockholders;  (d) applicable law relating to fiduciary duties; (e) limitations regarding (i) indemnification where such indemnification is contrary to public policy or due to the negligence or willful misconduct of the indemnified party, or (ii) any consent to jurisdiction provision; and (f) the effect of laws providing that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof that the court finds as a matter of law to have been unconscionable at the time it was made.

When used in this opinion letter, the phrases “to our knowledge,” “known to us” and the like means the conscious awareness of the lawyers in the "primary lawyer group" of factual matters such lawyers recognize as being relevant to the opinion or confirmation so qualified, and does not imply that we have undertaken any independent investigation within our firm, with the Company or with any third party to determine the existence or absence of any facts or circumstances, and no inference should be drawn merely from our past or current representation of the Company.  For purposes of this opinion letter, the “primary lawyer group” means: (i) the lawyer who signs his or her name or the name of the firm to this opinion letter, (ii) the lawyers currently in the firm who are actively involved in preparing or negotiating this opinion letter, and (iii) the lawyers currently in the firm who are actively involved in negotiating or documenting the Transaction or the Transaction Documents.

For purposes of rendering the opinions express herein, we have assumed, with your approval, the following:

(a)           the legal capacity of each natural person signatory to any document examined by us;

(b)           the legal existence of all parties to the Transactions, other than the Sellers, and that all such parties have been duly incorporated or formed, as the case may be, are validly existing and in good standing under the laws of their respective jurisdictions of incorporation or formation, as the case may be;

(c)           the power and authority of each person, other than persons acting on behalf of the Sellers, to execute, deliver and perform each document executed and delivered and to do each other act done or to be done by such person;

(d)           the authorization, execution and delivery by each person, other than persons acting on behalf of the Sellers, of each document executed and delivered or to be executed and delivered by such person;

(e)           the legality, validity, binding effect and enforceability as to each person, other than persons acting on behalf of the Sellers, of each document executed and delivered or to be executed and delivered and of each other act done or to be done by such person;

(f)           except as otherwise expressly opined upon herein, the payment of all required taxes and fees imposed upon the execution, filing or recording of documents;

(g)           that there have been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion and no undisclosed prior waiver of any right or remedy contained in any of the documents;

(h)           the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy;

(i)           the accuracy of the representations and warranties and other statements made by all parties contained in the Reviewed Documents as to factual matters;

       (j)           the accuracy on the date of the opinion as well as on the date stated in all governmental certifications of each statement as to each factual matter contained in such governmental certifications;

(k)           that the parties to the Transaction Documents, other than the Sellers and the Shareholders, have acted in good faith, without notice of adverse claims, and have complied with all laws applicable to each of them that affect the transaction;

(l)           that the transactions contemplated by the Transaction Documents comply with all tests of good faith, fairness and conscionability required by law;

(m)           that routine procedural matters such as service of process or qualification to do business in the relevant jurisdictions will be satisfied by the parties seeking to enforce the Reviewed Documents;

(n)           that other agreements related to the Transactions will be enforced as written;

(o)           that no action, discretionary or otherwise, will be taken by or on behalf of the Sellers or Shareholders in the future that might result in a violation of law;

(p)           that there are no other agreements or understandings among the parties that would impact the opinions expressed herein and there is no usage of trade or course of prior dealing among the parties that would in either case modify, define, supplement or qualify the terms of the Transactions Documents or the respective rights or obligations of the parties;

(q)           the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any documents reviewed by us;

(r)           that with respect to the Transaction Documents and the Transactions contemplated thereby, there has been no mutual mistake of fact and there exists no fraud or duress; and

(s)           the constitutionality and validity of all relevant laws, regulations and agency actions, unless a reported case has otherwise held or widespread concern has been expressed by commentators as reflected in materials which lawyers routinely consult.

*          *          *          *          *

This letter is rendered pursuant to the Agreement, is intended solely for your benefit and can be relied on solely by you and only in connection with the closing of the Transactions contemplated by the Transaction Documents.  This opinion is not to be furnished, quoted, or referred to any other party, or used for any other purpose without our prior written permission.

Very truly yours,

Trenam, Kemker, Scharf, Barkin, Frye,
O’Neill & Mullis, P.A.

Attachment

EXHIBIT A

Fact Certificate

Exhibit I
Purchased Assets Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit J
Purchase Price Allocation Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit K
Form of Shareholder Agreement

See Attached

Exhibit K

AUTOBYTEL INC.

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (“Agreement”) is made as of September 16, 2010 (“Effective Date”) by and among Autobytel Inc., a Delaware corporation (“Company”), Autotropolis, Inc., a Florida corporation (“Autotropolis”), Cyber Ventures, Inc., a Florida corporation (“Cyber Ventures”), William Ferriolo (“Ferriolo”), and Ian Bentley and the Ian Bentley Revocable Trust created U/A/D 3/1/2005  (collectively, “Bentley”). Autotropolis and Cyber Ventures are collectively referred to herein as “Restricted Shareholders” and sometimes each individually as a “Restricted Shareholder;” Ferriolo and Bentley are collectively referred to herein as “Owners” and sometimes each individually as an “Owner.” Autotropolis, Cyber Ventures, Ferriolo, and Bentley are collectively referred to herein as the “Selling Group” and sometimes each individually as a “Member of the Selling Group.”  The Sellers, Seller Shareholders, and Autobytel are referred to herein collectively as the “Parties” and sometimes each individually as a “Party.”

Background

The Owners are the sole shareholders and owners of the Restricted Shareholders. The Parties, together with Autobytel Acquisition Subsidiary, Inc., a Delaware corporation (“Purchaser”), have entered into that certain Asset Purchase Agreement dated as of the Effective Date (“Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement, Purchaser has purchased substantially all of the assets and assumed certain specified liabilities of the Restricted Shareholders (“Transaction”). As a key component of the Transaction, the Owners agreed to certain employment arrangements with the Company.   As partial consideration for the Transaction, the Company issued to the Restricted Shareholders (i) Convertible Subordinated Promissory Notes dated as of the Effective Date (“Convertible Notes”); and (ii) Warrants dated as of the Effective Date (“Warrants”). The Convertible Notes are convertible into, and the Warrants are exercisable for, shares of Common Stock, $.001 par value, of the Company (“Common Stock”).

The Warrants and Convertible Notes were issued, and the Covered Securities (as defined below) may be issued, without registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (“Securities Act”), and applicable state securities laws, in accordance with applicable exemptions from such registration requirements. This Agreement (i) sets forth the Company’s obligations to register Non-Restricted Securities (as defined below) for resale by the Restricted Shareholders; (ii) imposes certain restrictions on the resale or other transfer of the Covered Securities by the Restricted Shareholders; (iii) provides the Company with certain repurchase rights and rights of first refusal with respect to the Covered Securities; (iv) grants the Company an irrevocable proxy to vote the Covered Securities; (v) provides for a standstill by the Members of the Selling Group; and (vi) provides for the cancellation of the Convertible Notes, Warrants and Contingent Payments (as defined in the Stock Purchase Agreement) upon the occurrence of certain events of termination of an Owner’s employment by the Company.

In consideration of the mutual promises and covenants set forth herein, the Parties hereto further agree as follows:

           1.           Definitions.  As used in this Agreement, the following defined terms shall have the meanings ascribed below:

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in Delaware are authorized or required by law to close.

“Cause” means the termination of an Owner’s employment by the Company as a result of any one or more of the following: (i) any conviction of, or pleading of nolo contendre by, the Owner for any felony; (ii) any willful misconduct of the Owner which has an injurious effect on the business or reputation of the Company; (iii) the gross dishonesty of an Owner in any way that adversely affects the Company; or (iv) a material failure to consistently discharge an Owner’s employment duties to the Company, other than such failure resulting from the Owner’s Disability. For purposes of this definition of Cause, no act or failure to act, on the part of an Owner, shall be considered “willful” if it is done, or omitted to be done, by the Owner in good faith or with reasonable belief that the Owner’s action or omission was in the best interest of the Company.   The Owner shall have the opportunity to cure (to the reasonable satisfaction of the Company) any material failure under clause (iv) above within thirty (30) days of the Owner’s receipt of a written notice from the Company finding that, in the good faith opinion of the Company, the Owner is guilty of acts or omissions constituting “Cause.”

“Change in Control” means the first to occur of any of the following (in one transaction or a series of related transactions): (i) consummation of a sale of, directly or indirectly, all or substantially all of the Company’s assets, (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding equity securities of the Company or (B) the combined voting power of the Company's then outstanding securities, or (iii) the Company is party to a consummated merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“Covered Securities” means Restricted Securities and Non-Restricted Securities.

“Damages” means any loss, damage, or liability (joint or several) to which a Party hereto may become subject under the Securities Act, the Exchange Act, or other foreign, federal, state or local law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state or foreign securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state or foreign securities law; provided, however, that Damages shall not include any loss, damage, or liability resulting from use of a preliminary prospectus if the loss, damage, or liability arises after the Company makes a correcting preliminary or final prospectus available, and any such loss, damage, or liability would have been avoided by delivery of such correcting preliminary or final prospectus.

           “Disability” means the inability of an Owner to perform the Owner’s duties to the Company on account of physical or mental illness or incapacity for a period of ninety (90) consecutive calendar days, or for a period of one hundred twenty (120) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           “Excluded Registration” means (i) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Restricted Securities or Non-Restricted Securities; (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered; or (v) a registration in which the only Company securities being registered are debt securities.

“Fair Market Value” means the average of the Market Values of the Common Stock for the thirty consecutive trading day period preceding the applicable date for the determination of the Fair Market Value, except in the case of subsection (iii) of the definition of Market Value, in which case Fair Market Value shall be Market Value determined as of the applicable date for determination of Fair Market Value.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

           “GAAP” means generally accepted accounting principles in the United States as in effect at the time of any determination under this Agreement.

“Good Reason” means any act, decision or omission by the Company that: (A) materially modifies, reduces, changes, or restricts Owner’s salary as in existence as of the date hereof or as of the date prior to any such change, whichever is more beneficial for Owner at the time of the act, decision, or omission by the Company; (B) materially modifies, reduces, changes, or restricts the Owner’s Benefits as a whole as in existence as of the date hereof or as of the date prior to any such change, whichever are more beneficial for Owner at the time of the act, decision, or omission by the Company, but excluding any of the foregoing resulting from Company-wide modifications, reductions, changes, or restrictions that are generally applicable to all Company employees; (C) materially modifies, reduces, changes, or restricts the Owner’s authority, duties, or responsibilities commensurate with the Owner’s Position but excluding the effects of any reductions in force other than the Owner’s own termination; (D) relocates the Owner place of employment without Owner’s consent from Owner’s Primary Location to any other location in excess of a fifty (50) mile radius from the Owner’s Primary Location or requires any such relocation as a condition to continued employment by Company; (E) constitutes a failure or refusal by any Company Successor to assume  this Agreement; or (F) involves or results in any material failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Owner.  Notwithstanding the foregoing, no event shall constitute “Good Reason” unless (i) the Owner first provides written notice to the Company within ninety (90) days of the event(s) alleged to constitute good reason, with such notice specifying the grounds that are alleged to constitute good reason, and (ii) the Company fails to cure such a material breach to the reasonable satisfaction of the Owner within thirty (30) days after Company’s receipt of such written notice.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

           “Initiating Restricted Shareholders” means, collectively, Restricted Shareholders who properly initiate a registration request under this Agreement.

"Market Value" means, with respect to the Common Stock as of any date, (i) the closing price of the Common Stock as reported on the principal U.S. national securities exchange on which the Common Stock is listed and traded on that date, or, if there is no closing price on that date, then on the last preceding date on which a closing price was reported; (ii) if the Common Stock is not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Common Stock reported on the inter-dealer quotation system for such date, or, if there is no sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the Common Stock is neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount reasonably determined by the Company to be the fair market value of the Common Stock as determined by the Company in good faith and in light of all available information.

“Non-Restricted Securities” for the purposes of this Agreement, Non-Restricted Securities are Restricted Securities for which the restrictions on resale, pledge or other transfer under Section 3.2 have terminated under this Agreement.

           “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Restricted Securities” means (i) any shares of Common Stock issued upon conversion of the Convertible Notes or exercise of the Warrants; and (ii) any Common Stock or other equity securities issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referenced in clause (i) of this definition as provided in the Convertible Notes and the Warrants, in any case, with respect to which the restrictions described in Section 3.2 have not yet lapsed.

“Restrictions Period” means the period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

           “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Non-Restricted Securities in a transaction described in Article 2 below, and fees and disbursements of counsel for any Restricted Shareholder.

2.           Registration Rights.  The Company covenants and agrees to provide the following registration rights with regard to Non-Restricted Securities of the Shareholders.

2.1           Demand Registration.

                                (a)           If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Restricted Shareholders (which shall include for purposes of this Article 2, permitted assignees or successor owners of Covered Securities as set forth in Section 8.1) holding at least fifty percent (50%) of the Non-Restricted Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Non-Restricted Securities of such Restricted Shareholders having an anticipated aggregate offering price, net of Selling Expenses, of at least $2 million, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (“Demand Notice”) to all Restricted Shareholders holding Non-Restricted Securities other than the Initiating Restricted Shareholders; and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Shareholders, file a Form S-3 registration statement under the Securities Act covering all Non-Restricted Securities requested to be included in such registration by any other Restricted Shareholders, as specified by notice given by each such

Restricted Shareholder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(b), 2.1(c), and Section 2.3. The Company shall use reasonable best efforts to cause such Form S-3 registration statement to be declared effective by the SEC as soon as practicable after filing.

(b)           Notwithstanding the foregoing obligations, if the Company furnishes to Restricted Shareholders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than sixty (60) days after the request of the Initiating Shareholders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60) day period other than an Excluded Registration.

(c)           The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is ninety (90) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected a registration pursuant to Section 2.1(a) within the twelve (12) month period immediately preceding the date of such request.  A registration shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Restricted Shareholders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c).

                      2.2           Company Registration.  If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Restricted Shareholders) any of its capital stock or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Restricted Shareholder notice of such registration.  Upon the request of each Restricted Shareholder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Non-Restricted Securities that each such Restricted Shareholder has requested to be included in such registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Restricted Shareholder has elected to include Non-Restricted Securities in such registration.  The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

                      2.3           Underwriting Requirements.

                                (a)           If, pursuant to Section 2.1, the Initiating Restricted Shareholders intend to distribute Non-Restricted Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice.  The underwriter(s) will be selected by a majority in interest of the Initiating Restricted Shareholders subject only to the reasonable approval of the Company.  In such event, the right of any Restricted Shareholder to include such Restricted Shareholder’s Non-Restricted Securities in such registration shall be conditioned upon such Restricted Shareholder’s participation in such underwriting and the inclusion of such Restricted Shareholder’s Non-Restricted Securities in the underwriting to the extent provided herein.  All Restricted Shareholders proposing to distribute their Non-Restricted Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Restricted Shareholders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Restricted Shareholders shall so advise all Restricted Shareholders of Non-Restricted Securities that otherwise would be underwritten pursuant hereto, and the number of Non-Restricted Securities that may be included in the underwriting shall be allocated among such Restricted Shareholders of Non-Restricted Securities, including the Initiating Restricted Shareholders, in proportion (as nearly as practicable) to the number of Non-Restricted Securities owned by each Restricted Shareholder or in such other proportion as shall mutually be agreed to by all such selling Restricted Shareholders; provided, however, that the number of Non-Restricted Securities held by the Restricted Shareholders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Restricted Shareholder to the nearest 100 shares.

(b)           In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Restricted Shareholders’ Non-Restricted Securities in such underwriting unless the Restricted Shareholders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company.  If the total number of securities, including Non-Restricted Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Non-Restricted Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering.  If the underwriters determine that less than all of the Non-Restricted Securities requested to be registered can be included in such offering, then the Non-Restricted Securities that are included in such offering shall be allocated among the selling Restricted Shareholders in proportion (as nearly as practicable to) the number of Non-Restricted Securities owned by each selling Restricted Shareholder or in such other proportions as shall mutually be agreed to by all such selling Restricted Shareholders.  To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Restricted Shareholder to the nearest 100 shares.  Notwithstanding the foregoing, in no event shall the number of Non-Restricted Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering.  For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Restricted Shareholder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Restricted Shareholder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Restricted Shareholder,” and any pro rata reduction with respect to such “selling Restricted Shareholder” shall be based upon the aggregate number of Non-Restricted Securities owned by all Persons included in such “selling Restricted Shareholder,” as defined in this sentence.

                                (c)           For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Non-Restricted Securities that Restricted Shareholders have requested to be included in such registration statement are actually included.

                      2.4           Obligations of the Company.  Whenever required under this Article 2 to effect the registration of any Non-Restricted Securities, the Company shall, as expeditiously as reasonably possible:
                                (a)           prepare and file with the SEC a registration statement with respect to such Non-Restricted Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Restricted Shareholders of a majority of the Non-Restricted Securities registered thereunder, keep such registration statement effective for a period of at least one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Restricted Shareholder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Non-Restricted Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until all such Non-Restricted Securities are sold;

(b)           prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c)           furnish to the selling Restricted Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Restricted Shareholders may reasonably request in order to facilitate their disposition of their Non-Restricted Securities;

(d)           use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Restricted Shareholders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e)           in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f)           use its commercially reasonable efforts to cause all such Non-Restricted Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)           provide a transfer agent and registrar for all Non-Restricted Securities registered pursuant to this Agreement and provide a CUSIP number for all such Non-Restricted Securities, in each case not later than the effective date of such registration;

(h)           promptly make available for inspection by the selling Restricted Shareholders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Restricted Shareholders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i)           notify each selling Restricted Shareholder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j)           after such registration statement becomes effective, notify each selling Restricted Shareholder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

                      2.5           Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Article 2 with respect to the Non-Restricted Securities of any selling Restricted Shareholder that such Restricted Shareholder shall furnish to the Company such information regarding itself, the Non-Restricted Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Restricted Shareholder’s Non-Restricted Securities.

2.6           Expenses of Registration.  All expenses (other than Selling Expenses) incurred in connection with registrations, including without limitation, those expenses for filings, or qualifications pursuant to Article 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and expenses of compliance with securities laws or blue sky laws; and fees and disbursements of counsel for the Company shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Restricted Shareholders of a majority of the Non-Restricted Securities to be registered (in which case all selling Restricted Shareholders shall bear such expenses pro rata based upon the number of Non-Restricted Securities that were to be included in the withdrawn registration), unless the Restricted Shareholders of eighty percent (80%) of the Non-Restricted Securities agree to forfeit their right to one (1) registration pursuant to Section 2.1, as the case may be; provided further that if, at the time of such withdrawal, the Restricted Shareholders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Restricted Shareholders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Restricted Shareholders shall not be required to pay any of such expenses and shall not forfeit their right to one (1) registration pursuant to Section 2.1.  All Selling Expenses relating to Non-Restricted Securities registered pursuant to this Article 2 shall be borne and paid by the Restricted Shareholders pro rata on the basis of the number of Non-Restricted Securities registered on their behalf.

                      2.7           Delay of Registration.  No Restricted Shareholder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Article 2.

                      2.8           Indemnification.  If any Non-Restricted Securities are included in a registration statement under this Article 2:

(a)           To the maximum extent permitted by law, the Company will indemnify and hold harmless each selling Restricted Shareholder, and the partners, members, officers, directors, and stockholders of each such Restricted Shareholder; legal counsel and accountants for each such Restricted Shareholder; any underwriter (as defined in the Securities Act) for each such Restricted Shareholder; and each Person, if any, who controls such Restricted Shareholder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Restricted Shareholder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Restricted Shareholder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b)           To the extent permitted by law, each selling Restricted Shareholder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Restricted Shareholder selling securities in such registration statement, and any controlling Person of any such underwriter or other Restricted Shareholder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Restricted Shareholder expressly for use in connection with such registration; and each such selling Restricted Shareholder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Restricted Shareholder, which consent shall not be unreasonably withheld; and provided further that in no event shall any indemnity under this Section 2.8(b) exceed the proceeds from the offering received by such Restricted Shareholder (net of any Selling Expenses paid by such Restricted Shareholder), except in the case of fraud or willful misconduct by such Restricted Shareholder.

(c)           Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof.  The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action.  Failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure does not materially prejudices the indemnifying party’s ability to defend such action.

(d)           Notwithstanding anything else herein to the contrary, the foregoing indemnity agreements of the Company and the selling Restricted Shareholders are subject to the condition that, insofar as they relate to any Damages arising from any untrue statement or alleged untrue statement of a material fact contained in, or omission or alleged omission of a material fact from, a preliminary prospectus (or necessary to make the statements therein not misleading) that has been corrected in the form of prospectus included in the registration statement at the time it becomes effective, or any amendment or supplement thereto filed with the SEC pursuant to Rule 424(b) under the Securities Act (“Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and such indemnified party failed to deliver, at or before the confirmation of the sale of the shares registered in such offering, a copy of the Final Prospectus to the Person asserting the loss, liability, claim, or damage in any case in which such delivery was required by the Securities Act.

(e)           To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Restricted Shareholder will be required to contribute any amount in excess of the public offering price of all such Non-Restricted Securities offered and sold by such Restricted Shareholder pursuant to such registration statement except in the case of willful misconduct or fraud, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Restricted Shareholder’s liability pursuant to this Section 2.8(e), when combined with the amounts paid or payable by such Restricted Shareholder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Restricted Shareholder (net of any Selling Expenses paid by such Restricted Shareholder), except in the case of willful misconduct or fraud by such Restricted Shareholder.

(f)           Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g)           Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Restricted Shareholders under this Section 2.8 shall survive the completion of any offering of Non-Restricted Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9           Reports Under Exchange Act.  With a view to making available to the Restricted Shareholders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Restricted Shareholder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

                                (a)           make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;

(b)           use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c)           furnish to any Restricted Shareholder, so long as the Restricted Shareholder owns any Restricted Securities or Non-Restricted Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Restricted Shareholder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10           “Market Stand-off” Agreement.  Each Restricted Shareholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to a registration of equity securities of the Company under the Securities Act and ending on the date specified by the Company and the managing underwriter (such period not to exceed (x) one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter for an additional period of up to fifteen (15) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Restricted Securities or Non-Restricted Securities or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Restricted Securities or Non-Restricted Securities held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.  The foregoing provisions of this Section 2.10 shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement.  The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.10 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto.  Each Restricted Shareholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.10 or that are necessary to give further effect thereto.

                      2.11           Addition of Other Registrable Securities. Notwithstanding any other provision of this Article 2, in the event the Company grants to any third parties any rights to register their securities under the Securities Act (“Other Registrable Securities”), such rights may be granted by the Company on a pari passu basis with the rights granted to the Restricted Shareholders under this Agreement. Any such Other Registrable Securities may be included in any registration statement in which Non-Restricted Securities are included on the same terms and conditions as set forth in this Article 2 as if the Other Registrable Securities were Non-Restricted Securities and the holders of the Non-Restricted Securities were Restricted Shareholders. Upon request by the Company, the Parties shall amend this Article 2 to provide for such combined participation by holders of Other Registrable Securities or terminate the provisions of this Article 2 and enter into a separate agreement providing for such combined participation.

2.12           Termination of Registration Rights.  No Restricted Shareholder shall be entitled to exercise any right provided for in this Article 2 after the earlier of  (i) the fifth (5th) anniversary of the Effective Date; and (ii) with respect to any Non-Restricted Securities held by such Restricted Shareholder, if at such time all Non-Restricted Securities held by such Restricted Shareholder, together with its Affiliates, that may be sold at such time under this Agreement can be sold in a three (3)-month period without registration under SEC Rule 144. The registration rights granted to the Restricted Shareholders under this Article 2 are personal to the Restricted Shareholders and may not be transferred or assigned to any subsequent holder of Covered Securities other than the Owners or any other permitted assignee under Section 8.1.

3.           Restrictions on Transfer

3.1           Restricted Stock Under Securities Act.

(a)           Each Restricted Shareholder represents and warrants that the Covered Securities are being acquired for personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

(b)           The Covered Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and the other resale, transfer and other restrictions and conditions set forth in this Agreement. A transferring Restricted Shareholder will cause any proposed purchaser, pledgee, or transferee of Restricted Securities held by such Restricted Shareholder to which a sale, pledge or other transfer is permitted under this Agreement to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(c)           Each certificate, instrument or account representing (i) Covered Securities, and (ii) any other securities issued in respect of the securities referenced in clause (i) upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.1(c)) be stamped or otherwise imprinted or noted with a legend substantially in the following form:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION. SHOULD THERE BE REASONABLE UNCERTAINTY OR GOOD FAITH DISAGREEMENT BETWEEN THE MAKER AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER TO MAKER AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE MAKER) IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.”

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF SEPTEMBER 16, 2010, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE SHAREHOLDER AGREEMENT, INCLUD¬ING CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.

The Restricted Shareholders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Covered Securities in order to implement the restrictions on transfer set forth in this Section 3.1.

(d)           The holder of Covered Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Agreement.  Before any proposed sale, pledge, or transfer of any Covered Securities to a permitted purchaser, pledgee or transferee, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Restricted Shareholder thereof shall give notice to the Company of such Restricted Shareholder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail. If at the time of the proposed sale, pledge or transfer of Covered Securities no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, the holder of the Covered Securities hereby agrees that the holder will not sell, transfer, offer, pledge or hypothecate all or any part of the Covered Securities unless there shall be available exemptions from such registration requirements. Should there be any uncertainty or disagreement between the Company and the holder as to the availability of such exemptions, then the holder shall be required to deliver to the Company (i) an opinion of counsel (skilled in securities matters, selected by the holder and reasonably satisfactory to the Company) in form and substance satisfactory to the Company to the effect that such offer, sale, transfer, pledge or hypothecation is in compliance with an available exemption under the Securities Act and other applicable securities laws, or (ii) an interpretative letter from the SEC to the effect that no enforcement action will be recommended if the proposed offer, sale, transfer, pledge or hypothecation is made without registration under the Securities Act. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Restricted Shareholder distributes Covered Securities to an Affiliate of such Restricted Shareholder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Agreement.  Each certificate, instrument or account evidencing the Restricted Securities or Non-Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.1(b), except that such certificate, instrument or account shall not bear such restrictive legend if, in the opinion of counsel for such Restricted Shareholder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

3.2           Additional Transfer Restrictions on Restricted Securities.  The Restricted Shareholders may not, without the prior written consent of the Company, (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Restricted Securities or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Covered Securities or other securities, in cash, or otherwise. The term transfer shall include the issuance or transfer by any Restricted Shareholder or Owner of any equity or other ownership interest in such Restricted Shareholder. Notwithstanding the foregoing, a Restricted Shareholder may transfer all or any portion of the Restricted Securities to Owners, a trust established for Restricted Shareholder’s or Owner’s sole benefit and/or Restricted Shareholder’s or Owner’s Immediate Family Members without such transfer being subject to the transfer restrictions set forth in this Section 3.2, provided that the Restricted Securities so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Restricted Securities may be made without complying with the provisions of this Section 3.2.  The restrictions set forth in this Section 3.2 shall terminate upon the expiration of the Restrictions Period. In addition, the restrictions set forth in this Section 3.2 shall terminated as to 50% (100% if both Owners are the subject of an Acceleration Event) of the Covered Securities if, during the Restrictions Period and in connection with a Change in Control, an Owner’s employment by the Company is terminated (i) by the Company without Cause; or (ii) voluntarily by such Owner with Good Reason (each an “Acceleration Event”).

3.3           Right of First Refusal.

(a)           Prior to any intended sale or other transfer of any Covered Security, Restricted Shareholder shall first give written notice (“Offer Notice”) to the Company specifying (i) Restricted Shareholder’s bona fide intention to sell or otherwise transfer such Covered Securities, (ii) the name and address of the proposed purchaser(s) or transferee(s), (iii) the number of Covered Securities the Restricted Shareholder proposes to sell (“Offered Securities”), (iv) the price for which Restricted Shareholder proposes to sell the Offered Securities, and (v) all other material terms and conditions of the proposed sale or other transfer.

(b)           Within thirty (30) days after receipt of the Offer Notice, the Company or its nominee(s) may elect to purchase all or any portion of the Offered Securities at the price and on the terms and conditions set forth in the Offer Notice by delivery of written notice (“Acceptance Notice”) to Restricted Shareholder specifying the number of Offered Securities that the Company or its nominees elect to purchase.  Within fifteen (15) days after delivery of the Acceptance Notice to Restricted Shareholder, the Company and/or its nominee(s) shall deliver a check or wire transfer (or, at the discretion of the Company, such other form of consideration set forth in the Offer Notice) in the amount of the purchase price of the Offered Securities to be purchased pursuant to this Section 3.3, against delivery by Restricted Shareholder of a certificate or certificates representing the Offered Securities (or account transfer instructions) to be purchased, duly endorsed for transfer to the Company or such nominee(s), as the case may be.  If the Company and/or its nominee(s) do not elect to purchase all of the Offered Securities, Restricted Shareholder shall be entitled to sell the balance of the Offered Securities to the purchaser(s) named in the Offer Notice at the price specified in the Offer Notice or at a higher price and on the terms and conditions set forth in the Offer Notice, provided, however, that such sale or other transfer must be consummated within sixty (60) days from the date of the Offer Notice and any proposed sale after such sixty (60) day period may be made only by again complying with the procedures set forth in this Section 3.3.

(c)           Restricted Shareholder may transfer all or any portion of the Covered Securities to Owners, a trust established for Restricted Shareholder’s or Owner’s sole benefit and/or Restricted Shareholder’s or Owner’s Immediate Family Members without such transfer being subject to the right of first refusal set forth in this Section 3.3, provided that the Covered Securities so transferred shall remain subject to the terms and conditions of this Agreement and no further transfer of such Covered Securities may be made without complying with the provisions of this Section 3.3.

(d)           Any successor of Restricted Shareholder, and any transferee of Covered Securities pursuant to this Section 3.3, shall hold the Covered Securities subject to the terms and conditions of this Agreement and no further transfer of the Covered Securities may be made without complying with the provisions of this Section 3.3.

(e)           The right of first refusal set forth in this Section 3.3 shall terminate (i) as to all Covered Securities upon the expiration of the Restrictions Period; and (ii) as to Offered Securities, on the date such Offered Securities are sold pursuant to an effective registration statement under the Securities Act (with the parties acknowledging that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in this Section 3.3), to the extent that such right has not previously terminated. In addition, the right of first refusal set forth in this Section 3.3 shall terminate as to 50% (100% if both Owners are the subject of an Acceleration Event) of the Covered Securities upon the occurrence of an Acceleration Event.

3.4           Compliance with Securities Trading Policy.                                                                           In addition to the other restrictions set forth in this Article 4, Covered Securities may only be sold, pledged, or otherwise transferred in compliance with the Company’s securities trading policies generally applicable to officers, directors or employees of the Company as long as any Member of the Selling Group is subject to such securities trading policy.

4. Effect of Certain Events Relating to the Termination of Owner’s Employment by Company Without Cause; Termination of Owner’s Employment by Owner with Good Reason; Termination of Owner’s Employment by Reason of Owner’s Death or Disability.

(a)           For the purposes of this Article 4, the following shall be considered “Repurchase Option Events”: (i) termination of an Owner’s employment by the Company without Cause, (ii) voluntary termination of an Owner’s employment by the Owner with Good Reason, and (iii) the death or Disability of an Owner.

(b)           Effective immediately upon the occurrence of a Repurchase Option Event, the Company shall have the option (but not the obligation) to purchase, all or part, of the Covered Securities from the Restricted Shareholder or Restricted Shareholder’s successors or personal representatives, as the case may (“Repurchase Option”).  The purchase price for the Covered Securities to be purchased under the Repurchase Option shall be the Fair Market Value determined as of the date of the occurrence of the applicable Repurchase Option Event.

(c)           For one hundred and twenty (120) days after the occurrence of a Repurchase Event, the Company shall have the right to exercise the Repurchase Option by giving to Restricted Shareholders written notice of such exercise, specify the number of Non-Restricted Securities and Restricted Securities to be repurchased by the Company and the aggregate purchase price thereof.  Such notice shall be accompanied by the Company’s payment in immediately available funds.

(d)           The Repurchase Option shall no longer be applicable to any Covered Securities for which the Company did not timely exercise under this Section 4.1.

(e)           The Company shall not repurchase any fractional shares.  Accordingly should the Repurchase Option extend to a fractional share, such fractional share shall be added to and become part of the Restricted Shareholder Covered Securities.

(f)           The Repurchase Option shall be applicable to any Covered Securities that are first issued subsequent to the first occurrence of a Repurchase Option Event as if the issuance of such subsequently issued Covered Securities constituted a new Repurchase Option Event.

(g)           The Repurchase Option set forth in this Article 4 shall terminate (i) as to all Covered Securities upon the expiration of the Restrictions Period; and (ii) with respect to Covered Securities that are the subject of a Repurchase Option, on the date such Covered Securities are be sold pursuant to an effective registration statement under the Securities Act (with the parties acknowledging that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in Section 3.3, to the extent such right hs not been previously terminated). In addition, the Repurchase Option shall terminate as to 50% (100% if both Owners are the subject of an Acceleration Event) of the Covered Securities upon the occurrence of an Acceleration Event.

5.           Voting Restrictions.

5.1           Irrevocable Proxy.  Each Restricted Shareholder hereby constitutes and appoints each of the President, Chief Financial Officer and Chief Legal Officer, with full power of substitution and to act independently of each other, as the proxies of the Restricted Shareholder to vote all shares of Restricted Securities and Non-Restricted Securities held by the Restricted Shareholder in a manner consistent with the recommendations of management.  The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and Restricted Shareholders in connection with the transactions contemplated by this Agreement and the Asset Purchase Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires or such proxy terminates pursuant to the terms of this Agreement.  Each Restricted Shareholder hereby revokes any and all previous proxies with respect to the Restricted Shares or Non-Restricted Shares and shall not hereafter, unless and until this Agreement terminates or expires, purport to grant any other proxy or power of attorney with respect to any of the Restricted Securities or Non-Restricted Securities, deposit any of the Restricted Securities or Non-Restricted Securities into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Restricted Securities or Non-Restricted Securities, in each case, with respect to any of the matters set forth herein. The rights conferred under this Article V shall in no way serve, in and of themselves, to restrict the rights of any holder to transfer Covered Securities.

5.2           Expiration of Irrevocable Proxy. The irrevocable proxy granted pursuant to this Article 5 shall terminate once the Members of the Selling Group and any Affiliates thereof, as a group, hold voting securities of the Company representing less than 4.9% of the Company’s outstanding Common Stock. The irrevocable proxy set forth in this Article 5 shall also terminate as to Covered Securities sold pursuant to an effective registration statement under the Securities Act (with the parties acknowledging that any request for registration under the Securities Act pursuant to this Agreement shall give rise to the right of first refusal set forth in Section 3.3), to the extent such right has not been previously terminated.

6.           Limitation on Number of Resales or Transfers of Non-Restricted Securities. Notwithstanding any other provision of this Agreement, the number of Non-Restricted Securities that may be resold or transferred to the public or through any public securities trading market at any time (whether or not pursuant to a registered offering under Article 2 of this Agreement) may not exceed (i) for any one sale or transfer order, twenty-five percent (25%) of the Average Daily Volume; and (ii) for all sales or transfer volume in any calendar week, twenty-five percent (25%) of the Weekly Volume. For purposes of this Article 6, (i) “Average Daily Volume” will be determined once at the beginning of each calendar quarter for application during such quarter based on an averaging of the daily volume of sales of Company Common Stock as reported by The NASDAQ Global Market (provided that if the Company’s Common Stock is not then listed on The NASDAQ Global Market, as reported by such trading market on which the Common Stock is traded) for each trading day over the 90-trading day period preceding such determination; and (ii) “Average Weekly Volume” is calculated by multiplying the Average Daily Volume by the number of trading days in the calendar week preceding the proposed sale or transfer of Non-Restricted Securities.

7.           Standstill Provisions.

7.1           Agreement to Standstill. Each Member of the Selling Group agrees that no Member of the Selling Group will, without the prior written consent of the Company (i) acquire, offer to acquire, propose (whether publicly or otherwise) to acquire, announce any intention to effect or cause or participate in or in any way assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities (or beneficial ownership thereof) or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) participate in (1) any tender or exchange offer, merger or other business combination involving the Company or any of its affiliates; (2) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its affiliates; or (3) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of its affiliates; (iii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; (iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company or any of its affiliates; (v) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause (i) above; or (vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The foregoing restrictions shall not apply to acquisitions of Company securities upon exercise of employee stock options awarded to the Owners.

7.2           Expiration of Standstill. The standstill agreed upon pursuant to this Article 7 shall terminate once the Members of the Selling Group and any Affiliates thereof, as a group, hold voting securities of the Company representing less than 4.9% of the Company’s outstanding Common Stock.

8.           Miscellaneous.

                      8.1           Successors and Assigns.  Except as otherwise set forth in this Agreement, the rights under this Agreement may be assigned (but only with all related obligations) by a Restricted Shareholder to a transferee of Covered Securities who (i) is an Owner or (ii) is an Owner’s Immediate Family Member or trust for the benefit of an individual Restricted Shareholder or one or more of such Restricted Shareholder’s Immediate Family Members; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Covered Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement.  The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

8.2           Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware.

8.3           Counterparts; Facsimile.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.4           Titles and Subtitles.  The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

8.5           Notices.  All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) Business Day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Legal Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Section 8.5.

8.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the other Parties; provided that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party.  Any amendment, termination, or waiver effected in accordance with this Section 8.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

                      8.7           Severability.  In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

                      8.8           Entire Agreement.  This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

                      8.9           Dispute Resolution.

(a)           The parties consent to and agree that any dispute or claim arising hereunder shall be submitted to binding arbitration in New Castle County, Delaware, and conducted in accordance with the Judicial Arbitration and Mediation Service (“JAMS”) rules of practice then in effect or such other procedures as the parties may agree in writing, and the parties expressly waive any right they may otherwise have to cause any such action or preceding to be brought or tried elsewhere. The parties hereunder further agree that (i) any request for arbitration shall be made in writing and must be made within a reasonable time after the claim, dispute or other matter in question has arisen; provided however, that in no event shall the demand for arbitration be made after the date that institution of legal or equitable proceedings based on such claim, dispute, or other matter would be barred by the applicable statue(s) of limitations; (ii) the appointed arbitrator must be a former or retired judge or attorney at law with at least ten (10) years experience in commercial matters; (iii) costs and fees of the arbitrator shall be borne by  both parties equally, unless the arbitrator or arbitrators determine otherwise; (iv) depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent as authorized in civil judicial proceedings; and (v) the award or decision of the arbitrator, which may include equitable relief, shall be final and judgment may be entered on such award in accordance with applicable law in any court having jurisdiction over the matter.

(b)           TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)           The parties acknowledge and agree that money damages may not be a sufficient remedy for a breach of certain provisions of the Agreement, and accordingly, a non-breaching party may be entitled to specific performance and injunctive relief as remedies for such violation. Accordingly, notwithstanding the other provisions of this Section 8.9, the parties agree that a non-breaching party may seek relief in the federal and state courts of the State of Delaware located in New Castle County for the purposes of seeking equitable relief hereunder, and that such remedies shall not be deemed to be exclusive remedies for a violation of the terms of the Agreement but shall be in addition to all other remedies available to the non-breaching party at law or in equity.

(d)           In any action, arbitration, or other proceeding by which one party either seeks to enforce its rights under the Agreement, or seeks a declaration of any rights or obligations under the Agreement, the prevailing party will be entitled to reasonable attorneys fees, and subject to Section 8.9(a), reasonable costs and expenses incurred to resolve such dispute and to enforce any final judgment.

(e)             No remedy conferred on either party by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy will be cumulative and will be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of one or more remedies by a party will not constitute a waiver of the right to pursue other available remedies.

                      8.10           Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting Party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  All remedies, whether under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.11           Specific Enforcement.  Each Member of the Selling Group acknowledges and agrees that the Company will be irreparably damaged in the event any of the provisions of Articles 3, 4, 5, 6, or 7 are not performed by the Members of the Selling Group in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that the Company shall be entitled, in addition to any damages at law, to an injunction to prevent breaches of any such breaches, and to specific enforcement of such Articles and their respective terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

[Remainder of Page Intentionally Left Blank; Signature Page and Schedules Follow]

IN WITNESS WHEREOF, the parties have executed this Securities Agreement as of the date first written above.

Autobytel Inc.
By: ___________________________
Jeffrey H. Coats
President and Chief Executive Officer

Autotropolis, Inc., a Florida corporation

By:
                      Name:
                      Title:

Cyber Ventures, Inc., a Florida corporation
By:
                      Name:
                      Title:

_____________________________________
William Ferriolo

_____________________________________
Ian Bentley

Ian Bentley Revocable Trust created U/A/D 3/1/10

By: __________________________________
Ian Bentley, Trustee

[Signature Page to Shareholder Agreement]

SCHEDULE A

If to the Company, to:

Autobytel Inc.
18872 MacArthur Blvd., Suite 200
Irvine, California 92612-1400
Attention:    Glenn E. Fuller
Executive Vice President, Chief Legal and
Administrative Officer and Secretary
Fax: (949) 862-1323

with a copy to (which shall not constitute notice):

Drinker Biddle & Reath LLP
105 College Road East
P.O. Box 627
Princeton, NJ 08542-0627
Attention:  James Biehl, Esq.
Fax:  (609) 799-7000

if to any Restricted Shareholder or Owner, to:

William Ferriolo                                                                Ian Bentley
14733 Waterchase Blvd.                                                                14613 Canopy Dr
Tampa, FL 33626                                                                Tampa, FL 33626
Fax: 813 434 2424                                                                Fax: 813 354 4895

with a copy to (which shall not constitute notice):

Trenam, Kemker, Scharf, Barkin, Frye, O’Neill & Mullis, P.A.
Post Office Box 1102
Tampa, FL 33601-1102
Attention:  Don B. Weinbren, Esquire
Fax:  (813) 227-0451

[Signature Page to Shareholder Agreement]

Exhibit L
 Form of Warrant

See Attached

Exhibit L

Autobytel Inc.

WARRANT TO PURCHASE COMMON STOCK

VOID AFTER 5:00 P.M., PACIFIC
TIME, ON THE EXPIRATION DATE

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED unless a REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND other APPLICABLE STATE SECURITIES LAWS with respect to such security is then in effect, OR such registration under the Securities Act and other applicable securities laws is not required due to available exemptions from such registration. Should there Be any reasonable uncertainty or good faith  disagreement between the Maker and the HOlder as to the availability of such exemptions, then the Holder shall be required to DELIVER TO MAKER AN OPINION OF COUNSEL (skilled in securities matters, selected by the Holder and reasonably satisfactory to the Maker) IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH an available exemption under the SECURITIES ACT and Other applicable securities laws.

This warrant is subject to the terms of an Asset Purchase Agreement dated As of september 16, 2010 (“asset Purchase Agreement”) and is subject to various rights of offset by maker under the asset purchase Agreement.

SHARES that may be issued upon exercise of this warrant are subject to the terms of a Shareholder Agreement dated As of september 16, 2010 (“shareholder Agreement”) AND are subject to various restrictions on transfer, Repurchase rights and VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, under the shareholder agreement.

Issuance Date: September 16, 2010

FOR VALUE RECEIVED, Autobytel Inc., a Delaware corporation  ("Company"),  hereby  agrees to sell upon the terms and on the conditions  hereinafter set forth, but no later than 5:00 p.m., Pacific Time, on the Expiration Date (as hereinafter  defined) to Autotropolis, Inc., a Florida corporation, and Cyber Ventures, Inc., Florida corporation, as joint holders of this Warrant, or registered assigns (collectively, the “Holder"), under  the  terms  as hereinafter set forth, Two Million (2,000,000) fully paid and non-assessable shares of the Company's Common Stock, par value $0.001 per share ("Warrant  Stock"), at a purchase  price of Ninety-Three Cents ($0.93) per share ("Warrant Price"), pursuant to this warrant  ("Warrant").  The number of shares of Warrant Stock to be so issued and the Warrant Price are subject to adjustment in certain events as hereinafter set forth.  The term "Common Stock" shall mean, when used herein,  unless the context  otherwise  requires, the common stock of the Company and other securities  and  property  at the  time  receivable  upon the  exercise of this Warrant.

1.	Exercise of Warrant.

(a)             The Holder, or any one of the persons comprising the Holder, may exercise this Warrant according to its terms by completing the subscription form attached hereto and surrendering this Warrant to the Company at the address set forth in Section 9, accompanied by cash, certified check or bank draft in payment of the purchase price, in lawful money of the United States of America, for the number of shares of the Warrant Stock specified in the subscription form, or as otherwise provided in this Warrant, prior to 5:00 p.m., Pacific Time, on eighth anniversary of the Issuance Date ("Expiration Date").

(b)             This Warrant shall become exercisable on the third anniversary date of the Issuance Date. This Warrant shall become exercisable in full on an accelerated basis upon the Company’s Board of Directors approving a liquidation, dissolution, or winding up of the Company. In addition, 50% of this Warrant (100% if both Shareholders (as defined in the Asset Purchase Agreement) are the subject of an Acceleration Event (as defined below)) shall become exercisable in full on an accelerated basis if, during the period commencing as of the Issuance Date and ending on the third (3rd) anniversary of the Issuance Date and in connection with a Change in Control (as defined below), a Shareholder’s employment by the Company is terminated (i) by the Company without Cause (as defined in the Shareholder Agreement); or (ii) voluntarily by such Shareholder with Good Reason (as defined in the Shareholder Agreement) (each an “Acceleration Event”). For purposes of this Warrant, a “Change in Control” means the first to occur of any of the following (in one transaction or a series of related transactions):  (i) consummation of a sale of, directly or indirectly, all or substantially all of the Company’s assets; (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding equity securities of the Company or (B) the combined voting power of the Company's then outstanding securities; or (iii) the Company is party to a consummated merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation.

(c)             This Warrant may be exercised in whole or in part so long as any exercise in part hereof (i) is for not less than Two Hundred Thousand (200,000) shares of Warrant Stock (which limitation will be appropriately and equitably adjusted consistent with any adjustments under Section 4 hereof); and (ii) would not involve the issuance of fractional shares of Warrant  Stock.  If exercised in part, the Company shall deliver to the Holder a new Warrant, identical in form, in the name of the Holder, evidencing the right to purchase  the number of shares of Warrant  Stock as to which this Warrant has not been  exercised,  which new Warrant shall be signed by the  Chairman, Chief Executive  Officer or President, or the Secretary or Assistant  Secretary of the Company (or an officer occupying a position reasonably equivalent to any of the foregoing).  The term Warrant as used herein shall include any subsequent Warrant issued as provided herein.

(d)             No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.  The Company shall pay cash in lieu of fractional shares with respect to the Warrants based upon the fair market value of such fractional shares of Common Stock (which shall be the closing price of such shares on the exchange or market on which the Common Stock is then traded) at the time of exercise of this Warrant.

(e)             In the event of any exercise of the rights represented by this Warrant, the Warrant Stock so purchased shall be registered in the name of the Holder within a reasonable time after such rights shall have been so exercised.  The person or entity in whose name the Warrant Stock is registered upon exercise of the rights represented by this Warrant shall for all purposes be deemed to have become the holder of record of such Warrant Stock immediately prior to the close of business on the date on which the Warrant was surrendered and payment of the Warrant Price and any applicable taxes was made, irrespective of the date of registration of the Warrant Stock, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Warrant Stock at the opening of business on the next succeeding date on which the stock transfer books are open.  Except as provided in Section 4 hereof, the Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant.

2.	Restrictions on Disposition of Warrant and Warrant Stock.

(a)            The Holder hereby acknowledges that (i) this Warrant and any Warrant Stock that may be acquired upon exercise of this Warrant pursuant hereto are, as of the date hereof, not registered: (A) under the Securities Act on the ground that the issuance of this Warrant is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering or (B) under any applicable state securities law because the issuance of this Warrant does not involve any public offering and (ii) that the Company's reliance on the Section 4(2) exemption of the Securities Act and under applicable state securities laws is predicated in part on the representations hereby made to the Company by the Holder.  The Holder represents and warrants that the Holder is acquiring this Warrant and will acquire the Warrant Stock for investment for the Holder’s own account, with no present intention of reselling or otherwise distributing the same.

(b)            If, at the time of issuance of Warrant Stock upon exercise of this Warrant, no registration statement is in effect with respect to such shares under applicable provisions of the Securities Act and other applicable securities laws, Holder hereby agrees that Holder will not sell, transfer, offer, pledge or hypothecate all or any part of the Warrant Stock unless and until Holder shall first have given notice to the Company describing such sale, transfer, offer, pledge or hypothecation and there shall be available exemptions from such registration requirements exist. Should there be any reasonable uncertainty or good faith disagreement between the Company and the Holder as to the availability of such exemptions, then the Holder shall be required to deliver to the Company (i) an opinion of counsel (skilled in securities matters, selected by the Holder and reasonably satisfactory to the Company) in form and substance satisfactory to the Company to the effect that such offer, sale, transfer, pledge or hypothecation is in compliance with an available exemption under the Securities Act and other applicable securities laws, or (ii) an interpretative letter from the Securities and Exchange Commission to the effect that no enforcement action will be recommended if the proposed offer, sale, transfer, pledge or hypothecation is made without registration under the Securities Act. The Company may at its election require that the Holder provide the Company with written reconfirmation of the Holder's investment intent as set forth in Section 2(a) with respect to the Warrant Stock. The Warrant Stock issued upon exercise of this Warrant shall bear a legend reading substantially as follows:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITY IS THEN IN EFFECT, OR SUCH REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IS NOT REQUIRED DUE TO AVAILABLE EXEMPTIONS FROM SUCH REGISTRATION. SHOULD THERE BE ANY REASONABLE UNCERTAINTY OR GOOD FAITH DISAGREEMENT BETWEEN THE MAKER AND THE HOLDER AS TO THE AVAILABILITY OF SUCH EXEMPTIONS, THEN THE HOLDER SHALL BE REQUIRED TO DELIVER TO MAKER AN OPINION OF COUNSEL (SKILLED IN SECURITIES MATTERS, SELECTED BY THE HOLDER AND REASONABLY SATISFACTORY TO THE MAKER) IN FORM AND SUBSTANCE SATISFACTORY TO MAKER THAT SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS.”

(c)           In addition to the foregoing restrictions, any Warrant Stock issued upon exercise of this Warrant will be subject to additional restrictions on transfer, repurchase rights, and voting arrangements, including an irrevocable proxy, set forth in the Shareholder Agreement. The Warrant Stock issued upon exercise of the Warrant shall bear a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF SEPTEMBER 16, 2010, AS MAY BE AMENDED FROM TIME TO TIME, (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THE SHAREHOLDER AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, REPURCHASE RIGHTS, AND VOTING ARRANGEMENTS, INCLUDING AN IRREVOCABLE PROXY, SET FORTH THEREIN.”

(d)            This Warrant may not be assigned, pledged, sold or otherwise transferred without the prior written consent of the Company. Any purported assignment prohibited by this Warrant shall be void. Notwithstanding the foregoing, this Warrant may be assigned by either party comprising Holder to the other party comprising the Holder and/or to the shareholders of each party comprising Holder (as such shareholders exist as of the Issuance Date) upon written notice to the Company, and upon receipt of such notice and delivery of the original Warrant to the Company for cancellation, the Company shall deliver to the permitted assignee designated in such notice a new Warrant, identical in form, in the name of the permitted assignee designated in such notice, evidencing the right to purchase the number of shares of Warrant Stock as to which this Warrant has not been exercised, which new Warrant shall be signed by the Chairman, Chief Executive Officer or President, or the Secretary or Assistant Secretary of the Company (or an officer occupying a position reasonably equivalent to any of the foregoing).  The term Warrant as used herein shall include any subsequent Warrant issued as provided herein, and upon issuance, the permitted assignee designated in such notice shall become the “Holder” under the Warrant.

(e)           So long as the Warrant Stock remains subject to the foregoing restrictions, the Company may maintain appropriate "stop transfer" orders with respect to such shares represented thereby on its books and records and with those to whom it may delegate registrar and transfer functions.

3. Reservation of Shares; Certain Representations and Warranties; Certain Covenants.  The Company hereby agrees, represents and warrants that at all times there shall be reserved for issuance upon the exercise of this Warrant such number of shares of its Common Stock (or other securities subject to this Warrant from time to time) as shall be required for issuance upon exercise of this Warrant.  The Company further agrees that all shares of Warrant Stock represented by this Warrant will be duly authorized and will, upon issuance and against payment of the exercise price, be validly issued, fully paid and non-assessable.  The Company represents and warrants that its execution and delivery of this Warrant has been authorized by all necessary and appropriate corporate action under its organizational documents and any applicable agreements and in conformity with applicable law and that this Warrant has been executed by an authorized representative of the Company.  The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

4. Capital Adjustments.  This Warrant is subject to the following further provisions:

(a)           Recapitalization, Reclassification and Succession.  If any recapitalization of the Company, reclassification of the Common Stock, reorganization, split-off, spin-off, extraordinary dividend or distribution by the Company, merger or consolidation of the Company into or with a corporation or other business entity, sale or transfer of all or substantially all of the Company's assets or of any successor corporation's assets to any other corporation or business entity (any such corporation or other business entity being included within the meaning of the term "successor corporation"), any event constituting a Change in Control, or any event similar to any of the foregoing, shall be effected, directly or indirectly, in one or a series of related transactions (any of the forging being an “Adjustment Event”), at any time while this Warrant remains outstanding and unexpired, then, as a condition of such Adjustment Event, and, in any event, the Company agrees that lawful, equitable and adequate provision shall be made whereby the Holder of this Warrant thereafter shall have the right to receive upon the exercise hereof, and in lieu of the shares of Common Stock immediately theretofore issuable upon the exercise of this Warrant, such shares of capital stock, securities or other property as may be issued or payable with respect to or in exchange, in connection with the Adjustment Event, for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon the exercise of this Warrant, and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

(b)           Subdivision or Combination of Shares.  If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the number of shares of Warrant Stock purchasable upon exercise of this Warrant and the Warrant Price shall be proportionately and equitably adjusted so as to prevent the enlargement or dilution of economic rights under the Warrant.

(c)           Stock Dividends and Distributions.  If the Company at any time while this Warrant is outstanding and unexpired shall issue or pay the holders of its Common Stock, or take a record of the holders of its Common Stock for the purpose of entitling them to receive, a dividend payable in, or other distribution of, Common Stock (and/or other equity of the Company), then (i) the Warrant Price shall be adjusted in accordance with Section 4(d); and (ii) the number of shares of Warrant Stock purchasable upon exercise of this Warrant shall be adjusted to the number of shares of Common Stock (and/or other equity of the Company) that Holder would have owned immediately following such action had this Warrant been exercised immediately prior thereto.

(d)           Warrant Price Adjustment.  Whenever the number of shares of Warrant Stock purchasable upon exercise of this Warrant is adjusted, as herein provided, the Warrant Price payable upon the exercise of this Warrant shall be proportionately and equitably adjusted.

(e)           Certain Shares Excluded.  The number of shares of Common Stock outstanding at any given time for purposes of the adjustments set forth in this Section 4 shall exclude any shares then directly or indirectly held in the treasury of the Company.

(f)           Deferral and Cumulation of De Minimis Adjustments.  The Company shall not be required to make any adjustment pursuant to this Section 4 if the amount of such adjustment would be less than one percent (1%) of the Warrant Price in effect immediately before the event that would otherwise have given rise to such adjustment. In such case, however, any adjustment that would otherwise have been required to be made shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to not less than one percent (1%) of the Warrant Price in effect immediately before the event giving rise to such next subsequent adjustment.

5. Notice To Holders.

(a)           Notice of Record Date.  In case:

(i) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of this Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend payable out of earned surplus of the Company) or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities;

(ii) any Adjustment Event; or

(iii) approval by the Company’s Board of Directors of any dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company will mail or cause to be mailed to the Holder hereof a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such Adjustment Event is to take place, and the time, if any and if applicable, is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such Adjustment Event.  Such notice shall be mailed at least 15 days prior to the record date therein specified; provided, however, failure to provide any such notice shall not affect the validity of such transaction; provided, further, that the Company or its successor shall in no way be relieved of any liability for damages caused to the Holder caused by such failure to give the required notice.  In the event that this Warrant is to become exercisable on an accelerated basis in connection with any event described in this Section 5(a), the Company shall afford the Holder fair opportunity to exercise the Warrant effective immediately prior to such event.

(b)           Notice of Adjustment.  Whenever any adjustment shall be made pursuant to Section 4 hereof, the Company shall promptly notify the Holder of this Warrant of the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Warrant Price and number of shares of Warrant Stock purchasable upon exercise of this Warrant after giving effect to such adjustment.

6. Loss, Theft, Destruction or Mutilation.  Upon receipt by the Company of evidence satisfactory to it of the ownership and the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, of indemnity satisfactory to the Company and, in the case of mutilation, upon surrender and cancellation thereof, the Company will execute and deliver a new Warrant of like tenor dated the date hereof.

7. Warrant Holder not a Stockholder.  Without limiting rights of the Holder in respect of any shares of stock of the Company or other securities owned by the Holder, the Holder of this Warrant shall not be entitled by reason of holding this Warrant to any rights whatsoever as a stockholder of the Company.

8. Setoff. This Warrant, and the Common Stock issuable upon exercise of the Warrant, are subject to reduction and setoff as provided in, and in accordance with, the Asset Purchase Agreement to secure claims thereunder.

9. Notices.  Any notice required or contemplated by this Warrant shall be deemed to have been duly given if transmitted  by registered or certified  mail, return receipt requested,  or nationally  recognized overnight delivery service, to the Company at its principal  executive offices located at 18872 MacArthur Blvd., Suite 200, Irvine, California 92612-1400 Attention: Chief Legal Officer, or to the Holder at(William Ferriolo:) 14733 Waterchase Blvd., Tampa, Florida 33626 and (Ian Bentley:) 14613 Canopy Drive, Tampa, Florida 33626, as may be updated in writing from time to time in the event of change of address or assignment of this Warrant.

10. Choice of Law.  THIS WARRANT IS ISSUED UNDER AND SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN  ACCORDANCE  WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

11. Jurisdiction and Venue.  The Company and Holder hereby agree that any dispute which may arise  between them arising out of or in connection  with this Warrant shall be adjudicated before a court located in New Castle County, Delaware and they hereby submit to the exclusive jurisdiction of the federal and state courts of the State of Delaware  located in New Castle County with respect to any action or legal  proceeding  commenced by any party,  and irrevocably  waive any objection they now or  hereafter  may have  respecting  the  venue of any such  action  or proceeding  brought in such a court or respecting the fact that such court is an inconvenient  forum,  relating to or arising out of this Warrant or any acts or omissions relating to the sale of the securities  hereunder,  and consent to the service of process in the manner set forth in Section 8 of this Warrant.

12. Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this Warrant or any action to enforce the provisions of this Warrant, the party prevailing in such dispute or enforcement (regardless of whether judicial process is used) shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

13. Severability.  In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonably substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

IN WITNESS WHEREOF, the undersigned has duly executed this Warrant as of the Issuance Date.

Autobytel Inc., a Delaware corporation

By:___________________________
Name:
Title:

FORM OF EXERCISE

[May only be executed by the registered holder hereof]

The undersigned hereby exercises the right to purchase _________ shares of common stock, par value $0.001 per share ("Common Stock"), of Autobytel Inc. evidenced by the within Warrant Certificate for an Exercise Price of $_____ per share and herewith makes payment of the purchase price in full of $__________.

Dated:____________________ , 20__ .

Exhibit M
Working Capital Schedule

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit N
 Form of IP Assignment

See Attached

Exhibit N

INTELLECTUAL PROPERTY ASSIGNMENT

This Intellectual Property Assignment (“Assignment”) is entered into as of September 16, 2010 (“Effective Date”) by and among Autotropolis, Inc., a Florida corporation (“Autotropolis”), Cyber Ventures, Inc., a Florida corporation (“Cyber Ventures”), William Ferriolo (“Ferriolo”), Ian Bently (“Bentley”), and Autobytel Acquisition Subsidiary, Inc., a Delaware corporation (“Assignee”).  Autotropolis, Cyber Ventures, Ferriolo, and Bentley are collectively referred to herein as the “Assignors.”  The Assignors and Assignee are hereinafter referred to collectively as the “Parties” and sometimes each individually as a “Party.”

WHEREAS, Assignors, Assignee and Autobytel Inc. have executed an Asset Purchase Agreement (“Agreement”), dated September 16, 2010 pursuant to which Assignors have agreed to assign certain intellectual property to Assignee; and

WHEREAS, Assignee wishes to acquire, and Assignors wish to assign, all of Assignors’ right, title and interest in and to the intellectual property listed below and set forth in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and for other good and valuable consideration, receipt of which is acknowledged, Assignors irrevocably hereby assign, transfer, convey and deliver unto Assignee any and all right, title and interest held by or licensed to Assignors in and to the following:

(i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, including all patents and patent applications in Appendix A;
(ii) all trademarks, service marks, trade dress, logos, trade names, and other indications of origin, and all corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith in any jurisdiction, including all registrations and applications in Appendix A;
(iii) all copyrights and works of authorship (whether copyrightable or not), and all applications, registrations, and renewals in connection therewith in any jurisdiction, including all registrations and applications in Appendix A;
(iv) all mask works and all applications, registrations, and renewals in connection therewith in any jurisdiction;
(v) all Trade Secret Information (as that term is defined in the Agreement);
(vi) all Software (as that term is defined in the Agreement);
(vii) all websites, website content, and domain names (including registrations thereof), including all domain names in Appendix A;
(viii) all other intellectual property and/or proprietary rights;
(ix) all tangible embodiments of any of the foregoing (in whatever form or medium), including all copies thereof; and
(x) all claims and causes of action for infringement, misappropriation or dilution of any of the foregoing, (all of the foregoing collectively, “Intellectual Property”);

All rights in, to and under the Intellectual Property to be held and enjoyed by Assignee to the same extent as would have been held and enjoyed by such Assignors had this sale, assignment and transfer not been made; any and all rights to royalties, profits, compensations, license fees or other payments or remuneration of any kind relating to the Intellectual Property from the Effective Date; and all claims or causes of action such Assignors have or may have in connection with the Intellectual Property, including, but not limited to, the right to sue and recover damages for any and all past infringements of any of the Intellectual Property.

The Assignors covenant and agree that the Assignors shall, at the request of Assignee or its counsel, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, powers of attorney and assurances as may be required to carry out the intent of this Assignment, and to transfer and vest title to and in the Intellectual Property and to procure, maintain, enforce and protect the right, title and interest in and enjoyment of all of the Intellectual Property assigned, transferred and conveyed to Assignee pursuant to this Assignment; provided, however, this Assignment shall be effective regardless of whether any such additional documents are executed.

This Assignment shall be binding upon and shall inure to the benefit of the Assignors and Assignee and their respective successors, legal representatives and assigns, and all others acting by, through, with or under the Assignors’ direction and all those in privity therewith.

A facsimile or photocopied signature (which may be delivered by facsimile or other electronic means) shall be deemed to be the functional equivalent of an original for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Assignment to be duly executed as of the Effective Date.

Autotropolis, Inc., a Florida corporation

By:
       Name:
       Title:

Cyber Ventures, Inc., a Florida corporation

By:
       Name:
       Title:

_____________________________________
William Ferriolo

_____________________________________
Ian Bentley

Autobytel Acquisition Subsidiary, Inc.

By:
       Name:
       Title:

APPENDIX A

Patents and Patent Applications

Trademark Registrations and Applications

Copyright Registrations and  Applications

Domain Names